    EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
MGP INGREDIENTS, INC.,
LONDON HOLDCO, INC.,
Luxco Group Holdings, Inc.,
LRD HOLDINGS LLC,
LDL Holdings DE, LLC,
KY Limestone Holdings LLC,
THE SHAREHOLDERS OF LONDON HOLDCO, INC.
and
DONN S. LUX, AS SELLERS’ REPRESENTATIVE
Dated effective as of January 22, 2021

3.26.	Brokers	32
3.27.	Investment Representation	32
3.28.	International Trade and Anti-Corruption Compliance	32
3.29.	PPP Loan	33
3.30.	Organization of HoldCo	33
3.31.	Exclusive Representations and Warranties	33

Article IV REPRESENTATIONS AND WARRANTIES OF BUYER		34
4.1.	Existence and Good Standing	34
4.2.	Authority, Validity and Enforceability	34
4.3.	No Conflict	34
4.4.	Consents	35
4.5.	Capitalization; No Joint Ventures	35
4.6.	Compliance with Laws; Permits	35
4.7.	Securities Matters	36
4.8.	Issuance of Buyer Common Stock	36
4.9.	SEC Filings	36
4.10.	Undisclosed Liabilities	37
4.11.	Litigation	37
4.12.	Brokers	37
4.13.	Securities Law Compliance; Listing and Maintenance Requirements	37
4.14.	Debt Financing	37
4.15.	Solvency	37
4.16.	Reorganization Status	37
4.17.	RWI Policy	37
4.18.	Exclusive Representations and Warranties	37

Article V ADDITIONAL AGREEMENTS		38
5.1.	Conduct of Business Prior to the Closing	38
5.2.	Access to Information	39
5.3.	No Solicitation of Other Bids	39
5.4.	Seller Approval, Seller Joinder Agreements and Buyer Shareholder Approval	40
5.5.	Further Assurances	40
5.6.	Press Release and Announcements	41
5.7.	Expenses	41
5.8.	Waiver and Release	41
5.9.	Sellers’ Representative	42
5.10.	Employee Matters	43
5.11.	Company Information.	44
5.12.	Data Room Copy.	44
5.13.	Governmental Approvals and Consents	44
5.14.	Directors’ and Officers’ Insurance Policy and Indemnification	46
5.15.	RWI Policy	47
5.16.	Limitations on Name Changes, etc	47
5.17.	Contribution	47
5.18.	Contact with Business Relations	47

5.19.	Continuing Confidentiality	47
5.20.	PPP Loan Audit	48
5.21.	Affiliate Contracts	48
5.22.	Landlord Estoppels	48
5.23.	Whiskey Inventory	48

Article VI TAX MATTERS		49
6.1.	Tax Matters	49

Article VII CONDITIONS TO CLOSING		52
7.1.	Conditions to Obligations of All Parties	52
7.2.	Conditions to Obligations of Buyer	53
7.3.	Conditions to Obligations of HoldCo and the Companies	53
7.4.	Frustration of Closing Conditions	54

Article VIII REMEDIES		54
8.1.	General Indemnification Obligations	54
8.2.	Scope of Indemnification	55
8.3.	Notice and Third-party Claims	57
8.4.	Survival	58
8.5.	Tax Treatment	59
8.6.	Indemnification Exclusive Remedy	59

Article IX TERMINATION		59
9.1.	Termination	59
9.2.	Effect of Termination	60

Article X DEFINITION		60
10.1.	Definitions	60

Article XI MISCELLANEOUS		79
11.1.	Assignment	79
11.2.	Headings	79
11.3.	Integration, Modification and Waiver	79
11.4.	Construction	79
11.5.	Severability	80
11.6.	Notices	80
11.7.	Governing Law	81
11.8.	Jurisdiction and Venue	81
11.9.	Waiver of Jury Trial	81
11.10.	No Third Party Beneficiaries	81
11.11.	Specific Performance and Other Equitable Relief	81
11.12.	Disclosure Schedules	82
11.13.	Counterparts	82
11.14.	Currency and Exchange Rates	82
11.15.	Retention of Advisors	82
11.16.	Protected Communication	82
11.17.	No Waiver of Privilege, Protection from Disclosure or Use	83
11.18.	Non-Recourse	83

LIST OF EXHIBITS

Exhibit A	RWI Policy
Exhibit B	Calculation of Closing Working Capital
Exhibit C	Form of Escrow Agreement
Exhibit D-1	Form of FIRPTA Certificate (Non-Grantor Trust)
Exhibit D-2	Form of FIRPTA Certificate (Grantor Trust)
Exhibit E	Form of Non-Competition Agreement
Exhibit F	Form of Shareholders Agreement
Exhibit G	Form of New Lease for Bottling Facility
Exhibit H	Form of PPP Loan Escrow Agreement
Exhibit I-1	Form of Certificate of Merger (Kansas)
Exhibit I-2	Form of Certificate of Merger (Delaware)
Exhibit J	Form of Seller Joinder Agreement
Exhibit K	Registration Rights Term Sheet
Exhibit L	Form of Documentation Related to Transfer of Excluded Assets and Excluded Entities

LIST OF SCHEDULES

Schedule 1	Sellers; HoldCo Capitalization
Schedule E-1	Employment Agreements
Schedule E-2	Non-Competition Agreements
Schedule 1.5(b)	Jurisdictions of Company Group Members
Schedule 1.5(d)	Pay-off Letters
Schedule 1.5(n)	Notices, Surrenders and Terminations of Permits
Schedule 3.1(a)	Foreign Qualifications
Schedule 3.1(d)	Governing Bodies and Officers of Company Group Members
Schedule 3.1(e)	Seller Principal Residence
Schedule 3.3(d)	Conflicts
Schedule 3.5	Company Group Members and Joint Ventures
Schedule 3.6(a)	Capitalization
Schedule 3.6(b)	Company Group Member Capitalization Exceptions
Schedule 3.7(a)	Financial Statements
Schedule 3.7(b)	Exceptions to GAAP
Schedule 3.8	Undisclosed Liabilities
Schedule 3.9	Absence of Certain Changes
Schedule 3.10(a)	Intellectual Property
Schedule 3.10(b)	Excluded IP
Schedule 3.10(c)	IP Disputes
Schedule 3.10(d)	Certain Intellectual Property Notices
Schedule 3.10(e)	IP Licenses to Third Parties

Schedule 3.10(f)	IP Licenses from Third Parties
Schedule 3.10(g)	IP Actions
Schedule 3.10(j)	Open Source Software
Schedule 3.11(a)	Owned Real Property
Schedule 3.11(b)	Real Property Leases
Schedule 3.14	Actions
Schedule 3.15(a)	Compliance with Laws
Schedule 3.15(c)	Permits
Schedule 3.16(b)	Finished Goods and Bulk Whiskey Inventories
Schedule 3.16(d)	Products
Schedule 3.17(a)	Business Employees
Schedule 3.17(b)	Independent Contractors
Schedule 3.17(c)	Unions
Schedule 3.17(d)	Employment and Alcohol Law Compliance
Schedule 3.17(e)	Immigration Law Compliance
Schedule 3.18(a)	Employee Plans
Schedule 3.18(c)	ERISA Violations
Schedule 3.18(f)	Defined Benefit Plans
Schedule 3.18(g)	Change of Control Payments
Schedule 3.18(i)	COBRA
Schedule 3.18(s)	Leased Employees
Schedule 3.19(a)	Environmental Notices and Environmental Claims
Schedule 3.19(b)	Environmental Permits
Schedule 3.19(e)	Storage Tanks
Schedule 3.20(a)	Specified Contracts
Schedule 3.20(a)(i)	Indebtedness Contracts
Schedule 3.21	Insurance Policies
Schedule 3.23	Taxes
Schedule 3.24(a)	Distributors
Schedule 3.24(b)	Significant Suppliers
Schedule 3.25	Related Party Transactions
Schedule 3.26	Brokers
Schedule 4.4	Buyer Consents
Schedule 4.5(c)	Buyer Investments
Schedule 5.1	Conduct of Business Prior to Closing
Schedule 5.21	Affiliate Contracts
Schedule 5.23	Committed Barrels
Schedule 8.1(a)(vi)	Indemnification Matters
Schedule 8.2(j)	Joint and Several Basis
Schedule 10.1	Permitted Liens
Schedule 10.2	Excluded Assets

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), effective this 22nd day of January, 2021, is by and among (i) MGP Ingredients, Inc., a Kansas corporation (“Buyer”); (ii) Luxco Group Holdings, Inc., a Delaware corporation (“LGH”); (iii) LRD Holdings LLC, a Delaware limited liability company (“LRDH”); (iv) LDL Holdings DE, LLC, a Delaware limited liability company (“LDLH”); (v) KY Limestone Holdings LLC, a Delaware limited liability company (“KYLH” and, together with LGH, LRDH and LDLH, each, a “Company” and, collectively, the “Companies”); (vi) Donn S. Lux, as Sellers’ Representative (“Sellers’ Representative”), (vii) London HoldCo, Inc., a Delaware corporation (“HoldCo”); and (viii) upon signing a Joinder Agreement in the form attached hereto as Exhibit J (the “Seller Joinder Agreement”), the shareholders of HoldCo set forth on the attached Schedule 1 (each a “Seller,” and collectively, the “Sellers”). Buyer, HoldCo, the Companies and Sellers’ Representative, and, contingent upon signing the Seller Joinder Agreement, the Sellers, are sometimes individually referred to as a “Party,” and collectively, as the “Parties.”
RECITALS
A.    The Parties desire to effect a business combination through the following transactions, on the terms and subject to the conditions set forth in this Agreement:
1.    on the Closing Date, the Sellers will contribute to HoldCo all of the equity interests of (i) LGH, in exchange for the number of shares of HoldCo Class A Stock set forth on Schedule 1; (ii) LRDH, in exchange for the number of shares of HoldCo Class B Stock set forth on Schedule 1; (iii) LDLH, in exchange for the number of shares of HoldCo Class C Stock set forth on Schedule 1; and KYLH, in exchange for the number of shares of HoldCo Class D Stock set forth on Schedule 1 (collectively, the “Contribution”);
2.    immediately following the Contribution, HoldCo will merge with and into Buyer (the “Merger”), with Buyer continuing as the surviving corporation in the Merger (the “Surviving Corporation”), upon the terms and subject to the conditions of this Agreement and in accordance with the Kansas General Corporation Code (the “KGCC”) and the Delaware General Corporation Law (the “DGCL”); and
3.    immediately following the Merger, Buyer will cause LGH to merge with and into London Merger Sub 1, LLC, a Delaware limited liability company, which is wholly-owned by Buyer, with London Merger Sub 1, LLC surviving such merger (the “LGH Merger”) and LRDH to merge with and into London Merger Sub 2, LLC, a Delaware limited liability company, which is wholly-owned by Buyer, with London Merger Sub 2, LLC surviving such merger, in accordance with the Delaware General Corporation Law (the “LRDH Merger”, and, together with the LGH Merger, the “Subsidiary Mergers”).
B.    The consummation of the Contribution, the Merger and the Subsidiary Mergers are part of an overall integrated plan, and the Parties intend, for U.S. federal income Tax purposes:
1.    that the transitory existence of HoldCo will be disregarded for all U.S. federal income Tax purposes;
2.    that the acquisition by Buyer of all of the issued and outstanding equity interests of each of LDLH and KYLH pursuant to this Agreement will be treated as a transaction that is governed by IRS Revenue Ruling 99-6, 1991 C.B. 432, situation 2;
3.    that the Contribution, the Merger and the LGH Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

4.    that the Contribution, the Merger and the LRDH Merger taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; and
5.    with respect to each of clauses 3 and 4 above, that this Agreement constitute a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).
C.    The Board of Directors or Board of Managers, as applicable, of each Party has unanimously approved the Transactions in accordance with the terms and conditions of this Agreement, and determined that the Transactions are advisable and in the best interests of their respective shareholders or members, and has approved and declared advisable this Agreement and the Transactions.
D.    In connection with the transactions contemplated by this Agreement, the Sellers will appoint Donn S. Lux as Sellers’ Representative, as described herein.
E.    Simultaneously with the execution of this Agreement, Buyer has entered into (i) employment agreements or offer letters with the Companies’ employees listed on Schedule E-1, and (ii) the Non-Competition Agreements with each of the Persons listed on Schedule E-2, in the form of Exhibit E (the “Non-Competition Agreements”), and the effectiveness of such agreements is conditioned upon the Closing of the Merger.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Article I
THE MERGER; CLOSING; DELIVERIES AND OTHER ACTIONS

1.1.    The Merger.
Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the KGCC and the DGCL, HoldCo shall be merged with and into Buyer at the Effective Time. As a result of the Merger, the separate corporate existence of HoldCo shall cease, and Buyer shall continue as the Surviving Corporation in the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of HoldCo shall vest in the Surviving Corporation, and all debts, Liabilities and duties of HoldCo shall become the debts, Liabilities and duties of the Surviving Corporation.
1.2.    Time and Place of the Closing.
Subject to the terms and conditions of this Agreement, the Merger shall take place at a closing (the “Closing”) to be held at 9:00 a.m., Central time, no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Stinson LLP located at 1201 Walnut Street, Suite 2900, Kansas City, Missouri, 64106 or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Sellers’ Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
1.3.    Effective Time.
Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Parties shall file (i) a certificate of merger (the “Kansas Certificate of Merger”) in substantially the form attached hereto as Exhibit I-1, which shall be executed in accordance with the relevant provisions of the KGCC, and shall make all other filings and recordings required under the KGCC and (ii) a certificate of merger (the “Delaware

Certificate of Merger” and together with the Kansas Certificate of Merger, the “Certificates of Merger”) in substantially the form attached hereto as Exhibit I-2, which shall be executed in accordance with the relevant provisions of the DGCL, and shall make all other filings and recordings required under the DGCL. The Merger shall become effective at such date and time as Buyer and Sellers’ Representative shall agree and specify in the Certificates of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”
1.4.    Articles of Incorporation, Bylaws and Officers and Directors of the Surviving Corporation.
(a)    The articles of incorporation of Buyer as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by applicable Law and such articles of incorporation.
(b)    The bylaws of Buyer as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided by applicable Law, the articles of incorporation of the Surviving Corporation and such bylaws.
(c)    The directors and officers of Buyer immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.
1.5.    Deliveries by HoldCo.
At the Closing, HoldCo shall deliver, or cause to be delivered, to Buyer the following items:
(a)    certificates evidencing the equity interests of each Company Group Member, to the extent such equity interests are certificated, and, with respect to Company Group Members organized outside of the United States, to the extent such equity interests are certificated and capable under applicable Law of being delivered at Closing;
(b)    a good standing certificate (or equivalent document) of each Company Group Member organized within the United States dated within 10 days of the Closing Date issued by the Secretary of State of the state of its incorporation or formation, and such document of each Company Group Member organized outside the United States as set forth on Schedule 1.5(b);
(c)    FIRPTA Certificates executed by each Seller;
(d)    payoff letters (including related lien releases) or invoices, as applicable, in form and substance reasonably satisfactory to Buyer, (i) from each creditor listed on Schedule 1.5(d), and (ii) from each Person to whom any Company Group Member or any Seller owes or will owe any portion of the Estimated Change of Control Payments (other than any portion related to Taxes) or Estimated Unpaid Transaction Expenses Amount as set forth on the Funds Flow Statement (the “Payoff Letters”);
(e)    resignations of all officers and directors of each Company Group Member, in form and substance reasonably satisfactory to Buyer, together with an incumbency certificate as to the officers and directors of each Company Group Member immediately prior to Closing certified by such Company Group Member’s chief executive officer;
(f)    documentation and evidence (A), in the form attached hereto as Exhibit L, regarding the (i) transfer of all of the equity securities of the Excluded Entities to one or more of the Sellers, (ii) termination of all agreements between the Company Group Members and the Excluded Entities and (iii) transfer of all Excluded Assets to a Person other than the Company Group Members; and (B) reasonably satisfactory to Buyer that all

Contracts between any Company Group Member and any third party related to the Excluded Entities or their assets have been terminated with no further obligations or liabilities on the part of any Company Group Member;
(g)    the Escrow Agreement duly executed by Sellers’ Representative and the Escrow Agent;
(h)    a certificate, dated as of the Closing Date, executed by Sellers’ Representative, in form and substance reasonably satisfactory to Buyer and certifying the unanimous written consent of Sellers authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the Transactions;
(i)    the Shareholders Agreement duly executed by each Seller;
(j)    Sellers’ Representative, London and the PPP Loan Bank shall have executed and delivered the PPP Loan Escrow Agreement, unless the PPP Loan Escrow Amount is zero;
(k)    a duly executed copy of the New Lease by the parties thereto;
(l)    evidence that the employment agreements with Donn S. Lux and David Bratcher have been terminated with no further obligations on the part of any Company Group Member;
(m)    as contemplated by Section 5.14(c), a copy of the insurance tail coverage for the Run-Off Period and an invoice stating the required premium therefor, together with evidence that such tail coverage is in full force and effect on the Closing Date and that all such premiums or other obligations of the Company Group Members for such tail coverage have been paid, satisfied or discharged in full as of the Closing;
(n)    documentation and evidence, in form and substance satisfactory to Buyer, regarding the filing of any notices, surrenders or terminations of any Permits of the Company Group Members required under applicable Alcohol Laws, for each of the Permits set forth on Schedule 1.5(n);
(o)    the Certificates of Merger duly executed by HoldCo; and
(p)    the Registration Rights Agreement duly executed by each Seller.
1.6.    Deliveries by Buyer.
At the Closing, Buyer will deliver to Sellers’ Representative or other applicable Persons the following items:
(a)    by wire transfer of immediately available funds to the bank accounts specified in the Funds Flow Statement:
(i)    on behalf of the Company Group Members or the Sellers, to the Persons to whom any Company Group Member or any Seller owes any portion of the Estimated Unpaid Transaction Expenses Amount or Estimated Change of Control Payments which are to be paid at Closing, an amount equal to that portion of the Estimated Unpaid Transaction Expenses Amount owing or Estimated Change of Control Payments to such Persons to be paid at Closing as specified on the Funds Flow Statement; provided, however, that any such payments which are treated as employment compensation shall be transferred to the applicable Company Group Member for payment to the relevant party subject to any applicable Tax withholding;
(ii)    the Adjustment Escrow Amount to the Escrow Agent, which amount shall be paid into the account set forth in the Adjustment Escrow Agreement;
(iii)    the PPP Loan Escrow Amount to the PPP Loan Bank, which amount shall be paid into the account set forth in the PPP Loan Escrow Agreement; and

(iv)    the Sellers’ Representative Holdback Amount to the account designated by Sellers’ Representative; and
(v)    to each Seller, such Seller’s proportionate share of the Estimated Cash Consideration and the Estimated Net Closing Cash Adjustment (for payment to each Seller of such Seller’s proportionate share thereof) (collectively, the “Initial Merger Consideration”);
(b)    Subject to Section 2.5(a), cause Buyer’s stock transfer agent to issue to each Seller such Seller’s proportionate share of the Stock Consideration, which may be represented by one or more certificates or by book entry shares or may be uncertificated, at Buyer’s election (with evidence thereof being delivered to such Seller as promptly as practicable (but in any event within two (2) Business Days) following the Closing, and which shall bear such legends as to the restrictions on transfer thereof or stop transfer notations with respect thereto as contemplated by this Agreement;
(c)    good standing certificates (or equivalent documents) of Buyer dated within 5 days of the Closing Date issued by the Secretary of State of the State of Kansas;
(d)    the Escrow Agreement, duly executed by Buyer;
(e)    the Shareholders Agreement, duly executed by Buyer, Karen Seaberg and Lori Mingus;
(f)    the Certificates of Merger, duly executed by Buyer; and
(g)    the Registration Rights Agreement, duly executed by Buyer.
1.7.    Subsidiary Mergers.
(a)    As a result of the Merger, LGH shall become a wholly-owned subsidiary of Buyer. Immediately following the Merger, LGH shall be merged with and into London Merger Sub 1, LLC, a Delaware limited liability company, an entity disregarded as separate from Buyer for U.S. federal income tax purposes, with London Merger Sub 1, LLC surviving such merger, and the separate corporate existence of LGH shall cease. At the effective time of such merger, by virtue of such merger and without any action on the part of Buyer, LGH or London Merger Sub 1, LLC: (i) each limited liability company interest of London Merger Sub 1, LLC issued and outstanding immediately prior to the effective time of such merger shall remain outstanding as a limited liability company interest of such surviving entity and (ii) each share of common stock of LGH issued and outstanding immediately prior to the effective time of such merger shall be cancelled and retired and shall cease to exist.
(b)    As a result of the Merger, LRDH shall become a wholly-owned subsidiary of Buyer. Immediately following the Merger, LRDH shall be merged with and into London Merger Sub 2, LLC, a Delaware limited liability company, an entity disregarded as separate from Buyer for U.S. federal income tax purposes, with London Merger Sub 2, LLC surviving such merger, and the separate corporate existence of LRDH shall cease. At the effective time of such merger, by virtue of such merger and without any action on the part of Buyer, LRDH or London Merger Sub 2, LLC: (i) each limited liability company interest of London Merger Sub 2, LLC issued and outstanding immediately prior to the effective time of such merger shall remain outstanding as a limited liability company interest of such surviving entity and (ii) each limited liability company interest of LRDH issued and outstanding immediately prior to the effective time of such merger shall be cancelled and retired and shall cease to exist.
Article II
EFFECT OF THE MERGER ON SHARES; EXCHANGE AND PAYMENT

2.1.    Effect on Capital Shares of Buyer.

At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer, HoldCo, the Companies or any Seller, each issued and outstanding share of Buyer Common Stock and Buyer Preferred Stock shall remain outstanding as a share of common stock or preferred stock, as applicable, of the Surviving Corporation.
2.2.    Conversion of Shares of HoldCo.
(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer or HoldCo, each share of HoldCo Class A Stock that is issued and outstanding immediately prior to the Effective Time shall be retired and cancelled and be converted into the right of the holder thereof to receive (i) the Class A Per Share Cash Consideration plus (ii) the Class A Per Share Stock Consideration plus or minus (iii) the Applicable Per Share Amount of the Class A Net Closing Cash Adjustment.
(b)    At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer or HoldCo, each share of HoldCo Class B Stock that is issued and outstanding immediately prior to the Effective Time shall be retired and cancelled and be converted into the right of the holder thereof to receive (i) the Class B Per Share Cash Consideration plus (ii) the Class B Per Share Stock Consideration plus or minus (iii) the Applicable Per Share Amount of the Class B Net Closing Cash Adjustment.
(c)    At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer or HoldCo, each share of HoldCo Class C Stock that is issued and outstanding immediately prior to the Effective Time shall be retired and cancelled and be converted into the right of the holder thereof to receive (i) the Class C Per Share Cash Consideration plus or minus (ii) the Applicable Per Share Amount of the Class C Net Closing Cash Adjustment.
(d)    At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer or HoldCo, each share of HoldCo Class D Stock that is issued and outstanding immediately prior to the Effective Time shall be retired and cancelled and be converted into the right of the holder thereof to receive (i) the Class D Per Share Cash Consideration plus or minus (ii) the Applicable Per Share Amount of the Class D Net Closing Cash Adjustment.
2.3.    Estimated Closing Statement.
On or before the 5th Business Day before the Closing Date, the Companies shall deliver to Buyer a certificate (the “Estimated Closing Statement”) setting forth the Companies’ good faith estimate (each, without duplication) of (a) the Class A Net Closing Cash Adjustment, (b) the Class B Net Closing Cash Adjustment, (c) the Class C Net Closing Cash Adjustment, and (d) the Class D Net Closing Cash Adjustment (clauses (a) through (d), collectively, the “Estimated Net Closing Cash Adjustment”), (e) the Class A Cash Consideration, (f) the Class B Cash Consideration, (g) the Class C Cash Consideration and (h) the Class D Cash Consideration (clauses (e) through (h), collectively, the “Estimated Cash Consideration”); in each case in accordance with the definitions thereof, along with supporting documentation thereof, and based on such estimates, the Companies’ estimated determinations of the Cash Consideration and Stock Consideration for each share of each class of HoldCo Stock and, with respect to each of the Class A Stock, Class B Stock, Class C Stock and Class D Stock, the Applicable Per Share Amount of the Relevant Net Closing Cash Adjustment. The Companies shall consider in good faith, and consult with Buyer regarding, any comments on the Estimated Closing Statement that are submitted by Buyer on or before the 2nd Business Day prior to the Closing Date; provided, however, such review and consultation shall in no event be a condition to Closing and the Companies’ good faith determination, after consideration of any Buyer comments, of the Estimated Net Closing Cash Adjustment and the Estimated Cash Consideration shall be final and binding for purposes of calculating the Initial Merger Consideration. The Class A Net Closing Cash Adjustment, Class B Net Closing Cash Adjustment, Class C Net Closing Cash Adjustment, Class D Net Closing Cash Adjustment, Class A Per Share Cash Consideration, Class B Per Share Cash Consideration, Class C Per Share Cash Consideration, and Class D Per Share Cash Consideration shall be subject to post-Closing adjustment as provided in Section 2.4.

2.4.    Adjustment Escrow and Merger Consideration Adjustment.
(a)    Adjustment Escrow. At the Closing, Buyer shall deposit the Adjustment Escrow Amount with the Escrow Agent, in accordance with the Escrow Agreement, to secure in part the payment of any negative Adjustment Amount to Buyer pursuant to this Section 2.4.
(b)    Post-Closing Adjustment. As promptly as practicable, but no later than 90 days after the Closing Date, Buyer shall cause to be prepared and delivered to Sellers’ Representative a closing statement (the “Closing Statement”). The Closing Statement shall present, (i) with respect to each of the LGH Group, the LRDH Group, the LDLH Group and the KYLH Group: (A) the Cash Amount; (B) the Closing Working Capital; (C) the Change of Control Payments; and (D) the Unpaid Transaction Expenses Amount; (ii) the Class A Assumed Debt Amount; (iii) the Class B Assumed Debt Amount; (iv) the Class C Assumed Debt Amount; and (v) the Class D Assumed Debt Amount; in each case in accordance with the definitions thereof, along with supporting documentation thereof, and based on such calculations, Buyer’s determinations of the Class A Stock Adjustment Amount, Class B Stock Adjustment Amount, Class C Stock Adjustment Amount and Class D Stock Adjustment Amount. The “Adjustment Amount” with respect to a class of stock means the net amount (which may be positive or negative) of all increases or decreases to the Relevant Net Closing Cash Adjustment and the Relevant Assumed Debt Amount obtained by comparing the items and amounts set forth in the Estimated Closing Statement to the respective items and amounts set forth in the Closing Statement pursuant to this Section 2.4.
(c)    Examination and Review. Sellers’ Representative shall have 30 days after receipt of the Closing Statement (the “Adjustment Review Period”) to review the Closing Statement. During the Adjustment Review Period, Sellers’ Representative and his accountants and other representatives shall have reasonable access to the books and records of the Company Group Members, the personnel of, and work papers prepared by or relied upon by, Buyer and the Company Group Members and/or Buyer’s and the Company Group Members’ accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer’s or the Company Group Members’ possession) to the extent relating to the Closing Statement and, without limiting the foregoing in any respect, all records, work papers and computations used by Buyer and/or Buyer’s accountants in the preparation of the Closing Statement as Sellers’ Representative may reasonably request for the purposes of reviewing the Closing Statement and preparing a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Company Group Members.
(d)    Objection. On or prior to the last day of the Adjustment Review Period, Sellers’ Representative may object to the Closing Statement by delivering to Buyer a written statement setting forth Sellers’ Representative’s objections in reasonable detail, indicating each disputed item and amount and the basis for Sellers’ Representative’s disagreement therewith (the “Statement of Objections”) along with supporting documentation thereof. Sellers’ Representative shall be deemed to have waived any rights to object under this Section 2.4(d) for any item and amount not specifically included on the Statement of Objections. If Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Adjustment Review Period, the Closing Statement and the Adjustment Amount with respect to each class of HoldCo Stock, as the case may be, reflected in the Closing Statement shall be final and binding upon the Parties. If Sellers’ Representative timely delivers the Statement of Objections, Buyer and Sellers’ Representative shall attempt in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if such objections are so resolved within the Resolution Period, the Adjustment Amount with respect to each class of HoldCo Stock and the Closing Statement with such changes as may have been previously agreed in writing by Buyer and Sellers’ Representative, shall be final and binding upon the Parties. The Buyer and Sellers’ Representative may extend the Resolution Period by mutual agreement.
(e)    Resolution of Disputes. If Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts included in a timely delivered Statement of Objections and remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the Accounting Expert who, acting as an expert and not an arbitrator, shall fully and finally resolve the Disputed Amounts and make any adjustments to the Adjustment Amount with respect to each class of HoldCo Stock, as the case may be, and the Closing Statement. Any amounts that are not included in the Disputed Amounts will be deemed to be resolved and will not be submitted to the Accounting Expert. The Parties agree that all adjustments shall be made without regard to materiality. The Accounting Expert shall only decide the Disputed Amounts in the Closing Statement and the Statement of Objections, respectively, each of which must be submitted within the applicable time periods and on the terms specified in this Section 2.4 in order to be considered by the Accounting Expert. The Parties will provide the Accounting Expert with all documents requested by it as soon as practicable. The Accounting Expert will be instructed to grant Buyer and Sellers’ Representative the opportunity to state their points of view in written opening submissions followed by response submissions. No other submissions shall be allowed except at the discretion of the Accounting Expert upon a showing of good cause. All written submissions by Buyer or Sellers’ Representative shall be submitted contemporaneously to the Accounting Expert and will be delivered simultaneously to the other Party. There shall be no ex parte communication with the Accounting Expert. Upon request by a Party or at its own election, the Accounting Expert will conduct a hearing on any Disputed Amounts or items that remain in dispute following Buyer’s and the Sellers’ Representative’s written submissions.
(f)    Fees of the Accounting Expert. The Accounting Expert shall determine the proportion of its fees and expenses to be paid by Sellers’ Representative and Buyer, respectively, which shall be provided within its report, by multiplying the total amount of such fees and expenses by a fraction, the numerator of which is the difference between the Aggregate Adjustment Amount as determined by the Accounting Expert and the Aggregate Adjustment Amount as proposed by Sellers’ Representative (on the one hand) and Buyer (on the other hand) and the denominator of which is the difference between the Aggregate Adjustment Amount proposed by Buyer and the Aggregate Adjustment Amount proposed by Sellers’ Representative. The “Aggregate Adjustment Amount” means the sum, which could be a negative amount, of the Adjustment Amount, each of which could be a negative amount, with respect to each class of HoldCo Stock.
(g)    Determination by Accounting Expert. The Accounting Expert shall make a determination as soon as practicable following Buyer’s and Sellers’ Representative’s submissions and any hearing conducted. The Accounting Expert’s resolution of the Disputed Amounts and its adjustments to the Closing Statement and/or the Adjustment Amount with respect to each class of HoldCo Stock shall be set forth in a written report provided to the Buyer and Sellers’ Representative detailing such calculations and the rationale for such calculations, which report shall be final, conclusive and binding upon the Parties hereto, absent manifest error or Fraud. In arriving at the final determinations, the Accounting Expert shall be bound by the principles set forth in this Section 2.4, and shall not assign a value to any item greater than the greatest value for such item claimed by either Buyer or Sellers’ Representative or less than the smallest value for such item claimed by either Buyer or Sellers’ Representative. The failure of the Accounting Expert to strictly conform to any deadline or time period set forth herein shall not render the determination of the Accounting Expert invalid and shall not be a basis for seeking to overturn any determination rendered by the Accounting Expert.
(h)    Final Adjustment Amount. “Final Adjustment Amount” with respect to each class of HoldCo Stock shall mean the Adjustment Amount with respect to such class of HoldCo Stock: (i) as shown in Buyer’s Closing Statement delivered pursuant to Section 2.4(b) if Sellers’ Representative does not deliver a Statement of Objections with respect thereto pursuant to Section 2.4(d); or (ii) if such a Statement of Objections is delivered, (A) as agreed upon by Buyer and Sellers’ Representative pursuant to Section 2.4(e) or (B) in the absence of such agreement, as determined by in the Accounting Expert pursuant to Section 2.4(g).
(i)    Payment of Post-Closing Adjustment. Within five (5) Business Days following the determination of the Final Adjustment Amount with respect to each class of HoldCo Stock: (i) if the Net Final Adjustment Amount is negative and the absolute value of the Net Final Adjustment Amount is less than the Adjustment Escrow Amount, an amount equal to the absolute value of the Net Final Adjustment Amount shall be released from the Adjustment Escrow Amount to Buyer with the remaining portion released to Sellers’ Representative (for disbursement to Sellers); (ii) if the Net Final Adjustment Amount is negative and the absolute value of the Net Final Adjustment Amount is greater than the Adjustment Escrow Amount, the Adjustment Escrow Amount shall be released to Buyer and the unpaid portion of the Net Final Adjustment Amount shall, within 5 Business Days, be paid by Sellers to Buyer in cash by wire transfer of immediately available funds to the bank account for Buyer set forth on the Funds Flow Statement or as otherwise provided to Sellers’ Representative pursuant to Section 11.6, at least 2 Business Days prior to the payment thereof; and (iii) if the Net Final Adjustment Amount is positive, Buyer shall, within five (5) Business Days following the determination of the Net Final Adjustment Amount, pay to Sellers’ Representative the amount by which the Net Final Adjustment Amount exceeds the Adjustment Escrow Amount in cash by wire transfer of immediately available funds to Sellers’ Representative as set forth on the Funds Flow Statement or as otherwise provided to Buyer, pursuant to Section 11.6, at least two (2) Business Days prior to the payment thereof, and the entire amount of the Adjustment Escrow Amount shall be released to Sellers’ Representative (for disbursement to Sellers). With respect to each class of HoldCo Stock, the Sellers thereof shall be liable on a Joint and Several Basis to Buyer for any amounts payable to Buyer pursuant to clause (ii) of the preceding sentence. Sellers’ Representative shall distribute the appropriate Relevant Final Adjustment Amount to the holders of each class of HoldCo Stock. Notwithstanding the foregoing, to the extent the Class A Final Adjustment Amount or the Class B Final Adjustment Amount is positive, the additional amount transferred to Sellers’ Representative by Buyer with respect to such adjustments shall be funded fifty percent (50%) in cash and fifty percent (50%) in Buyer Common Stock, with the number of shares of Buyer Common Stock determined based upon the Buyer Stock Price.
(j)    Adjustments for Tax Purposes. Any payments made pursuant to Section 2.4 shall be treated as an adjustment to the Merger Consideration by the Parties for Tax purposes, unless otherwise required by Law.
(k)    Preparation and Review of the Estimated Closing Statement and Closing Statement. Notwithstanding anything in this Agreement to the contrary, the Estimated Closing Statement and the Closing Statement shall be prepared in accordance with the terms of this Agreement and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments. All calculations of the Class A Net Closing Cash Adjustment, the Class B Net Closing Cash Adjustment, the Class C Net Closing Cash Adjustment, the Class D Net Closing Cash Adjustment, the Class A Cash Consideration, the Class B Cash Consideration, the Class C Cash Consideration and the Class D Cash Consideration (or any components thereof) shall be made after eliminating any intercompany items between or among any of the Company Group Members.
2.5.    Stock Consideration.
(a)    No fractional shares of Buyer Common Stock will be issued in connection with any payments made under this Agreement, but in lieu thereof each Seller that would otherwise be entitled to a fraction of a share of Buyer Common Stock shall receive from Buyer an amount in cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Buyer Stock Price.
(b)    If, between the date hereof and the Closing, the Buyer Common Stock shall have been changed into a materially different number of shares or different class solely by reason of any reorganization, reclassification, recapitalization, stock split, split up, reverse stock split, combination or exchange of shares, stock dividend or stock distribution, or any similar event shall have occurred, the Stock Consideration shall be appropriately adjusted to provide to Sellers the same economic effect as contemplated by this Agreement prior to such event.
(c)    Each Seller hereby acknowledges and agrees that each certificate or book-entry share representing the Stock Consideration, and any securities issued in respect thereof or exchange therefor shall bear a legend in the following form (in addition to any other legend required under applicable state securities Laws) (and a comparable notation or other arrangement will be made with respect to any uncertificated Stock Consideration):
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY

ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.”
2.6.    Withholding Rights.
Notwithstanding anything to the contrary in this Agreement, Buyer and the Company Group Members shall be entitled to deduct and withhold from the consideration otherwise deliverable under or in connection with this Agreement, such amounts as Buyer, Company Group Members or their Affiliates may be required to deduct and withhold with respect to any such deliveries and payments under applicable Law. To the extent that amounts are so withheld, they shall be (i) remitted by Buyer or the applicable Company Group Member to the relevant Taxing Authority in accordance with applicable Law, and (ii) to the extent so remitted, treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.
Article III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANIES

Each of the Companies, jointly and severally, represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:
3.1.    Existence and Good Standing; Organization.
(a)    HoldCo is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of the other Company Group Members and each Joint Venture has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation. Each Company Group Member and Joint Venture is duly qualified to do business as a foreign corporation or other entity and is in good standing in each of the jurisdictions set forth on Schedule 3.1(a), which are the only jurisdictions where such qualification is (i) necessary under applicable Alcohol Laws or (ii) otherwise necessary, except in the case of this clause (ii) in those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.
(b)    The Company Group Members have made available to Buyer accurate and complete copies of: (i) the articles or certificate of incorporation, certificate of formation, bylaws, operating agreement and partnership agreement or equivalent constituent documents, including all amendments thereto (collectively, the “Charter Documents”), of each Company Group Member and Joint Venture and (ii) any available minutes of the meetings and other proceedings (including any actions taken by written consent) of each Company Group Member’s or, to the extent reasonably within the Companies’ control, Joint Venture’s, equity owners or Governing Body since January 1, 2015. No Governing Body of any Company Group Member or Joint Venture has approved or proposed any amendment to any of the Charter Documents in the past twelve (12) months.
(c)    There has not been any material violation of any of the provisions of the Charter Documents of any Company Group Member or Joint Venture, and, since January 1, 2014, no Company Group Member or Joint Venture has taken any action that is inconsistent with any resolution adopted by its equity holders or Governing Body.
(d)    Schedule 3.1(d) lists the members of the Governing Body of each Company Group Member and Joint Venture and the officers of each Company Group Member and Joint Venture.
(e)    Each Seller is a trust duly established, validly existing, in good standing and current with respect to any and all reports and filings required to be made under the Laws of the state in which such trust was created. The state or other jurisdiction of principal residence of each Seller is set forth opposite such Seller’s name on Schedule 3.1(e).

3.2.    Power.
Subject to receiving the Seller Approval, HoldCo has and the Companies have the requisite power, legal capacity and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions, including the Contribution and the Merger. Each other Company Group Member has the requisite power and authority to (a) own, hold, operate, license and lease its properties and assets as and where currently owned, held, operated, licensed and leased, (b) carry on its business as currently conducted and as has been conducted at any time since the date of formation for such Company Group Member and (c) to execute, deliver and perform any of the Ancillary Agreements to which it is a party.
3.3.    Authority, Validity, Effect and No Conflict.
(a)    The sole trustee of each Seller has the requisite power, legal capacity and authority to execute, deliver and perform this Agreement and any Ancillary Agreement to which such Seller is a party and to consummate the Transactions, and to authorize Sellers’ Representative to act on such Seller’s behalf as provided herein. The execution and delivery by Sellers (pursuant to the Seller Joinder Agreement) and Sellers’ Representative of this Agreement and any Ancillary Agreement to which a Seller and/or Sellers’ Representative is a party, the performance by Sellers and Sellers’ Representative of their obligations hereunder and thereunder, and the consummation by Sellers and Sellers’ Representative of the Transactions have been duly authorized by all requisite action on the part of Sellers and Sellers’ Representative. This Agreement has been duly executed and delivered by Sellers (pursuant to the Seller Joinder Agreement) and Sellers’ Representative and, assuming due authorization, execution and delivery by each of the other parties thereto, is the legal, valid and binding obligation of each Seller and Sellers’ Representative, enforceable against such Seller and Sellers’ Representative in accordance with its terms, subject to the General Enforceability Exceptions. When each Ancillary Agreement to which a Seller and/or and Sellers’ Representative is or will be a party has been duly executed and delivered by such Seller and/or Sellers’ Representative (assuming due authorization, execution and delivery by each of the other parties thereto), such Ancillary Agreement will constitute a legal, valid and binding obligation of such Seller and/or Sellers’ Representative, enforceable against such Seller and/or Sellers’ Representative in accordance with its terms, subject to the General Enforceability Exceptions.
(b)    Subject to receiving the approval of the Transactions from all of the Sellers (the “Seller Approval”), the execution and delivery of this Agreement by HoldCo and the Companies and any Ancillary Agreement to which HoldCo or any other Company Group Member is a party, the performance by HoldCo and the other Company Group Members of their obligations hereunder and thereunder, and the consummation by HoldCo and the other Company Group Members of the Transactions, including the Contribution and the Merger, have been duly authorized by all requisite action on the part of HoldCo and the other Company Group Members, as applicable. This Agreement has been duly executed and delivered by HoldCo and the Companies and, assuming due authorization, execution and delivery by each of the other parties thereto, is the legal, valid and binding obligation of HoldCo and the Companies, enforceable against HoldCo and the Companies in accordance with its terms, subject to the General Enforceability Exceptions. Subject to receiving the Seller Approval, when each Ancillary Agreement to which HoldCo or any other Company Group Member is or will be a party has been duly executed and delivered by HoldCo or such Company Group Member (assuming due authorization, execution and delivery by each of the other parties thereto), such Ancillary Agreement will constitute a legal, valid and binding obligation of HoldCo or such Company Group Member, enforceable against HoldCo or such Company Group Member in accordance with its terms, subject to the General Enforceability Exceptions.
(c)    Upon completion of the Seller Approval and the Seller Joinder Agreements, Sellers have taken all actions necessary to authorize HoldCo and each other Company Group Member to (i) consummate the Contribution and the Transactions, (ii) execute, deliver and perform its obligations under all Ancillary Agreements and other agreements to be entered into by HoldCo or such Company Group Member at or prior to Closing as provided in this Agreement or any Ancillary Agreement and (iii) take all actions as provided in this Agreement or any Ancillary Agreement at or prior to Closing.

(d)    Except as set forth on Schedule 3.3(d), the execution and delivery by HoldCo, the Companies, each Seller (pursuant to the Seller Joinder Agreement) and Sellers’ Representative of this Agreement and each Ancillary Agreement to which he or it is a party, the performance by HoldCo, the Companies, each Seller and Sellers’ Representative of his or its respective obligations hereunder or thereunder and the consummation of the Transactions do not and will not (i) violate or conflict with or require any Consent under the trust agreement of any Seller or the Charter Documents of any Company Group Member or Joint Venture, as applicable, or any Law, Permit or Order, (ii) materially violate, conflict with or result in a material breach, acceleration or termination of, constitute a default or give any Person material additional rights or compensation under, require any Consent under, or give any Person any right to terminate, materially modify, cancel or accelerate (in each case with or without notice or lapse of time, or both) any note, deed, mortgage, or Contract to which any Company Group Member or Joint Venture is a party or to which any of their respective assets or properties are subject or (iii) result in the creation or imposition of any Lien with respect to, any Company Group Member’s assets.
(e)    Sellers and the Company Group Members and Joint Ventures are Solvent and will be Solvent upon consummation of the Transactions.
3.4.    [Reserved].
3.5.    Company Group Members and Joint Ventures.
Schedule 3.5 sets forth an accurate and complete list of (i) each Company Group Member and (ii) any other corporation, partnership, limited liability company, association or other business entity in which any Company Group Member has any direct or indirect ownership interest, including for each Company Group Member and other Person, entity type and jurisdiction of organization. Except as set forth on Schedule 3.5, none of the Company Group Members owns or controls, directly or indirectly, and has never owned or controlled, directly or indirectly, any securities of or other investment in any other Person.
3.6.    Capitalization.
(a)    Upon consummation of the Contribution, the equity ownership of HoldCo shall be as set forth on Schedule 1. All of the equity interests of HoldCo to be issued in the Contribution will be duly authorized and validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights. The Persons listed on Schedule 1 will be the sole beneficial and record owner of such equity interest upon consummation of the Contribution, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws). All of the outstanding equity interests of each other Company Group Member and Joint Venture are (i) listed on Schedule 3.6(a), (ii) have been duly authorized and validly issued, are fully paid, and nonassessable, have not been issued in violation of any preemptive rights and (iii) the Person listed on Schedule 3.6(a) is the beneficial and record owner of such equity interest, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws).
(b)    Except as set forth on Schedule 3.6(b), there are no Contracts, voting trusts or proxies relating to the issuance, ownership, purchase, sale, transfer or voting of any equity securities or other securities of any Company Group Member or Joint Venture to which any Company Group Member, Joint Venture or any Seller is a party. Except as set forth on Schedule 3.6(b), there are no outstanding Contracts, options, warrants, rights (including preemptive rights), calls, Liens, subscriptions, claims of any character, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind which relate to equity interests in the Company Group Members or Joint Ventures, which may obligate any Company Group Member or Joint Venture to issue, directly or indirectly, any securities or other interest in any Company Group Member or Joint Venture to any Person or which may obligate any Seller to sell any equity interest therein to any Person. All securities and equity interests that have been issued or sold by the Company Group Members and Joint Ventures were issued or sold in compliance with the applicable Charter Documents and all applicable Laws, including securities Laws (including applicable exemptions from registration). None of the securities or equity interests issued or sold by any Company Group Member or Joint Venture were issued or sold in violation of any Contract to which any Seller, Company Group Member or Joint Venture is or was a party or is or was subject or in violation of any preemptive or similar rights of any Person. No Company Group Member or Joint Venture has outstanding or authorized any stock appreciation, phantom stock, profit participation, distribution, dividend or similar rights.
3.7.    Financial Statements.
(a)    Schedule 3.7(a) sets forth true and complete copies of (i) (A) the audited balance sheets of London and its Subsidiaries (including the Excluded Entities, LDL and NDC) as of December 31, 2019 and December 31, 2018 and the related audited statements of income, comprehensive income, stockholders’ equity and cash flows for the fiscal years then ended, together with the notes thereto, and (B) the unaudited management-prepared balance sheets of each of LRDH and KYLH and their respective Subsidiaries as of December 31, 2019 and December 2018, and the related unaudited statements of income and cash flows for the fiscal years then ended (in each case prepared separately for each of the Companies) (collectively, the “Annual Financial Statements”), and (ii) the unaudited management-prepared balance sheets of each of the Companies and their respective Subsidiaries (including, with respect to London, the Excluded Entities, LDL and NDC) as of September 30, 2020 and the related unaudited statements of income and cash flows for the year-to-date period then ended (in each case prepared separately for each of the Companies) (the “Interim Financial Statements”, and together with the Annual Financial Statements, the “Financial Statements”). The balance sheets included in the Interim Financial Statements are sometimes referred to herein as the “Interim Balance Sheets”.
(b)    The Annual Financial Statements present fairly, in all material respects, the financial position, results of operations, cash flows and, as provided, stockholders’ equity, of the Company Group Members at the dates and for the time periods indicated and, except as set forth on Schedule 3.7(b), have been prepared in accordance with the accounting records and policies of the Company Group Members and with GAAP, consistently applied. The Interim Financial Statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company Group Members at the date and for the period indicated and, except as set forth on Schedule 3.7(b), have been prepared in accordance with GAAP, consistent with the Annual Financial Statements, except for customary and recurring year-end adjustments and reclassifications. The Financial Statements were derived from the books and records of the Company Group Members.
(c)    The Company Group Members maintain a system of internal accounting controls that are sufficient to provide reasonable assurance that transactions are executed in accordance with the authorization of the Company Group Members’ management, that transactions are recorded as necessary to permit the preparation of the Financial Statements in accordance with GAAP (subject to the exceptions set forth on Schedule 3.7(b)), and that the assets of the Company Group Members are used only in accordance with the authorization of such Company Group Member’s management. Since January 1, 2018, there has been no significant deficiency or material weakness in any system of internal accounting controls used by London and its Subsidiaries. Since January 1, 2016, there has never been (i) any Fraud that involves any of the management or other employees of the Company Group Members who have a role in the preparation of the financial statements or the internal accounting controls used by the Company Group Members or (ii) any claim or allegation regarding any of the foregoing.
3.8.    Undisclosed Liabilities.
None of the Company Group Members has any Liabilities, except for Liabilities (a) reflected, accrued or reserved against on the Interim Balance Sheets, (b) incurred in the Ordinary Course (which, for this purpose, shall include, but not be limited to, customary and recurring year-end adjustments and reclassifications consistent with past practice) or in connection with the COVID-19 Measures since the date of the Interim Balance Sheets and which are not, individually or in the aggregate, material in amount, (c) Liabilities incurred in connection with the Transactions, this Agreement or the Ancillary Agreements, or (d) as set forth on Schedule 3.8 or the other Schedules to this Agreement.
3.9.    Absence of Certain Changes.

Since December 31, 2019, there has not been any Material Adverse Effect, and except (i) in relation to any COVID-19 Measures, (ii) as reflected on the Financial Statements, or (iii) as set forth on Schedule 3.9, no Company Group Member has done or committed to do any of the following:
(a)    issued, redeemed, repurchased, split, combined, reclassified, sold or disposed of any equity or debt securities of any Company Group Member;
(b)    set aside, declared or paid any dividend or other distribution in respect of any shares of its capital stock;
(c)    made any material change in any method of accounting or accounting practice of any Company Group Member, except as required by GAAP;
(d)    incurred, assumed or Guaranteed any Indebtedness for borrowed money or capital lease obligation other than borrowings in the Ordinary Course;
(e)    sold, assigned or transferred any material assets or properties except sales of products in the Ordinary Course;
(f)    transferred, assigned or granted any License of any material rights under or with respect to any Intellectual Property owned, held or used by any Company Group Member, other than in the Ordinary Course;
(g)    abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property registration or application owned by any Company Group Member, other than in the Ordinary Course, or failure to take or maintain reasonable measures to protect the confidentiality of any material trade secrets included in the Intellectual Property owned by any Company Group Member;
(h)    adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;
(i)    (i) increased the salary, wages, severance or other compensation payable or to become payable to any current or former officer, employee, director, consultant or independent consultant of any Company Group Member, except for any annual increases granted in the Ordinary Course to employees who were not officers, directors or equity holders of any Company Group Member, (ii) granted or paid any bonus to any current or former officer, employee, manager, director, consultant or independent contractor of any Company Group Member, (iii) granted any increase in benefits under any Employee Plan, amended or terminated any Employee Plan or adopted or became obligated with respect to any new Employee Plan, (iv) accelerated the vesting or payment of any compensation or benefit for any current or former officer, employee, director, consultant or independent contractor or (v) entered into any agreement with or made any commitment or incurred any Liability to any labor organization;
(j)    made any capital expenditures or commitments therefor in excess of $500,000 individually or $1,000,000 in the aggregate,
(k)    purchased or leased any property or assets for an amount in excess of $500,000 individually (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of supplies in the Ordinary Course;
(l)    acquired any equity or debt securities or business of any Person or any division thereof, entered into any joint venture or partnership with any Person, or made any loan to or investment in any Person;
(m)    (i) made, changed or rescinded any material accounting method or any other material method, convention or election relating to Taxes or amended any Tax Return, (ii) settled or compromised any

Action relating to Taxes, (iii) consented to any extension or waiver of the statute of limitations in respect of Taxes, (iv) obtained any Tax ruling, (v) entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of income Tax Law) with respect to any Tax; or (vi) taken any affirmative action to surrender any right to claim a Tax refund, offset or other reduction in Tax Liability;
(n)    made any material change in general pricing practices or policies or any material change in general credit or allowance practices or policies;
(o)    made any material write-off or write-down of any material assets of any Company Group Member;
(p)    entered into, terminated, materially modified or cancelled any Specified Contract (contingent or otherwise) or received written notice of acceleration, termination or material modification of any such Specified Contract, other than in the Ordinary Course;
(q)    commenced, discontinued or terminated any line of business;
(r)    suffered any material adverse change or, to Sellers’ Knowledge, any written threat of any material adverse change in its relations with, or any loss or, to Sellers’ Knowledge, written threat of loss of, any of its Significant Distributors or Significant Suppliers;
(s)    entered into or terminated any transaction or Contract with any of its directors, officers, employees or equity holders outside of the Ordinary Course (it being understood, without limitation and for the avoidance of doubt, that loans and promissory notes of any nature are not in the Ordinary Course); or
(t)    had any Lien, other than Permitted Liens, imposed upon its assets (tangible or intangible).
3.10.    Intellectual Property.
(a)    As of the date hereof, Schedule 3.10(a) sets forth an accurate and complete list of (i) all registered Intellectual Property, including Domain Names and Social Media Accounts and (ii) all Intellectual Property for which an application for registration is currently pending, in each case, that is, or is purported to be, owned by or exclusively licensed to any Company Group Member or Joint Venture in connection with the Business, as well as information describing all Software that is, or is purported to be, owned by or exclusively licensed to any Company Group Member or Joint Venture that is material to the Business. Schedule 3.10(a) identifies such registered and pending Intellectual Property by title, by owner (for exclusively licensed Intellectual Property), by type, by country, by application filing number, if applicable, and, if registered, by registration number.
(b)    Except as set forth on Schedule 3.10(b), the Company Group Members and Joint Ventures own all right, title and interest in and to, or have the valid and enforceable right to use, free of any Lien (other than Permitted Liens or the terms of any License granting rights in or to such Intellectual Property that is either listed on Schedule 3.10(e) or Schedule 3.10(f) or subject to the applicable exclusions) all Intellectual Property that is (A) used in the Business as currently conducted, in the manner in which such Intellectual Property is currently used or (B) is necessary for, or is otherwise material to, the conduct or operation of the Business as currently conducted. Each item of Intellectual Property owned by any Company Group Member or Joint Venture immediately prior to the Closing shall be owned by such Company Group Member or Joint Venture on the same terms and conditions immediately after the Closing. Except as set forth on Schedule 3.10(b), neither the execution of this Agreement nor the consummation of any of the Transactions will result in a termination (or a right to terminate) or other change in the rights of any Company Group Member or Joint Venture with respect to any third party Intellectual Property that is currently used in and material to the conduct of the Business as currently conducted. Each Company Group Member and Joint Venture has taken commercially reasonable actions to maintain and protect Intellectual Property that it owns that is material to the Business as currently conducted. All registrations of Intellectual Property owned by or exclusively licensed to any Company Group Member or Joint Venture for Intellectual Property that is used in and material to the Business as currently conducted are valid, subsisting and enforceable by the Company Group Members or Joint Ventures, as applicable, and each application for Intellectual Property that is listed on Schedule 3.10(a) is pending and active as of the date hereof.
(c)    Except as set forth on Schedule 3.10(c), no Intellectual Property owned by any Company Group Member or Joint Venture: (i) has been, during the three (3) year period immediately preceding the date of this Agreement, subject to any outstanding Order, Action or other dispute, excluding (A) in connection with Actions (including ex parte examination of the Intellectual Property and cancellation, opposition, and similar proceedings) before or at the U.S. Patent and Trademark Office (including its Trademark Trial and Appeal Board) or foreign Governmental Authority equivalents thereof, and (B) disputes relating to third party Intellectual Property that have been the subject of cease and desist correspondence or demands issued by any Company Group Member or Joint Venture in the Ordinary Course during the three (3) year period immediately preceding the date of this Agreement, but, in reference to (A) and (B), only such Actions or other disputes that have been resolved without limiting the ability of any Company Group Member or Joint Venture to use the Intellectual Property owned by any Company Group Member or Joint Venture in the manner in which such Intellectual Property is currently used in the conduct of the Business or is currently licensed to third parties, or (ii) as of the date hereof, is subject to any outstanding Order, pending Action or on-going dispute. Except as set forth on Schedule 3.10(c), to Sellers’ Knowledge, no Action has been threatened during the three (3) year period immediately preceding the date of this Agreement, challenging the legality, validity, enforceability, scope or ownership of any Intellectual Property owned by, or exclusively licensed to, any Company Group Member or Joint Venture, and to Sellers’ Knowledge, there are no circumstances existing that, if asserted, would support a credible challenge to the legality, validity, enforceability, scope or ownership of any Intellectual Property owned by, or exclusively licensed to, any Company Group Member or Joint Venture that is material to the Business as currently conducted, in any manner that would have a Material Adverse Effect.
(d)    The use or practice of the Intellectual Property owned, held or used by any Company Group Member or Joint Venture has not constituted, during the six (6) year period immediately preceding the date of this Agreement, and does not constitute unauthorized use, misappropriation, infringement or other violation of the Intellectual Property of any Person. The Company Group Members’ and Joint Ventures’ conduct and operation of the Business has not constituted, during the six (6) year period immediately preceding the date of this Agreement, and does not constitute unauthorized use, misappropriation, infringement or other violation of the Intellectual Property of any Person. To Sellers’ Knowledge, there are no third party pending patent applications, reexaminations, or reissues, which, if issued, would be infringed by the conduct of the Business as currently conducted. Except as set forth on Schedule 3.10(d), during the six (6) year period immediately preceding the date of this Agreement, no Company Group Member or Joint Venture has received any written notice from any third party alleging that its conduct or operation of the Business constitutes, or potentially constitutes, such unauthorized use, misappropriation, infringement or violation or any offer or suggestion to take a License to avoid infringement.
(e)    Except as set forth on Schedule 3.10(e), no Company Group Member or Joint Venture has granted a License to, or otherwise granted any right or permission to use, any Intellectual Property owned by the Company Group Member or Joint Venture to any third party, nor is any Intellectual Property owned by any Company Group Member or Joint Venture subject to the retention of any rights of joint ownership or any compulsory license, in each case, other than non-exclusive Licenses granted by any Company Group Member or Joint Venture to customers or distributors in the Ordinary Course, to vendors or other services providers in connection with the receipt of services by a Company Group Member or Joint Venture, or other non-exclusive Licenses that are merely incidental to the sale of goods or provision of services.
(f)    Other than as set forth on Schedule 3.10(f) and other than Licenses to non-custom off-the-shelf Software that is generally commercially available and contains generally standard terms and have annual license fees of less than fifty thousand dollars ($50,000), no Company Group Member or Joint Venture is a party to a written License or other written right or permission to use any Intellectual Property owned, held by or licensed to any third party, other than Licenses granted by customers for use of Intellectual Property for purposes of providing services or products to such customers or other non-exclusive Licenses that are merely incidental to the purchase or lease of goods or the receipt of services. Each Company Group Member and Joint Venture has complied with any and all terms and conditions under which any third party Intellectual Property is licensed to such Company Group Member or Joint Venture, and no Company Group Member or Joint Venture has received any written notice from any third party asserting a breach of, terminating, or issuing a notice to terminate any License of Intellectual Property.
(g)    Except as set forth on Schedule 3.10(g), no Actions relating to infringement, violation, misuse or misappropriation of the Intellectual Property owned, held or used by any Company Group Member or Joint Venture have been made or threatened in writing against any Person by any Company Group Member or Joint Venture during the three (3) year period immediately preceding the date of this Agreement, other than (i) in connection with Actions before or at the U.S. Patent and Trademark Office (including its Trademark Trial and Appeal Board) or foreign Governmental Authority equivalents thereof and (ii) disputes that have been the subject of cease and desist correspondence or demands issued in the Ordinary Course and with respect to each of (i) and (ii) that have been resolved without limiting the ability of any Company Group Member or Joint Venture to use the Intellectual Property owned by any Company Group Member or Joint Venture in the manner in which such Intellectual Property is currently used in the conduct of the Business. To Sellers’ Knowledge, other than as set forth on Schedule 3.10(g), no Person is infringing, violating, misusing or misappropriating any Intellectual Property owned by or exclusively licensed to any Company Group Member or Joint Venture that is material to the Business as currently conducted, in any manner that is reasonably expected to have a Material Adverse Effect on the enforceability of or, if applicable, the goodwill associated with, such Intellectual Property.
(h)    Each Company Group Member and Joint Venture has taken commercially reasonable precautions to keep confidential all material Confidential Information, including trade secrets, owned by it or provided to it under obligations of confidentiality.
(i)    Each former and current director, officer, and employee of each Company Group Member or Joint Venture whose duties or responsibilities could reasonably be anticipated to result in the creation of Intellectual Property that is material to the Business as currently conducted have entered into intellectual property assignment agreements assigning to such Company Group Member or Joint Venture all of such person’s rights in any Intellectual Property developed within the scope of such duties and responsibilities or such person’s rights in such Intellectual Property is owned by such Company Group Member or Joint Venture under applicable law. All former and current consultants and contractors engaged for the purpose of creating Intellectual Property for a Company Group Member or Joint Venture that a Company Group Member or Joint Venture owns or purports to own have entered into intellectual property assignment agreements assigning to the Company all rights of such consultant or contractor in any such Intellectual Property developed within the scope of such engagements that is material to the Business as currently conducted.
(j)    Except as set forth on Schedule 3.10(j) no open source, free, shared or public library Software (“Open Source Software”), including any version of any Software licensed pursuant to any GNU public License, is contained in, integrated with, distributed with, or used by any Company Group Member or Joint Venture in the development of any Software owned by any Company Group Member or Joint Venture.
(k)    No Software owned by any Company Group Member or Joint Venture and, to Sellers’ Knowledge, no third-party Software licensed to any Company Group Member or Joint Venture that is material to the Business as currently conducted, contains any program routine, device, or other undisclosed feature that is designed to disable or otherwise interfere with the normal operation of such Software, or that is intended to cause damage to or to allow circumvention of security controls for any of the hardware, data, or computer programs or codes of any Company Group Member or Joint Venture.
(l)    During the five (5) year period immediately preceding the date of this Agreement, there have been no material unauthorized intrusions or breaches of the security of information technology systems owned by or in the possession and control of any Company Group Member or Joint Venture. To Sellers’ Knowledge, during the three (3) year period immediately preceding the date of this Agreement, there have been no material data or other security breaches at any data center or other hosting provider facility at which any Software of any Company Group Member or Joint Venture has been hosted or stored that relate to data of any Company Group Member or Joint Venture.

(m)    The Company Group Members and Joint Ventures have in place cybersecurity measures and policies that are consistent with current standards and practices of a reasonably prudent business operating in a similar industry, and such measures and policies are intended to reasonably safeguard proper access to, and the security of, the data of the Company Group Members and Joint Ventures.
(n)    The Company Group Members’ and Joint Ventures’ collection, use and dissemination of any personally-identifiable information concerning individuals by the Company Group Members and Joint Ventures is in material compliance with all applicable privacy policies, terms of use, and Laws applicable to each Company Group Member or Joint Venture or to which each Company Group Member or Joint Venture is bound. The Company Group Members and Joint Venture maintain policies and procedures regarding data security and privacy and maintains administrative, technical, and physical safeguards that, in each case, are commercially reasonable and, in any event, are in material compliance with all Laws applicable to each Company Group Member or Joint Venture or to which each Company Group Member or Joint Venture is bound, as well as in accordance with all contractual obligations.
(o)    During the 12 months prior to the Closing, there has been no failure, breakdown or continued substandard performance of computer systems of any Company Group Member or Joint Venture lasting more than four hours that has caused a material disruption or interruption in or to the operation of the business of the Company Group Members or Joint Ventures. Each Company Group Member and Joint Venture makes commercially reasonable back-up copies of data and information critical to the conduct of its business that is contained on its servers and maintains and follows commercially reasonable disaster recovery and business continuity plans.
3.11.    Real Property.
(a)    Owned Real Property. Schedule 3.11(a) sets forth a list of all Real Property owned by the Company Group Members and Joint Ventures (the “Owned Real Property”). The Company Group Members and Joint Ventures have good and indefeasible fee simple title to all of the Owned Real Property and Real Property Improvements free and clear of Liens except for Permitted Liens. The Owned Real Property comprises all of the Real Property owned by the Company Group Members and Joint Ventures during the past ten (10) years. No Company Group Member or Joint Venture is a party to any Contract or option to purchase any Real Property or interest therein. The Owned Real Property has not been assigned or conveyed to any party by any Company Group Members or Joint Ventures, other than (as the case may be) pursuant to Permitted Liens. No person or any entity has any right, granted by the Company Group Members and Joint Ventures, to acquire any interest in the Owned Real Property.
(b)    Real Property Leases. Schedule 3.11(b) sets forth a list of all leases, Licenses, use and occupancy agreements of Real Property (such Real Property, including all buildings, improvements, and structures thereon and appurtenances thereto, is collectively referred to as the “Leased Real Property”) to which any Company Group Member or Joint Venture is a party or by which any Company Group Member or Joint Venture is bound or in which any Company Group Member or Joint Venture has any right, title or interest (“Real Property Leases”). The applicable Company Group Member or Joint Venture is, for each Real Property Lease under which it is granted a leasehold interest, in lawful possession of and has a valid and enforceable leasehold interest in the Leased Real Property free and clear of any Liens, other than Permitted Liens. The Leased Real Property comprises all of the Real Property leased to or from third parties by the Company Group Members or Joint Ventures since January 1, 2000. Except as set forth on Schedule 3.11(b), (i) each Real Property Lease is valid and binding on the Company Group Member or Joint Venture party thereto and, to Sellers’ Knowledge, each of the other parties thereto, enforceable in accordance with its terms (subject to the General Enforceability Exceptions), (ii) the Company Group Member or Joint Venture party thereto, and, to Sellers’ Knowledge, each of the other parties thereto, has performed all material obligations required to be performed by it under each Real Property Lease, (iii) no Company Group Member or Joint Venture has entered into any written or oral leases, subleases, Licenses, concessions, use and occupancy agreements or other Contracts granting to any Person other than the Company Group Members or Joint Ventures, as applicable, the right to use or occupy any Leased Real Property, except (as the case may be) pursuant to Permitted Liens, (iv) no Company Group Member or Joint Venture nor, to Sellers’ Knowledge, any other party to any Real Property Lease is in material default or material breach of the applicable Real Property Lease, and, to Sellers’ Knowledge, there does not exist any event, condition or omission that would constitute such a material breach or material default (in each case with or without notice or lapse of time, or both), (v) except as set forth on Schedule 3.3(d), no authorizations, consents or approvals of any landlord under a Real Property Lease is necessary for the execution, delivery or performance by Sellers, HoldCo or the Companies of this Agreement or the Ancillary Agreements to which any Seller, Sellers’ Representative, HoldCo or any Company is a party or the consummation of the Transactions, and (vi) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach of default under such Real Property Lease which has not been redeposited in full. Accurate and complete copies of each Real Property Lease (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.
(c)    Absence of Violations and Claims. With respect to the Real Property, and the occupancy and use of the Real Property by Company Group Members or Joint Venture, as applicable, there is no material violation of any Law or Permit, including the Americans with Disabilities Act of 1990 (42 U.S.C. Section 12101 et seq) or any building, zoning or other ordinance, code, rule or regulation, which remains outstanding. There are no Actions pending or, to Sellers’ Knowledge, threatened by any Person which could result in a material change in the allowable use(s) of the Real Property or which could materially modify the right to use the Real Property for its current use.
(d)    Reassessments. To Sellers’ Knowledge, there is no pending or contemplated reassessment of any parcel included in the Real Property that could result in additional property Taxes or other sums and charges payable by any Company Group Member or Joint Venture relating to the Real Property.
(e)    Condition of Real Property. All fixtures, improvements, building systems and equipment included in the Real Property are in good condition and repair and structurally sound (ordinary wear and tear excepted) and sufficient for the operation of the Business. The Real Property is accessible and supplied with utilities and other services reasonably necessary for the conduct of the Business thereon as it is now being conducted.
(f)    Real Property Diligence Documents. To Sellers’ Knowledge, the Companies have provided Buyer with accurate and complete (without alteration or omission) copies of, to the extent the same are in the possession, custody, or control of the Companies, all:
(i)    agreements, declarations, deeds, memoranda, or other writings or instruments executed by or on behalf of the Company Group Members or Joint Ventures affecting the Owned Real Property, Real Property Improvements, or the Real Property Leases, regardless of whether the same were countersigned by any other parties and regardless of whether recorded in the real property records of any county (or other similar jurisdiction);
(ii)    all judicial judgments or decrees under which the right, title, interest, or use by or of the Company Group Members or Joint Ventures in or to any of the Owned Real Property, the Real Property Improvements, or the Real Property Leases is affected;
(iii)    all title commitments and title reports covering each of the parcels of Owned Real Property and all endorsements thereto;
(iv)    all title policies insuring the Company Group Members’ or Joint Ventures’ ownership interest in the any of the Owned Real Property and all endorsements thereto; and
(v)    all plats, maps, and surveys of the parcels of Owned Real Property and all field notes and certifications therefore and thereto.

3.12.    Personal Property.
(a)    Title to Personal Property. Each Company Group Member has valid title to, valid and enforceable leasehold interests in, or valid and enforceable Licenses or rights to use, as the case may be, all material personal property and assets used in the conduct or operations of the Business (tangible or intangible or mixed, including the Tangible Personal Property), including all personal property and assets reflected in the Financial Statements or acquired after the date of the Interim Balance Sheets (other than material personal property or assets disposed of in the Ordinary Course), and all such personal property and assets are free and clear of any Liens, other than Permitted Liens.
(b)    Condition of Tangible Personal Property. The Tangible Personal Property and other material personal property assets used in the conduct or operations of the Business are in good operating condition and repair (ordinary wear and tear excepted).
3.13.    Sufficiency of Assets.
Except as set forth on Schedule 3.13, no business similar to the Business is conducted by any Affiliate of any Company Group Member or any Seller or any of their respective Affiliates. The assets and properties currently owned, held, leased or licensed by the Company Group Members and the Joint Ventures constitute all of the assets and properties (a) that are used in the Business as currently conducted and (b) that are necessary to conduct and operate the Business as currently conducted.
3.14.    Litigation.
Except as set forth on Schedule 3.14, there are no Actions pending or, to Sellers’ Knowledge, threatened against or by (a) any Company Group Member, (b) any current or former director, officer, employee or agent of any Company Group Member or any Affiliate thereof with respect to which any Company Group Member has any obligations to indemnify or advance expenses to any Person or (c) any Seller or any Affiliate thereof and relating to any Company Group Member. There are no outstanding Orders and no unsatisfied judgments, penalties or awards against or affecting any Company Group Member or any of its properties or assets, or against or affecting any Seller or any Affiliate thereof and relating to any Company Group Member. There is no written claim for indemnification or advancement of expenses that has been made against any Company Group Member by any current or former director, officer, employee or agent of any Company Group Member or any Affiliate thereof. There is no grievance or arbitration proceeding, arising out of or under any collective bargaining agreement that is pending, or, to Sellers’ Knowledge, threatened in writing against any Company Group Member. To Sellers’ Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to the commencement of any material Action described in this Section 3.14.
3.15.    Compliance with Laws; Permits.
(a)    Except as set forth on Schedule 3.15(a), each Company Group Member and Joint Venture is in material compliance with and, since January 1, 2016, has complied at all times and in all material respects with all applicable Alcohol Laws and has complied in all material respects with all other applicable Laws, and no Action is pending, or to Sellers’ Knowledge threatened alleging any failure to so comply. Since January 1, 2016, no Company Group Member or Joint Venture has received any written communication from any Governmental Authority, including any subpoena or investigative or regulatory demand or letter of warning, stating that any Company Group Member or Joint Venture is not in compliance with any Law, including any Alcohol Laws, or Orders, in each case, other than surveys or audits conducted in the Ordinary Course. To Sellers’ Knowledge, there is no civil, criminal or administrative Action, suit, demand, claim, complaint, hearing, investigation, notice, suspension, violation, subpoena, proceeding or request for information related to noncompliance with, or otherwise involving, any Alcohol Laws or Orders, pending against any Company Group Member or Joint Venture other than Ordinary Course audits, denials or surveys. No Company Group Member or Joint Venture is party to or subject to any deferred prosecution agreement, consent Order, consent decree or other settlement agreement or memorandum of understanding with any Governmental Authority.

(b)    Since January 1, 2016, no Company Group Member, Joint Venture, nor, to Sellers’ Knowledge, any other Person acting on behalf of any Company Group Member or Joint Venture, has, directly or indirectly, paid, offered, promised, authorized or agreed to give any unlawful payment, gift, forgiveness of all or part of a debt or other thing of value or similar benefit to any Distributor, supplier, or any employee of any Governmental Authority or other Person who is or may be in a position to help or hinder any Company Group Member or Joint Venture or assist any Company Group Member or Joint Venture in connection with any actual or proposed transaction.
(c)    Schedule 3.15(c) sets forth a true and complete list and description of all (i) material Permits issued to any Company Group Member or Joint Venture under Alcohol Laws or (ii) Permits issued to any Company Group Member or Joint Venture that are otherwise material to the Business, taken as a whole. The Companies have made available a true and correct copy of each such Permit to Buyer. Except as set forth on Schedule 3.15(a), each Company Group Member and Joint Venture is, and has been at all times since January 1, 2016, in compliance with the Permits under Alcohol Laws and in material compliance with all such other Permits, and all such Permits are in full force and effect. Except as set forth on Schedule 3.15(a), to the extent required to maintain the effectiveness of such Permits, the holders thereof have filed timely applications for re-issuance or renewal of such Permits. Except as set forth on Schedule 3.15(a), there is no pending or, to Sellers’ Knowledge, threatened limitation, restriction, modification, non-renewal, termination, expiration, suspension or revocation of any such Permits or, to Sellers’ Knowledge, any facts or circumstances which could reasonably be expected to form the basis for any such non-renewal, termination, expiration, suspension or revocation or any material limitation, restriction or modification. Other than the Permits set forth on Schedule 3.15(c), there are no Permits under Alcohol Laws or other material Permits that are necessary or required for the conduct of the Business.
3.16.    Inventory.
(a)    All inventory of the Company Group Members (including packaging inventory, point-of-sale inventory and spare parts inventory), whether or not reflected in the Interim Balance Sheets, consists of a quality and quantity usable and salable in the Ordinary Course, except for the normal and customary allowances for loss or spoilage, obsolescence, damage, defective, slow-moving or otherwise unsellable products that have been written off or written down to fair market value or for which adequate reserves have been established in accordance with GAAP (“Unsellable Inventory”). All such inventory is owned by the Company Group Members free and clear of all Liens (other than Permitted Liens), and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company Group Members.
(b)    The bulk distilled spirits and other raw materials inventory used or held for use in the Business at a production facility or a warehousing facility (the “Raw Materials Inventory”) has the properties necessary to permit it to be made in the Ordinary Course into Finished Goods Inventory of a quality and type consistent with past practice, except for Unsellable Inventory. All of the Finished Goods Inventory is of a quality usable and salable in the Ordinary Course, except for Unsellable Inventory. All of the Finished Goods Inventory has been packaged, produced and labeled in accordance with applicable Laws. No Finished Goods Inventory has been labeled or marketed deceptively. All items included in the Raw Materials Inventory and the Finished Goods Inventory are the property of the Company Group Members, free and clear of any Lien other than Permitted Liens, and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental Authorities. Schedule 3.16(b) sets forth a list of all (x) as of December 31, 2020, bulk whiskey used or held for use in the Business and stored in barrels at a production facility or a warehousing facility, including in each case (i) its name, (ii) its source (where available), (iii) its mash bill (where available), (iv) its vintage, (v) its age, (vi) its quantity, (vii) its cost per barrel or proof gallon, as applicable, and (viii) the warehouse in which it is located and (y) as of November 30, 2020, Finished Goods Inventory by Product.
(c)    The quantity of the Raw Materials Inventory and Finished Goods Inventory are, in each case, sufficient for the operation of the Business after the Closing consistent with its operation during the two (2) year period prior to the date of this Agreement.

(d)    There have been no (i) product recalls or extraordinary product returns in connection with the Business and, to Sellers’ Knowledge, none are threatened or pending or (ii) Actions (whether completed or pending) seeking the recall, suspension or seizure of any Products. All products designed, developed, manufactured, made, produced, provided, distributed, or sold by or on behalf of the Company Group Members or the Business (the “Products” and each a “Product”) and, to Sellers’ Knowledge, all of the Company Group Members’ suppliers’ products used in the manufacture of the Products (the “Supplier Products” and each a “Supplier Product”), are and have been, in compliance with (a) all applicable requirements of Law, including Alcohol Laws standards for product safety, quality and workmanship and (b) the terms and conditions of the Contracts under which the Products have been sold. All packaging, labeling, branding and similar materials relating to the Products are, and have been, in compliance with all requirements of Law, all warnings required by applicable Law and such warnings are in accordance with reasonable industry practice. Schedule 3.16(d) lists all of the Products of the Company Group Members during the three (3) years preceding the Closing Date.
(e)    There are no express warranties outstanding with respect to any of the Products, or any services rendered, by any Company Group Member in connection with the Business, beyond that set forth in the Company Group Members’ standard conditions of sale or service, copies of which have been made available to Buyer.
3.17.    Employees and Independent Contractors.
(a)    Schedule 3.17(a) sets forth a complete list of all persons who provide services to any Company Group Member as employees of any Company Group Member, as of the date hereof, including any employee who is on a layoff status or leave of absence of any nature, paid or unpaid, authorized or unauthorized (each, a “Business Employee”), and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) employer(s); (iv) work location; (v) hire date; (vi) designation as either exempt or non-exempt from the overtime requirements of the FLSA; and (vii) whether the employee is on layoff status. The Companies have supplementally provided to Buyer complete and accurate accounts of the current base compensation rate of each Business Employee; any Contracts, plans or binding promises providing for commission, bonus or other incentive-based compensation to the Business Employees; a description of the fringe benefits provided to each Business Employee; and accurate job descriptions stating the primary duties of the Business Employees’ positions. For each Business Employee identified on Schedule 3.17(a) as being on temporary layoff status with right or reasonable expectation of recall as of the date hereof, the Companies have supplementally provided to Buyer the following information for each such Business Employee: (i) the date of such layoff; (ii) the reason for such layoff; and (iii) the location at which the Business Employee was assigned to work. Except as set forth in Schedule 3.17(a), as of the date hereof, all compensation, including wages, commissions, fees, bonuses, and other compensation due and owing to all employees of any Company Group Member for services performed on or prior to the date hereof have been paid in full. Except as set forth on Schedule 3.17(a), none of the Company Group Members employs any employee who cannot be dismissed immediately, whether currently or immediately after the Transactions, without prior notice and without further Liability to any Company Group Member, subject to applicable Laws relating to employment discrimination. To Sellers’ Knowledge, no employee of any Company Group Member has communicated to any Company Group Member an intention to terminate his or her employment relationship with any Company Group Member.
(b)    Schedule 3.17(b) sets forth a complete list of every individual engaged by a Company Group Member as an independent contractor, consultant, vendor, or sales agent (each a “Non-Employee Service Provider”), as of the date hereof, and sets forth for each the following information: (i) name; (ii) responsibilities; (iii) date of engagement; and (iv) compensation. The Companies have supplementally provided to Buyer all agreements with each Non-Employee Service Provider, as well as complete and accurate accounts of any Contracts, plans or binding promises relating to compensation to be paid to each such Non-Employee Service Provider. Except as set forth in Schedule 3.17(b), as of the date hereof, all compensation due and owing to any Non-Employee Service Provider for services performed on or prior to the date hereof, has been paid in full. Except as set forth on Schedule 3.17(b), none of the Company Group Members engages any Non-Employee Service Provider who cannot be dismissed immediately, whether currently or immediately after the Transactions, without prior notice and without further Liability to any Company Group Member. To Sellers’ Knowledge, no Non-Employee Service Provider has

communicated to any Company Group Member an intention to terminate his, her or its engagement with any Company Group Member.
(c)    Except as set forth on Schedule 3.17(c), each Company Group Member is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union claiming or purporting to represent any employee of any Company Group Member in connection with such employment, and, to Sellers’ Knowledge, no Union is seeking or has sought to organize employees for the purpose of collective bargaining. In the past three (3) years, there has not been, nor, to the Sellers’ Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any Company Group Member or any of its employees. None of the Company Group Members have any duty to bargain with any Union.
(d)    Except as set forth on Schedule 3.17(d), the Company Group Members are, and for the past five (5) years have been, in compliance in all material respects with all applicable federal, state, and local Laws pertaining to employment and employment practices, including all Laws relating to Alcohol Laws, labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, paid sick or family leave, including emergency leave under the Families First Coronavirus Response Act, leaves of absence, whistleblowing, unemployment insurance, and all applicable state and local stay-at-home and reopening governmental Orders and directives and all Laws related to withholding Taxes. All individuals that are and have been characterized and treated by any Company Group Member as independent contractors, vendors, or consultants during the past five (5) years are properly treated as independent contractors under all applicable Laws. All current and former employees of each Company Group Member have been correctly classified as exempt or non-exempt under the Fair Labor Standards Act and applicable state and local wage and hour Laws during the past five (5) years. There are no Actions against any Company Group Member pending or, to Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of or services provided by any current or former applicant, employee, volunteer, intern, or individual engaged as a consultant or independent contractor of any Company Group Member, including any Action threatening or asserting a claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours, or any other employment related matter arising under applicable Laws. None of the Company Group Members has any direct or indirect Liability with respect to any misclassification of any individual as an independent contractor rather than as an employee with respect to any employee leased from another employer, or with respect to any misclassification of any employee as exempt versus non-exempt under the FLSA or applicable state and local wage and hour Laws.
(e)    Except as set forth on Schedule 3.17(e), the Company Group Members have complied in all material respects with all applicable immigration Laws with respect to each of the Business Employees, a properly completed Form I-9 is on file with the employing Company Group Member for each applicable employee and former employee as required by Law, and each Company Group Member has complied with all applicable Laws requiring reporting of legal work status in the applicable federal and state jurisdictions, including any mandatory E-Verify obligations. Furthermore, each Company Group Member has properly completed and maintained all records required by the United States Citizenship and Immigration Services (legacy Immigration and Naturalization Service), the United States Department of Labor (“DOL”), and such other Governmental Authority for each applicable employee the Company has sponsored for immigrant or nonimmigrant status in the United States and all such records are correct and complete in all material respects.
(f)    None of the Company Group Members is delinquent in payments which are due and payable under any applicable Law to any Business Employee for any wages, salaries, commissions, bonuses, vacation, sick leave, other paid time off, severance pay, or other compensation for any services performed by them to the date hereof.

(g)    The Company Group Members have complied in all material respects with the WARN Act and any similar state or local legal requirements and have no plans to undertake any action that would trigger the WARN Act or any similar state or local legal requirements.
(h)    None of the Company Group Members is a government contractor subject to equal employment opportunity or affirmative action obligations under any federal executive Orders or other Law applicable to government contractors.
3.18.    Employee Benefits.
(a)    Schedule 3.18(a) sets forth a complete list, as of the Closing Date, of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA (and whether or not subject to ERISA) and (ii) all other employee benefit arrangements, funds, programs, Contracts, plans and practices of policies, including all severance pay, salary continuation, bonus, incentive, stock or other equity option, stock purchase, stock appreciation or other stock-based rights, retirement, pension, change in control, vacation pay, holiday pay, sick leave, paid time off or another fringe benefit, profit sharing or deferred compensation plans (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar Contract related thereto, whether or not funded, relating to or for the benefit of any present or former employee, manager, director, officer, equity holder, consultant, or independent contractor (or the spouse or dependent of any of the foregoing persons) of any Company Group Member that are, or were since January 1, 2013, sponsored, maintained, contributed to, or required to be contributed to by any Company Group Member or any Affiliate within the meaning of Section 414(b), (c), (m), or (o) of the Code (“ERISA Affiliate”) or with respect to which any Company Group Member or any ERISA Affiliate has or may have any Liability, an “Employee Plan,” and collectively, “Employee Plans”). Identified on Schedule 3.18(a) is each Employee Plan that is maintained, sponsored, contributed to, or required to be contributed to by any Company Group Member primarily for the benefit of employees outside of the United States (each a “Non-US Employee Plan”). None of the Company Group Members has any Liability with respect to any plan, arrangement, Contract, program or practice of the type described in the preceding sentence other than the Employee Plans.
(b)    True and complete copies of the following materials have been delivered or made available to Buyer: (i) all current plan documents (including adoption agreements) for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) current summary plan descriptions, summaries of modifications, annual reports, and summary annual reports with respect to any other Employee Plans, (iii) current trust agreements, insurance Contracts, and other documents relating to the funding or payment of benefits under any Employee Plan, (iv) all Contracts with third party administrators, actuaries, investment managers, trustees, consultants, insurers, and independent contractors that relate to any Employee Plan, (v) all notices or other communications between the IRS, the DOL or the Pension Benefit Guaranty Corporation and any Company Group Member or any Employee Plan within six years preceding the date of this Agreement and (vi) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by Buyer.
(c)    Each Employee Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or Contracts and in material compliance with all applicable Laws including all applicable requirements of ERISA and the Code. Except as provided in Schedule 3.18(c), no Company Group Member nor any employee, officer or director thereof that is a fiduciary (under ERISA or any applicable state trust Law) with respect to any Employee Plan has breached any of its responsibilities, obligations or duties imposed on it by ERISA or any applicable state trust Law. No Employee Plan is currently the subject of a submission under the IRS Employee Plans Compliance Resolution System or any similar system, nor under any DOL amnesty program, and no such submission of any Employee Plan is anticipated. Nothing has occurred with respect to any Employee Plan that has subjected or could reasonably be expected to subject any Company Group Member to a penalty under Section 502 of ERISA or to a Tax or penalty under Sections 4975 or 4980H of the Code.
(d)    Each Employee Plan that is intended to be Tax qualified under Section 401(a) of the Code (each, a “Employee Pension Plan”) that is sponsored, maintained, contributed to or required to be contributed to by a Company Group Member (i) is so qualified and has either received a current favorable determination letter from the IRS, or with respect to a prototype or volume submitter plan can rely on a current opinion or advisory letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such “qualified plan” is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code and (ii) to Sellers’ Knowledge, no event has occurred since the date of the most recent determination, opinion, or advisory letter or application therefor relating to any such Employee Pension Plan that could reasonably be expected to adversely affect the qualification of such Employee Pension Plan.
(e)    No event has occurred or circumstances exist that could reasonably be expected to result in a material increase of the premium of any Employee Plan.
(f)    Except as set forth on Schedule 3.18(f), none of the Company Group Members or any ERISA Affiliate has or had, at any time, an obligation to contribute to (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or (iv) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. Unless otherwise specified in Schedule 3.18(f), none of the Company Group Members has any Liability Buyer and its Affiliates would not reasonably be expected to have any Liability (including any successor or joint and several liability) with respect to any Employee Plan listed on Schedule 3.18(f). None of the Company Group Members or any ERISA Affiliate: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation or a pension plan under Title IV of ERISA or its terms; or (ii) has engaged in any transaction which would give rise to a liability of the Company Group Members or Buyer under Section 4069 or Section 4212(c) of ERISA.
(g)    Except as set forth on Schedule 3.18(g), the execution and performance of this Agreement and the Ancillary Agreements will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from any Company Group Member to any current or former officer, employee, manager, director or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, manager, director or consultant (or dependents of such Persons) of any Company Group Member.
(h)    All nonqualified deferred compensation arrangements subject to Section 409A of the Code (each a “409A Arrangement”) have been administered in compliance with Section 409A of the Code and none of the Company Group Members has any obligation to any Person to cause such 409A Arrangement to comply with Section 409A of the Code or to provide any “gross-up” or similar payment to any Person in the event such 409A Arrangement fails to comply with Section 409A of the Code.
(i)    Except as set forth on Schedule 3.18(i), no Employee Plan promises or provides retiree medical, health or life insurance or other retiree welfare benefits to any Person, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable Law, and there has been no communication (whether oral or written) to any Person that would reasonably be expected to promise or Guarantee any such retiree medical, health or life insurance or other retiree welfare benefits, except to the extent required by COBRA or other applicable Law.
(j)    Each Company Group Member has complied in all material respects with COBRA and the requirements of any similar state Law (if applicable) regarding continued insurance coverage, and no Company Group Member has any Liability with respect to any failure to offer or provide continued coverage or timely provide any applicable notice relating to such coverage nor does any event or condition exist with respect to any Employee Plan that could reasonably be expected to subject any Company Group Member to any material Tax under COBRA.
(k)    Each Company Group Member has complied in all material respects with the coverage requirements of Code Section 4980H and the reporting requirements of Code Section 6055 and 6066 and no

Company Group Member has incurred any material Liability with respect to its failure to offer and report coverage in accordance with the foregoing requirements.
(l)    No Company Group Member sponsors any health reimbursement arrangement and no Company Group Member has been and is liable for any excise Tax under Section 4980D with respect to any health reimbursement arrangement.
(m)    There is no pending or, to Sellers’ Knowledge, threatened Action by or on behalf of (i) any Employee Plan, (ii) any employee or (iii) any beneficiary covered under any such Employee Plan (other than routine claims for benefits). To Sellers’ Knowledge, no Employee Plan is under audit or is the subject of an investigation by any Governmental Authority, nor is any such audit or investigation pending or threatened.
(n)    No Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).
(o)    With respect to any Employee Plan that is a multiemployer plan with the meaning of Section 3(37) of ERISA (“Multiemployer Plan”), there are no facts that could reasonably be expected to form the basis for a claim for delinquent contributions to a Multiemployer Plan or for multiemployer pension fund withdrawal liability against any Company Group Member.
(p)    With respect to any insurance policy providing funding for benefits under any Employee Plan, (i) there is no liability of any Employee Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent Liability, nor would there be any such Liability if such insurance policy was terminated on the date hereof, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to Sellers’ Knowledge, no such proceedings with respect to any such insurer are imminent.
(q)    None of the Company Group Members have agreed or committed to institute any plan, program, arrangement or Contract for the benefit of employees or former employees of any Company Group Member, other than the Employee Plans, or to make any amendments to any of the Employee Plans. Any Company Group Member’s participation in any Employee Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without liabilities to the Company Group Member other than ordinary administrative expenses typically incurred in a termination or withdrawal event.
(r)    Other than through COBRA, none of the Company Group Members nor any Employee Plan has promised or provides benefits to any individual who is not a current or former employee of any Company Group Member, or the dependents or other beneficiaries of any such current or former employee.
(s)    Except as set forth on Schedule 3.18(s), none of the Company Group Member’s employees is a “leased employee” within the meaning of Section 414(n) of the Code, nor is the Company Group Member using the services of a professional employer organization (PEO) with regard to any of its workers.
(t)    All accrued contributions and other payments to be made by any Company Group Member to any Employee Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefor and reflected in the Financial Statements. Except to the extent reserved for and reflected in the Financial Statements in accordance with clause (i) of this Section 3.18(t), none of the Company Group Members or any ERISA Affiliate has committed to, or announced, a change to any Employee Plan that increases the cost of any Employee Plan to any Company Group Member.
3.19.    Environmental.

(a)    Except as set forth on Schedule 3.19(a), the Company Group Members are currently and, since January 1, 2016, have been in material compliance with all Environmental Laws, and, since January 1, 2016, the Company Group Members have not received from any Person any written: (i) Environmental Notice or Environmental Claim, or threat of Environmental Notice or Environmental Claim; or (ii) request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)    The Company Group Members have obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Schedule 3.19(b)) necessary for the ownership, lease, operation or use of the business or assets of the Company Group Members and all such Environmental Permits are in full force and effect. With respect to any such Environmental Permits, the Company Group Members have undertaken, or will undertake prior to the Closing Date, all reasonable measures required to facilitate transfer of the same, where transfer is required as a result of the Transactions. None of the Company Group Members have received any outstanding written Environmental Notice or other written communication regarding any proposed material adverse change in the status or terms and conditions of such Environmental Permits.
(c)    None of the Company Group Members has caused the unpermitted Release of Hazardous Materials to, at or from any (i) Owned Real Property or Leased Real Property, (ii) any formerly owned, operated or leased property, to Sellers’ Knowledge, or (iii) with respect to the business or assets of the Company Group Members, which unpermitted Release(s) would, individually or in the aggregate, reasonably be expected to result in a material violation of Environmental Law, an Environmental Claim or an Environmental Action. To Sellers’ Knowledge, there are no Hazardous Materials present on any Owned Real Property or Leased Real Property except in material compliance with Environmental Laws.
(d)    None of the Company Group Members have received a written Environmental Notice that any Owned Real Property or Leased Real Property or any real property currently or formerly owned, operated or leased in connection with the business of the Company, or any property where any Hazardous Materials were disposed of by any Company Group Member (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material in a manner which could reasonably be expected to result in a material Environmental Claim against, or a material violation of Environmental Law or term of any Environmental Permit by, any Company Group Member. In addition, there are no pending or, to the Company Group Members or Sellers’ Knowledge, threatened Environmental Claims against any Company Group Member, related to the presence of Hazardous Materials, in, on, under or from the Owned Real Property or Leased Real Property or at, under or from any off-site locations where the Company has stored, disposed or arranged for the disposal of Hazardous Materials.
(e)    Schedule 3.19(e) contains a complete and accurate list of all active or abandoned underground storage tanks owned or operated by the Company Group Members.
(f)    The Company Group Members have not retained or assumed, in writing, any liabilities or obligations of third parties under Environmental Law.
(g)    The Companies have provided or otherwise made available to Buyer: (i) all material environmental reports, studies, audits, sampling data, site assessments and other similar documents with respect to the business or assets of the Company Group Members or any currently or formerly owned, operated or leased real property which are in the possession of any Company Group Member related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, corrective action, pollution control equipment and operational changes).
3.20.    Contracts.

(a)    Schedule 3.20(a) sets forth all of the Contracts to which any Company Group Member is a party having the specified criteria (any Contracts listed or required to be listed on Schedule 3.20(a), “Specified Contracts”):
(i)    governing the borrowing of money or the Guarantee or the repayment of Indebtedness of any Company Group Member or granting of Liens on any property or asset of any Company Group Member (including any such Contract under which any Company Group Member has incurred any Indebtedness), or the lending of money by any Company Group Member;
(ii)    that are Employee Plans;
(iii)    containing covenants limiting the freedom of any Company Group Member to engage in any line of business, to compete with any Person or in any geographic area or market, to solicit for employment, hire or obtain the services of any Person or to sell any products or services of or to any other Person;
(iv)    granting to any Person a first refusal, first offer or similar preferential right to purchase or acquire any interest in, or right, asset or property of, any Company Group Member;
(v)    involving a Distributor;
(vi)    involving a joint venture, partnership or other arrangement pursuant to which any Company Group Member shares profits or losses with any other Person;
(vii)    involving a proxy, power of attorney or similar delegation of authority by any Company Group Member;
(viii)    that obligate any Company Group Member to make any capital commitment or capital expenditure after Closing in excess of $500,000;
(ix)    that obligate any Company Group Member to pay an amount of $500,000 or more after the date hereof and has not been fully performed as of the date hereof;
(x)    that obligate any Company Group Member to provide a Guarantee of the obligations of any other Person in excess of $500,000, or to provide indemnification to any other Person (excluding indemnitees contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course);
(xi)    that are with any Significant Supplier;
(xii)    involving the acquisition of any business enterprise since January 1, 2017, whether via equity securities, merger, consolidation, asset purchase or otherwise;
(xiii)    involving obligations or any Liability whatsoever to make any payments by way of material royalties or other similar fees;
(xiv)    involving prepaid orders that are unfulfilled;
(xv)    providing for any take or pay arrangement or obligating any Company Group Member to buy or sell its requirements with respect to any good or service from another Person;
(xvi)    that are not cancellable by the Company Group Member or Company Group Members without penalty upon notice of 30 days or less (A) pertaining to the lease of equipment or other personal property, (B) involving management services, consulting services, independent contractor agreements, support services or any other similar services, or (C) providing for a term of greater than 12 months;

(xvii)    that purport to be binding on any Affiliate of any Company Group Member or Buyer or their Affiliates;
(xviii)    that are Government Contracts;
(xix)    containing any warranties or guaranties outside the Ordinary Course for the benefit of anyone other than the Company Group Members with respect to products delivered or services rendered thereunder;
(xx)    that are collective bargaining agreements or other Contracts with any Union; or
(xxi)    that provide for Tax incentives, refunds or rebates.
(b)    In the Data Room, the Companies have provided to Buyer true and complete copies of each written Specified Contract (including each supplement, amendment or modification thereto), as amended to date, and a summary of each oral Specified Contract. Each Specified Contract is valid, binding and enforceable against the applicable Company Group Member and, to Sellers’ Knowledge, all other parties thereto in accordance with its terms, subject to the General Enforceability Exceptions. Except as otherwise set forth in Schedule 3.20(a), with respect to the Specified Contracts: (i) the applicable Company Group Member is not and, to Sellers’ Knowledge, no other party thereto is in default under or in violation thereof; and (ii) to Sellers’ Knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation thereunder. Except as otherwise set forth in Schedule 3.20(a), no Company Group Member has received any written notice from another party to a Specified Contract indicating such party’s intention to amend, terminate, repudiate or disclaim such Specified Contract. There are no material unresolved disputes under any Specified Contract with any of the other parties thereto.
3.21.    Insurance.
Schedule 3.21 sets forth a true and complete list of all business insurance policies effective during any part of the last calendar year, including all policies providing commercial general liability, workers compensation/employers liability, commercial auto, umbrella, property/business interruption, directors and officers liability, professional liability/errors and omissions, employment practices liability, fiduciary liability, cyber, crime/fidelity and similar coverages under which any Company Group Member is the policyholder or a named insured (collectively, the “Insurance Policies”). True and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies were in full force and effect when provided to Buyer (and if the policy period of any such policies has since expired, such policies have been renewed) and, except as set forth on Schedule 3.21, shall remain in full force and effect following the consummation of the Transactions until such policies terminate in the Ordinary Course. No notice of cancellation or termination or non-renewal has been received by any Company Group Member with respect to any of the Insurance Policies. Since January 1, 2017, none of the Company Group Members has been refused any insurance. Since January 1, 2020, none of the Company Group Members has received any written notice of cancellation of coverage under any Insurance Policies. All premiums due on the Insurance Policies have been paid in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any Company Group Member. As of the date of this Agreement, there are no pending claims made under any of the Insurance Policies related to any Company Group Member as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Company Group Members is in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient for compliance with all Alcohol Laws and for compliance in all material respects with all other applicable Laws and Contracts to which any Company Group Member is a party or by which it is bound.
3.22.    Accounts Receivable.

All accounts and notes receivable of each of the Company Group Members represent sales made in the Ordinary Course or valid claims as to which performance has been rendered by the applicable Company Group Member, and are not subject to valid defenses, offsets or counterclaims other than normal cash discounts and write-offs accrued in the Ordinary Course and properly reflected in the Financial Statements in accordance with GAAP.
3.23.    Taxes.
Except as set forth on Schedule 3.23:
(a)    LGH duly elected to be treated as an S corporation pursuant to Section 1362(a) of the Code and, as applicable, the Laws of each state in which LGH conducts business or is otherwise subject to income Taxes (collectively, the “LGH S Election”). The LGH S Election was initially effective as of LGH’s date of formation. No event has occurred (or fact has existed) that would preclude LGH from qualifying as an S corporation under Sections 1361 and 1362 of the Code or which would terminate LGH's S corporation status. No Governmental Authority has challenged the effectiveness of the LGH S Election. LGH is properly classified as an S corporation under Sections 1361 and 1362 of the Code and the Treasury Regulations thereunder for U.S. federal income Tax purposes, and is so classified for state income Tax purposes pursuant to analogous state provisions. Before its stock was contributed to LGH on August 12, 2019, London was properly classified as an S corporation under Sections 1361 and 1362 of the Code and the Treasury Regulations thereunder for U.S. federal income Tax purposes.
(b)    Each of BDL and LMX is, and has been at all times since its formation, classified as a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-3) for federal income Tax purposes and no election has been made for either of BDL or LMX to be treated as an association taxable as a corporation pursuant to Treasury Regulation Section 301.7701-3.
(c)    Each of ALG and DGLD is properly classified as a partnership for federal income Tax purposes and no election has been made for either AGL or DGLD to be treated as an association taxable as a corporation pursuant to Treasury Regulation Section 301.7701-3.
(d)    LRDH duly elected to be treated as an S corporation pursuant to Section 1362(a) of the Code and the Laws of each state in which LRDH conducts business or is otherwise subject to income Taxes (collectively, the “LRDH S Election”). The LRDH S Election was initially effective as of LRDH’s date of formation. No event has occurred (or fact has existed) that would preclude LDRH from qualifying as an S corporation under Sections 1361 and 1362 of the Code or which would terminate LRDH’s S corporation status. No Governmental Authority has challenged the effectiveness of the LRDH S Election. LRDH is properly classified as an S corporation under Sections 1361 and 1362 of the Code and the Treasury Regulations thereunder for U.S. federal income Tax purposes, and is so classified for state income Tax purposes pursuant to analogous state provisions.
(e)    All holders of equity interests of LGH and LRDH are, and have been at all times during which they held such equity interests, eligible shareholders under Section 1361 of the Code and the Treasury Regulations promulgated thereunder.
(f)    Each of LFL and LRD is, and has been at all times since its formation, classified as either a partnership or a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-3) for federal income Tax purposes and no election has been made for either of LFL or LRD to be treated as an association taxable as a corporation pursuant to Treasury Regulation Section 301.7701-3.
(g)    LDLH is, and has been at all times since its formation, classified as either a partnership or a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-3) for federal income Tax purposes and no election has been made for LDLH to be treated as an association taxable as a corporation pursuant to Treasury Regulation Section 301.7701-3.

(h)    LDL is, and has been at all times since its formation, classified as a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-3) for federal income Tax purposes and no election has been made for LDL to be treated as an association taxable as a corporation pursuant to Treasury Regulation Section 301.7701-3. NDC is, and has been since September 11, 2020 classified as a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-3) for federal income Tax purposes, and prior to September 11, 2020, NDC was, and had been since April 16, 2018, classified as a partnership for federal income tax purposes.  No election has been made for NDC to be treated as an association taxable as a corporation pursuant to Treasury Regulation Section 301.7701-3.
(i)    KYLH is, and has been at all times since its formation, classified as a partnership for federal income Tax purposes and no election has been made for KYLH to be treated as an association taxable as a corporation pursuant to Treasury Regulation Section 301.7701-3.
(j)    LBD is, and has been at all times since its formation, classified as a partnership for federal income Tax purposes and no election has been made for LBD to be treated as an association taxable as a corporation pursuant to Treasury Regulation Section 301.7701-3.
(k)    Neither LGH nor LRDH is liable for any Tax under Section 1374 of the Code or any other applicable state or local Law.
(l)    Each Company Group Member has paid all Taxes that are due and payable by such Company Group Member (whether or not shown as due and owing on any Tax Return), and the unpaid Taxes of each Company Group Member (i) did not, as of the date of the Interim Balance Sheets, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Company Group Member in filing its Tax Returns.
(m)    Each Company Group Member has properly withheld, deducted or collected all Taxes required to have been withheld, deducted or collected in connection with amounts received by, or paid or owing to, any shareholder, employee, creditor, independent contractor, Distributor or other third party and, to the extent required, has timely remitted or paid such Taxes to the appropriate Taxing Authority.
(n)    Each Company Group Member has properly collected all sales and similar Taxes required to have been collected with respect to sales made by it or has received and retained any appropriate Tax exemption certificates and other documentation for all sales made without charging or remitting sales or similar Taxes that qualify such sales as exempt from sales and similar Taxes; and, to the extent required, has remitted or paid such Taxes to the appropriate Taxing Authority.
(o)    All Tax Returns required to be filed with any Taxing Authority by each Company Group Member have been filed in accordance with all applicable Laws. All such Tax Returns were true, correct and complete, in all material respects. No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) or the period for filing any such Tax Return has been executed or filed with any Taxing Authority by or on behalf of any Company Group Member, which period or extension has not yet expired. No Company Group Member has requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.
(p)    No deficiencies for Taxes or other assessments relating to Taxes have been claimed, proposed or assessed against any Company Group Member in writing, which has not been settled or otherwise resolved. There is no audit by a Taxing Authority or Action now pending or being conducted in respect of any Tax levied against any Company Group Member, and, to Sellers’ Knowledge, no such audit or Action has been threatened in writing. There are no Liens for Taxes upon the assets or properties of any Company Group Member other than Permitted Liens.

(q)    The Company Group Members have made available complete copies of all Tax Returns of the Company Group Members with respect to taxable periods that ended on or after December 31, 2016 and any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of Tax Law) that any Company Group Member has executed with respect to taxable periods that ended on or after December 31, 2016.
(r)    In the past three (3) years, none of the Company Group Members have received notice of any written claim or nexus (or, in the case of international operations, a permanent establishment) inquiry by a Taxing Authority in a jurisdiction where such Company Group Member does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or obligated to file a Tax Return in such jurisdiction. In the past three (3) years, none of the Company Group Members has made a voluntary disclosure of any failure to file Tax Returns in any jurisdiction under programs or policies for such disclosures, whether such programs or policies are sponsored by the jurisdictions that impose Taxes or by third parties (e.g., Multi-State Tax Commission).
(s)    No power of attorney with respect to any Tax matter is currently in force with respect to any Company Group Member, the assets of any Company Group Member that would, in any manner, bind, obligate or restrict Buyer or any of its Affiliates. None of the Company Group Members has executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to any Company Group Member, that would be binding on Buyer for any taxable period (or portion thereof) ending after the Closing Date. The Company Group Members are in compliance with all terms and conditions of any applicable Tax incentive, holiday or abatement, industrial revenue bond (including the County of Nelson, Kentucky Industrial Building Revenue Bonds, Taxable Series 2017 (Lux Row Project)) or other Tax reduction agreement with a Taxing Authority.
(t)    None of the Company Group Members are a party to or bound by any Tax sharing, Tax indemnity or Tax allocation Contract or other similar arrangement with any Person (other than Contracts entered into in the Ordinary Course the primary purpose of which are not the allocation of Taxes).
(u)    None of the Company Group Members have been a member of an affiliated group filing a consolidated federal Income Tax Return (or any similar group filing Tax Returns on an affiliated, consolidated, combined or unitary basis under state, local or non-U.S. Tax Law), and has no Liability for Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, or by Contract (other than pursuant to Contracts entered into in the Ordinary Course the primary purpose of which are not the allocation of Taxes).
(v)    None of the Company Group Members will be required to include any adjustment under Section 481(c) of the Code (or any corresponding provision of Tax Law) in taxable income for any taxable period ending after the Closing Date as a result of a change in accounting method made prior to the Closing Date.
(w)    None of the Company Group Members have participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) for any taxable period for which the statute of limitations remains open.
(x)    None of the Company Group Members will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of Tax Law) executed prior to the Effective Time; (ii) installment sale or open transaction disposition made prior to the Effective Time; (iii) prepaid amount received prior to the Effective Time; or (iv) any prepaid amount or item of deferred revenue (e.g., deposits from Distributors) received prior to the Effective Time.
(y)    In the past five (5) years, none of the Company Group Members has distributed stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(z)    None of the Company Group Members are subject to Tax in any country, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business, or similar presence.
(aa)    None of the Company Group Members are a party to a gain recognition agreement under Section 367 of the Code or similar provision in a foreign jurisdiction.
(bb)    None of the Company Group Members owns an interest in a “controlled foreign corporation” (as defined in Section 957 of the Code), a “passive foreign investment company” (as defined in Section 1297 of the Code), or a “specified foreign corporation” (as defined in Section 965(e) of the Code).
(cc)    None of the Company Group Members has taken, nor agreed to take, any action nor, to Sellers’ Knowledge, is there any fact or circumstance that could reasonably be expected to prevent the Merger and the Subsidiary Mergers, taken together, from qualifying as “reorganizations” within the meaning of Section 368(a) of the Code.
(dd)    No Company Group Member has deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that may be deferred pursuant to Section 2302 of the CARES Act; or (ii) has deferred any Payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued August 8, 2020 or any similar Law.
(ee)    No property owned by a Company Group Member is subject to a “section 467 rental agreement” as defined in Section 467 of the Code.
3.24.    Distributors and Suppliers.
(a)    Schedule 3.24(a) sets forth a list of (i) the top twenty (20) Distributors of the Company Group Members by revenue and the dollar amount of revenues generated by each Distributor during each of the 12-month periods ended December 31, 2019 and September 30, 2020, respectively (the “Significant Distributors”). Except as set forth on Schedule 3.24(a), (i) all Significant Distributors continue to be Distributors of the Company Group Members and no Significant Distributor has informed any Company Group Member that it intends to materially reduce its business with the Company Group Members from the levels achieved during the 12-month period ended September 30, 2020; (ii) since January 1, 2019, no Significant Distributor has terminated its relationship with the Company Group Members or, to Sellers’ Knowledge, has threatened in writing to do so; and (iii) since January 1, 2019, to Sellers’ Knowledge, no Significant Distributor has notified any Company Group Member in writing that, in the event of a sale of any Company Group Member or the Business, the Company Group Members or the Business would lose or suffer diminution in the amount of its sales to any Distributor; (iv) none of the Company Group Members are involved in any material claim, dispute or other controversy with any Significant Distributor; (v) no Significant Distributor has given any Company Group Member written notice that it is subject to any bankruptcy, insolvency or similar proceeding, and no such proceeding is pending or, to Sellers’ Knowledge, threatened; (vi) none of the Company Group Members are involved in any claim, dispute or other controversy with any of its other Distributors that, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect; and (vii) the Company can freely terminate, without payment, penalty or cessation of business, any Distributor with which the Company does not have a written Contract.
(b)    Schedule 3.24(b) sets forth each supplier to whom any Company Group Member has paid aggregate consideration for products and services rendered in an amount greater than or equal to $500,000 in either or each of the 12-month periods ended December 31, 2019 and September 30, 2020, respectively, and lists each such supplier’s associated charges for each of those periods (“Significant Suppliers”). Except as set forth on Schedule 3.24(b), (i) all Significant Suppliers continue to be suppliers of the Company Group Members and, to Sellers’ Knowledge, since January 1, 2019, no Significant Supplier has informed any Company Group Member in writing that it intends to reduce materially its business with the Company Group Members from the levels achieved during the 12-month period ended September 30, 2020; (ii) since January 1, 2019, no Significant Supplier has terminated its relationship with any Company Group Member or, to Sellers’ Knowledge, has threatened in writing to do so; (iii) since January 1, 2019, no Significant Supplier has notified any Company Group Member in writing that, in the event of a sale of any Company Group Member or the Business, the Company or the Business would lose or suffer diminution in the amount supplied from the Significant Supplier; (iv) none of the Company Group Members are involved in any material claim, dispute or other controversy with any Significant Supplier; (v) no Significant Supplier has given any Company Group Member written notice that it is subject to any bankruptcy, insolvency or similar proceeding, and no such proceeding is pending or, to the Sellers’ Knowledge, threatened; and (vi) none of the Company Group Members are involved in any claim, dispute or other controversy with any of its other suppliers that, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect. No Significant Supplier represents a sole source of supply for any good or service used by any Company Group Member.
3.25.    Related Party Transactions.
Except as set forth on Schedule 3.25, (a) no current director, officer or equity holder of any Company Group Member, no Seller, nor, to Sellers’ Knowledge, any of their Affiliates (each a “Related Party” and, collectively, the “Related Parties”) has or, since January 1, 2017 has had, any Contract with any Company Group Member, and there are none currently proposed and (b) no Related Party has any direct or indirect ownership interest in or is a manager, director or officer of any Person that is a client, Distributor, supplier, lessor, lessee, debtor, creditor or competitor of any Company Group Member. Except as set forth on Schedule 3.25, there is no outstanding amount owed by or to any Company Group Member to or from any Related Party.
3.26.    Brokers.
Except as set forth on Schedule 3.26, no Person has acted directly or indirectly as a broker, finder or financial advisor for any Company Group Member, Sellers or any of their Affiliates in connection with the Transactions for which Buyer or any Company Group Member will become obligated to pay a fee, commission or other compensation.
3.27.    Investment Representation.
(a)    Each Seller is acquiring the Stock Consideration for his, her or its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Stock Consideration in a manner that would violate the registration requirements of the Securities Act. Each Seller agrees that the Stock Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Each Seller is able to bear the economic risk of holding the Stock Consideration for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
(b)    Each Seller is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. Each Seller is a sophisticated investor and has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of the investment in the Stock Consideration.
(c)    Each Seller has had the opportunity to consult its own independent legal, Tax, accounting and other advisors with respect to each Seller’s rights, benefits, and obligations under this Agreement and the Tax and other economic consequences to such Seller of the receipt or ownership of the Stock Consideration, including the Tax consequences under federal, state, local, and other income Tax Laws of the United States or any other country and the possible effects of changes in such Tax Laws. Each Seller is not relying on Buyer or any of its Affiliates or any of Buyer’s employees, agents, representatives or advisors with respect to the legal, Tax, economic and related considerations of an investment in the Stock Consideration.

(d)    Each Seller understands and agrees that the investment in the Stock Consideration involves a high degree of risk and that no guarantees have been made or can be made with respect to the future value of the Stock Consideration or the future profitability or success of Buyer and the Company Group Members.
(e)    Each Seller acknowledges and agrees that such Seller has had an opportunity to review the Buyer SEC Documents.
3.28.    International Trade and Anti-Corruption Compliance.
(a)    Since January 1, 2015, no Company Group Member or any Related Party thereof, or any officer, director, employee, agent, or representative, of any Company Group Member (i) has unlawfully provided, offered, gifted or promised, directly or indirectly, anything of value to any Governmental Authority official, political party or candidate for government office or any officer, director or employee of a public international organization, or unlawfully provided or promised anything of value to any other Person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly, to any Governmental Authority, political party or candidate for government office or any officer, director or employee of a public international organization, for the purpose of (w) influencing any act or decision of such official, party, candidate, officer, director or employee in his or her official capacity, (x) inducing such official, party, candidate, officer, director or employee to do or omit to do any act in violation of their lawful duty, (y) securing any improper advantage for the benefit of any Company Group Member; or (z) inducing such official, party, candidate, officer, director or employee to use his or her influence to affect or influence any act or decision of such Governmental Authority, in order to assist any Company Group Member in obtaining or retaining business for or with, or directing business to, any Person; or (ii) otherwise has violated the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.) or similar Laws of any applicable jurisdiction prohibiting corruption and bribery (collectively, “Anti-Corruption Laws”).
(b)    Each of the Company Group Members and each Related Party thereof, and each officer, director, employee, agent, or representative of any Company Group Member is in material compliance with all applicable International Trade Laws. To Sellers’ Knowledge, at no time since January 1, 2015 has any Company Group Member or any such Related Party, agent, representative, employee, officer, or director committed any material violation of any applicable International Trade Laws; and to Sellers’ Knowledge there are no unresolved written questions or claims from any Governmental Authority concerning any Liability of any Company Group Member or any such Related Party, agent, representative, employee, officer, or director with respect to any such International Trade Laws.
(c)    Since January 1, 2015, no Company Group Member or any Related Party thereof, or any officer, director, agent, representative, or employee of any Company Group Member (i) has been or is designated on any restricted or sanctioned party list of any applicable Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, or (ii) (a) has participated in any prohibited transaction involving such a designated Person, or any country that is the subject or target of U.S. sanctions administered by OFAC or other applicable Governmental Authority, (b) has exported or sold any good, technology or services in violation of any International Trade Laws, or (c) has participated in or facilitated any export, re-export or transaction prohibited by International Trade Laws.
(d)    Each Company Group Member has since January 1, 2015, utilized, and utilizes, effective controls, procedures, and an internal accounting controls system that are sufficient to provide reasonable assurances that violations of Anti-Corruption Laws and International Trade Laws will be prevented, detected and deterred. No Company Group Member has received any notice from a Governmental Authority that it is subject to any civil or criminal investigation, audit or any other inquiry involving or otherwise relating to any alleged or actual violation of Anti-Corruption Laws or International Trade Laws.
3.29.    PPP Loan.
The PPP Loan was obtained by London in accordance, in all material respects, with all applicable Laws and all applicable eligibility requirements under the Paycheck Protection Program, in each case as existing as of the time of the final applications for the PPP Loan. No Company Group Member has received a notice from any Governmental Authority asserting or threatening that any portion of the PPP Loan is not or may not be eligible for forgiveness or that the PPP Loan does not comply with applicable Laws and requirements. The Company Group Members shall use commercially reasonable efforts after the date hereof to obtain forgiveness of the entirety of the PPP Loan prior to the Closing Date.
3.30.    Organization of HoldCo.
HoldCo was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and other than the equity interests transferred to it pursuant to the Contribution.
3.31.    Exclusive Representations and Warranties.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS SET FORTH IN THIS ARTICLE III, NONE OF THE SELLERS NOR ANY COMPANY GROUP MEMBER, NOR ANY OF THEIR RESPECTIVE MANAGERS, OFFICERS, DIRECTORS, AFFILIATES, REPRESENTATIVES OR ADVISORS OR ANY OTHER PERSON HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, NOR IS BUYER OR ANY AFFILIATE THEREOF RELYING UPON, ANY REPRESENTATION OR WARRANTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, NO REPRESENTATION OR WARRANTY HAS BEEN MADE OR IS BEING MADE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, HEREIN TO BUYER, OR ANY OTHER PERSON (I) IN RESPECT OF ANY COMPANY GROUP MEMBER, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY TANGIBLE ASSETS OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (OR ANY OTHER REPRESENTATION OR WARRANTY REFERRED TO IN SECTION 2-312 OF THE UNIFORM COMMERCIAL CODE OF ANY APPLICABLE JURISDICTION), (II) WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OTHER PERSON, OR (III) WITH RESPECT TO ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE AT ANY TIME TO BUYER OR ANY OTHER PERSON, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE III, BUYER IS ENGAGING IN THE TRANSACTIONS ON AN “AS IS, WHERE IS” BASIS.
Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to HoldCo, the Companies and Sellers as of the date hereof and as of the Closing Date as follows:
4.1.    Existence and Good Standing.
(a)    Buyer is a corporation duly organized, validly existing and in good standing under the laws of Kansas. Buyer is duly qualified to do business as a foreign corporation or other entity and is in good standing in each of the jurisdictions where such qualification is (i) necessary under applicable Alcohol Laws or (ii) otherwise necessary, except in the case of this clause (ii) in those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.
(b)    Accurate and complete copies of the Charter Documents of Buyer have been filed with the SEC.

(c)    During the three (3) years preceding the Closing Date, there has not been any material violation of any of the provisions of the Charter Documents of Buyer.
4.2.    Authority, Validity and Enforceability.
The only approval of the shareholders of Buyer that is required to approve the Transactions is the vote of shareholders representing a majority of the shares of Buyer Preferred Stock (the “Buyer Shareholder Approval”). Subject to receiving the Buyer Shareholder Approval, Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and any Ancillary Agreement to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement by Buyer and any Ancillary Agreement to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the Transactions, including the Merger, have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by each of the other parties thereto, is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the General Enforceability Exceptions. When each Ancillary Agreement to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each of the other parties thereto), such Ancillary Agreement will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the General Enforceability Exceptions.
4.3.    No Conflict.
Subject to receiving the Buyer Shareholder Approval, the execution and delivery by Buyer of this Agreement and each Ancillary Agreement to which it is a party, the performance by Buyer of its obligations hereunder or thereunder and the consummation of the Transactions do not and will not (i) violate or conflict with the Charter Documents of Buyer or any Law, Permit or Order, or (ii) violate, conflict with or result in a breach, acceleration or termination of, constitute a default under, or give any Person any right to terminate, modify, cancel or accelerate (in each case with or without notice or lapse of time, or both) any note, deed, mortgage, or Contract or oral understanding to which Buyer is a party or to which any of its assets or properties are subject. Buyer is Solvent and will be Solvent upon consummation of the Transactions.
4.4.    Consents.
Except as set forth on Schedule 4.4, no Consent is required in connection with the execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreements to which it is a party or the consummation of the Transactions, except for (a) such Consents as may be required under applicable securities Laws and the rules of Nasdaq, (b) such filings and notifications, if any, as may be required under the HSR Act, or any other applicable federal, state or foreign Laws or other legal restraint designed to govern competition or prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to be made by Buyer, and the expiration or early termination of any applicable waiting periods under the HSR Act or applicable foreign Antitrust Laws and (c) Consents required with respect to Permits of the Company Group Members under applicable Alcohol Laws as a result of the consummation of the Transactions.
4.5.    Capitalization; No Joint Ventures.
(a)    The authorized capital stock of Buyer consists of 40,000,000 shares of Buyer Common Stock and 1,000 shares of Buyer Preferred Stock. As of December 29, 2020, there were (i) 18,115,965 shares of Buyer Common Stock issued and outstanding, and (ii) 437 shares of Buyer Preferred Stock issued and outstanding. All of the issued and outstanding shares of capital stock of Buyer are duly authorized, validly issued, fully paid and nonassessable.
(b)    Except for equity-based compensation awards issued to Buyer’s officers and directors, there are no Contracts, voting trusts or proxies relating to the issuance, ownership, purchase, sale, transfer or voting of any equity securities or other securities of any Buyer Group Member. Except for equity-based compensation awards issued to Buyer’s officers and directors, no Buyer Group Member to which any Buyer Group Member is a party to or obligated with respect to any outstanding options, warrants, preemptive rights, calls, subscriptions or similar rights, convertible or exchangeable securities or other similar commitments which relate to equity interests in the Buyer Group Members, which may obligate any Buyer Group Member to issue, directly or indirectly, any securities or other interest in any Buyer Group Member to any Person. All securities and equity interests that have been issued or sold by the Buyer Group Members were issued or sold in compliance with the applicable Charter Documents and all applicable Laws, including securities Laws (including applicable exemptions from registration). None of the securities or equity interests issued or sold by any Buyer Group Member were issued or sold in violation of any Contract to which any Buyer Group Member is a party is or was a party or is or was subject or in violation of any preemptive or similar rights of any Person. Except as set forth on Buyer’s SEC filings, no Buyer Group Member is a party to or has outstanding or authorized any stock appreciation, phantom stock, profit participation, distribution, dividend or similar rights.
(c)    Except as set forth on Schedule 4.5(c), Buyer does not, directly or indirectly, own an equity interest in any Person other than its wholly-owned Subsidiaries.
4.6.    Compliance with Laws; Permits.
(a)    Except as set forth in the Buyer SEC Documents or as would not reasonably be expected to result in a Buyer Material Adverse Effect: (i) each Buyer Group Member is in material compliance with and, since January 1, 2017, has complied at all times and in all material respects with all applicable Alcohol Laws and other applicable Laws, and no Action is pending, or to Buyer’s Knowledge threatened alleging any failure to so comply; (ii) since January 1, 2017, no Buyer Group Member has received any written communication from any Governmental Authority, including any subpoena or investigative or regulatory demand, stating that any Buyer Group Member is not in material compliance with any Law, including any Alcohol Laws, or Orders, in each case, other than surveys or audits conducted in the Ordinary Course; (iii) to Buyer’s Knowledge, there is no civil, criminal or administrative Action, suit, demand, claim, complaint, hearing, investigation, notice, suspension, offer in compromise, violation, demand letter, warning letter, subpoena, proceeding or request for information related to noncompliance with, or otherwise involving, any Alcohol Laws or Orders, pending against any Buyer Group Member; and (iv) no Buyer Group Member is party to or subject to any deferred prosecution agreement, consent order, consent decree or other settlement agreement or memorandum of understanding with any Governmental Authority.
(b)    No Buyer Group Member, nor or any other Person acting on behalf of any Buyer Group Member, has, directly or indirectly, paid, offered, promised, authorized or agreed to give any unlawful payment, gift, forgiveness of all or part of a debt or other thing of value or similar benefit to any distributor, supplier, or any employee of any Governmental Authority or other Person who is or may be in a position to help or hinder any Buyer Group Member or assist any Buyer Group Member party in connection with any actual or proposed transaction.
4.7.    Securities Matters.
Buyer is acquiring the Company Group Members solely for the purpose of investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Buyer acknowledges that it shall not sell or dispose of any of the equity interests of the Company Group Members other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of applicable securities Laws; it being understood that Buyer may transfer such securities among Subsidiaries of Buyer.
4.8.    Issuance of Buyer Common Stock.
The Stock Consideration to be issued hereunder will be newly issued, duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens (other than those arising under securities Laws), and will not be issued in violation of any preemptive right, purchase option, call option, right of first refusal or similar options. Buyer has and on the Closing Date will have a sufficient number of shares of Buyer Common Stock authorized for issuing the Stock Consideration.
4.9.    SEC Filings.
(a)    Since January 1, 2020, Buyer has filed with the Securities and Exchange Commission (the “SEC”) all registration statements, proxy statements and other statements, reports, schedules, forms and other documents (including all exhibits and all other information incorporated by reference) required to be filed by it with the SEC (the “Buyer SEC Documents”), and all amendments thereto. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (i) each of the Buyer SEC Documents complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002, as amended, and (ii) none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Other than Buyer, no Buyer Group Member is, or since January 1, 2020, has been, required by applicable regulations promulgated by the SEC to file or furnish under the Exchange Act, or otherwise submit to the SEC, any form, report, registration statement, or other document.
(b)    Each of the consolidated financial statements of Buyer (including, in each case, any related notes thereto) contained in the Buyer SEC Documents (the “Buyer Financial Statements”) have been prepared in all material respects in accordance with the accounting records and policies of Buyer and with GAAP consistently applied and fairly present, in all material respects, the financial position of the Buyer Group Members as of the dates indicated, except (i) such deviations from GAAP or their consistent application as are referred to in the notes to the Buyer Financial Statements, (ii) for the absence of normal year-end audit adjustments, and (iii) that the Buyer Financial Statements do not contain all footnote disclosures required by GAAP.
(c)    Buyer has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures have been designed to provide reasonable assurance that all material information relating to Buyer, including its consolidated Subsidiaries, required to be disclosed in Buyer’s periodic and current reports under the Exchange Act, is made known to Buyer’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act.
(d)    The Buyer Group Members have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which have been designed to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of the Buyer Financial Statements for external purposes in accordance with GAAP. Buyer has disclosed, based on its most recent evaluation of Buyer’s internal control over financial reporting prior to the date hereof, to Buyer’s auditors and audit committee of Buyer’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of Buyer’s internal control over financial reporting which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) any Fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.
4.10.    Undisclosed Liabilities.
None of the Buyer Group Members has any Liabilities of a nature required by GAAP to be reflected on a balance sheet of the Buyer Group Members, except for Liabilities (a) reflected, accrued or reserved against on the Buyer Financial Statements, (b) incurred in the Ordinary Course or in connection with the COVID-19 Measures since the date of the Buyer Financial Statements, or (c) Liabilities incurred in connection with the Transactions, this Agreement or the Ancillary Agreements. Since September 30, 2020, there has not been any event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect.

4.11.    Litigation.
Except as set forth in the Buyer SEC Documents, there are no Actions pending or, to Buyer’s Knowledge, threatened against or by (a) any Buyer Group Member, or (b) any current or former director, officer, employee or agent of any Buyer Group Member with respect to which any Buyer Group Member has any obligations to indemnify or advance expenses to any Person. As of the date of this Agreement, except as set forth in the Buyer SEC Documents, there are no outstanding Orders and no unsatisfied judgments, penalties or awards against or affecting any Buyer Group Member or any of its properties or assets. As of the date of this Agreement, there are no Actions against any Buyer Group Member pending or, to Buyer’s Knowledge, threatened or Orders outstanding that are applicable to any Buyer Group Member (other than Orders of general applicability) that call into question the validity of this Agreement, the Ancillary Agreements or any of the Transactions.
4.12.    Brokers.
No Person has acted directly or indirectly as a broker, finder or financial advisor for Buyer or its Affiliates in connection with the Transactions for which Sellers will become obligated to pay a fee, commission or other compensation.
4.13.    Securities Law Compliance; Listing and Maintenance Requirements.
Assuming the accuracy of Sellers’ representations in Section 3.27, at the time of issuance of the Stock Consideration, such issuance will be exempt from the registration requirements of the Securities Act and will have been issued in compliance with all applicable rules and regulations of Nasdaq (or such other securities exchange or quoting service that makes the primary market in shares of Buyer Common Stock if it is not then listed on Nasdaq). Buyer is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq applicable to Buyer. Buyer has not, since January 1, 2017, received written notice from Nasdaq to the effect that Buyer is not in compliance with the listing or maintenance requirements of such trading market. The consummation of the Transactions does not violate the rules and regulations of Nasdaq. Buyer has taken no action designed to, or which to Buyer’s Knowledge is likely to have the effect of, terminating the registration of Buyer Common Stock under the Exchange Act.
4.14.    Debt Financing.
Buyer has, and will continue to have until the consummation of the Transactions, sufficient capacity under its existing credit facility to fund the Cash Consideration, the Net Closing Cash Adjustment and any other amounts payable in cash by Buyer hereunder.
4.15.    Solvency.
After giving effect to the Transactions, Buyer and its Subsidiaries shall, collectively, be Solvent.
4.16.    Reorganization Status.
Buyer and its Affiliates have not taken, nor agreed to take, any action nor, to Buyer’s Knowledge, is there any fact or circumstance that could reasonably be expected to prevent the Merger and the Subsidiary Mergers, taken together, from qualifying as “reorganizations” within the meaning of Section 368(a) of the Code.
4.17.    RWI Policy.
The offer of coverage documented by the RWI Policy and its associated binder agreement has not been withdrawn, terminated, canceled or rescinded in whole or in part, nor do conditions exist that make such coverage void, voidable or rescindable, except for customary conditions to coverage set forth in the RWI Policy to be satisfied following the date this representation is made. The form of RWI Policy and its associated binder agreement, copies of which are attached hereto as Exhibit A.

4.18.    Exclusive Representations and Warranties.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS SET FORTH IN THIS Article IV, NEITHER BUYER NOR ANY OF ITS OFFICERS, DIRECTORS, AFFILIATES, REPRESENTATIVES OR ADVISORS OR ANY OTHER PERSON HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, NOR IS ANY SELLER, ANY COMPANY GROUP MEMBER NOR ANY AFFILIATE THEREOF RELYING UPON, ANY REPRESENTATION OR WARRANTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS Article IV, NO REPRESENTATION OR WARRANTY HAS BEEN MADE OR IS BEING MADE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, HEREIN TO SELLERS, THE COMPANY GROUP MEMBERS, OR ANY OTHER PERSON (I) IN RESPECT OF ANY BUYER GROUP MEMBER, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY TANGIBLE ASSETS OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (OR ANY OTHER REPRESENTATION OR WARRANTY REFERRED TO IN SECTION 2-312 OF THE UNIFORM COMMERCIAL CODE OF ANY APPLICABLE JURISDICTION), (II) WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO SELLERS, THE COMPANY GROUP MEMBERS OR ANY OTHER PERSON, OR (III) WITH RESPECT TO ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE AT ANY TIME TO SELLERS, THE COMPANY GROUP MEMBERS OR ANY OTHER PERSON, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. SELLERS AND THE COMPANY GROUP MEMBERS HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS Article IV, SELLERS AND THE COMPANY GROUP MEMBERS ARE ENGAGING IN THE TRANSACTIONS ON AN “AS IS, WHERE IS” BASIS.
Article V
ADDITIONAL AGREEMENTS

5.1.    Conduct of Business Prior to the Closing.
From the date hereof until the Closing, (i) except as otherwise provided in this Agreement, the Schedules or any Ancillary Agreements, (ii) consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), or (iii) in connection with the COVID-19 Measures, the Companies shall, and shall cause the Company Group Members to use commercially reasonable efforts to conduct the business of the Company Group Members in the Ordinary Course, including with respect to maintaining and preserving the Business (including distribution and promotion of the Products consistent in all material respects with past practice, maintaining inventory levels for the Products that are normal for the time of year (taking into account product sales during the preceding 12 months), maintaining consistent pricing for the Products and foregoing any exceptional promotional or clearance activities); and (y) use commercially reasonable efforts to maintain and preserve intact the current organization and business of the Company Group Members and to preserve the rights, goodwill and relationships of their employees, Distributors, lenders, suppliers, regulators and others having business relationships with the Company Group Members. Without limiting the foregoing, except as set forth on Schedule 5.1, from the date hereof until the Closing Date, the Companies shall use commercially reasonable efforts to:
(a)    cause the Company Group Members to preserve and maintain the material Permits necessary to conduct the Business;
(b)    cause the Company Group Members to pay their debts, Taxes and other obligations when due;
(c)    cause the Company Group Members to maintain the material properties and material assets owned, operated or used by the Company Group Members in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)    cause the Company Group Members to continue in full force and effect without modification all Insurance Policies (or replacements thereto), except as required by applicable Law;
(e)    cause the Company Group Members to defend and protect their material properties and assets from infringement or usurpation;
(f)    cause the Company Group Members to perform all of their material obligations under all Contracts relating to or affecting their properties, assets or business;
(g)    cause the Company Group Members to maintain their books and records in accordance with past practice;
(h)    cause the Company Group Members to comply in all material respects with all applicable Laws; and
(i)    cause the Company Group Members not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.9 to occur.
If the Company Group Members make any filings to preserve or maintain the material Permits necessary to conduct the Business, the Company Group Members shall promptly provide a copy of such filings to Buyer and keep the Buyer reasonably informed as to the status of such filings.
5.2.    Access to Information.
(a)    From the date hereof until the Closing, the Companies shall, and shall cause the Company Group Members to, (i) afford Buyer and its Representatives reasonable access to, and a reasonable right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data of the Company Group Members; (ii) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company Group Members as Buyer or any of its Representatives may reasonably request; and (iii) instruct the Representatives of Sellers and the Company Group Members to cooperate with Buyer in its investigation of the Company Group Members. Buyer and its Affiliates and Representatives shall be permitted, with the coordination and oversight of the Companies, to contact any Distributor solely regarding the distribution of Products following the Closing (it being understood that a Representative of the Companies shall participate in any such contact). Without limiting the foregoing, the Companies shall permit Buyer and its Representatives to conduct surveys of the Real Property and non-invasive environmental due diligence of the Company Group Members and the Real Property, including conducting Phase I environmental site assessment or similar non-invasive environmental assessment as may be typically conducted in the relevant country.  Invasive environmental due diligence, including the collection and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land, shall only be conducted to the extent reasonably necessary to address the finding of a reputable third-party environmental consultant in a non-invasive environmental site assessment and only upon the consent of the Companies, which consent shall not be unreasonably withheld. Any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group Members.
(b)    From and after the Closing, Buyer shall, and cause the Company Group Members to, provide to the Sellers and the Sellers’ Representative and their respective Representatives with reasonable access (for the purpose of examining and copying), during normal business hours and upon reasonable advance notice, to the books and records of the Company Group Members with respect to periods or occurrences prior to the Closing Date and reasonable access, during normal business hours and upon reasonable advance notice, to employees of each of Buyer and the Company Group Members, in each case for the sole purpose of complying with any applicable Tax Laws related to a Pre-Closing Tax Period or Straddle Period, or other Tax, financial reporting and regulatory requirements or any other reasonable business purpose, provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Company Group Members. Unless otherwise consented to in writing by Sellers’ Representative, neither Buyer nor the Company Group

Members shall, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company Group Members for any period prior to the Closing Date without first offering to surrender to Sellers’ Representative such books and records or any portion thereof which Buyer or the Company Group Members may intend to destroy, alter or dispose of.
5.3.    No Solicitation of Other Bids.
(a)    Each Seller, HoldCo and the Companies shall not, and shall not authorize or permit any of their Affiliates (including the Company Group Members) or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each Seller, HoldCo and the Companies shall immediately cease and cause to be terminated, and shall cause their Affiliates (including the Company Group Members) and all of its or their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Company Group Member; (ii) the issuance or acquisition of shares of capital stock or other equity securities of any Company Group Member; or (iii) the sale, lease, exchange or other disposition of any significant portion of any Company Group Member’s properties or assets (it being understood that such restriction is not intended to apply to sales of finished goods in the Ordinary Course).
(b)    In addition to the other obligations under this Section 5.3, HoldCo shall promptly (and in any event within three (3) Business Days after receipt thereof by any Seller, HoldCo or any Company Group Member or any of their Affiliates or Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. Each Seller and each Company shall promptly inform HoldCo of the receipt of any information or other communications that would trigger a reporting obligation by HoldCo pursuant to the preceding sentence. Notwithstanding the foregoing, at any time prior to obtaining the Seller Approval, the Board of Directors or Board of Managers, as applicable, of HoldCo and the Companies, directly or indirectly through their Representatives, may, subject to compliance with Section 5.3(a), (i) engage in negotiations or discussions with any Person that, subject to HoldCo’s and the Companies’ compliance with Section 5.3(a), has made after the date of this Agreement a Superior Proposal or an unsolicited bona fide Acquisition Proposal that the Board of Directors or Board of Managers, as applicable, of HoldCo or the Companies determines in good faith (after considering the advice of a reputable financial advisor and such Party’s outside legal counsel) is reasonably likely to lead to a Superior Proposal, and (ii) thereafter furnish to such Person nonpublic information relating to the Company Group Members pursuant to a confidentiality agreement, but in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors or Board of Managers, as applicable, of HoldCo or the Companies determines in good faith by a majority vote, after considering advice from outside legal counsel to such Party, that the failure to take such action is inconsistent with its fiduciary duties under applicable Law. For purposes of this Agreement, “Superior Proposal” shall mean any bona fide, unsolicited written Acquisition Proposal on terms that the Board of Directors or Board of Managers, as applicable, of HoldCo or the Companies determines in good faith by a majority vote, after considering the advice of a reputable financial advisor and outside legal counsel to such Party, would result in a transaction that, if consummated, is more favorable in the aggregate to the Sellers than the Transactions, taking into account all the terms and conditions of such Acquisition Proposal and this Agreement.
(c)    HoldCo and the Companies agree that the rights and remedies for noncompliance with this Section 5.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

5.4.    Seller Approval, Seller Joinder Agreements and Buyer Shareholder Approval.
Except in the case of a Superior Proposal, the Board of Directors or Board of Managers of HoldCo or the Companies, as applicable (in its capacity as such), shall use its commercially reasonable efforts to obtain the Seller Approval and the execution of a Seller Joinder Agreement by each Seller within one (1) day following the date of this Agreement. The Board of Directors of Buyer shall use its commercially reasonable efforts to obtain the Buyer Shareholder Approval within one (1) day following the date of this Agreement.
5.5.    Further Assurances.
From and after the Closing Date, at the request of any Party (and at such requesting Party’s expense), the applicable Party shall execute and deliver to the requesting Party, or cause to be executed and delivered on behalf of such Party to the requesting Party, such instruments and other documents, and shall take, or cause to be taken, all such further or other actions, as the requesting Party may reasonably request as are necessary to implement the Transactions, including the execution, delivery or filing with appropriate Governmental Authorities of any further notices, surrenders or terminations of any Permits of, or other appropriate documentation from, the Company Group Members required under applicable Alcohol Laws or requested by a Governmental Authority, in each case, in accordance with the terms of this Agreement.
5.6.    Press Release and Announcements.
Unless otherwise required by applicable Law or stock exchange regulations (in which case the Party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other Parties reasonable time to comment on such release or announcement in advance of its issuance), no Party to this Agreement shall make any public announcements or otherwise communicate with any news media in respect of this Agreement or the Transactions without the prior written consent of each of Buyer and Sellers’ Representative (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement; provided that (i) Buyer will issue a press release and file a Form 8-K before the Nasdaq market opens the day following the receipt of the Seller Approval and the Buyer Shareholder Approval, which disclosures will be in form and substance mutually satisfactory to the Parties; (ii) Buyer and the Company Group Members will each notify their employees about the Transactions on the day following the receipt of the Seller Approval and the Buyer Shareholder Approval and such communications will be in form and substance mutually satisfactory to Buyer and Sellers’ Representative; and (iii) after the first public announcement of this Agreement, any Party may make disclosures of then-current public information regarding this Agreement and the Transactions. In the event Buyer or Sellers’ Representative has approved or been consulted with respect to any disclosures as required hereunder, any Party or its Affiliates shall be entitled to make disclosures substantially similar (as to form and content) to those prior disclosures that Buyer or Sellers’ Representative, as applicable, has approved or been consulted with respect to, as applicable. Nothing herein shall prevent the Company Group Members and Buyer from communicating with their respective employees with respect to this Agreement or the Transactions following the initial communications referred to above; provided, however, that the Company Group Members shall use commercially reasonable efforts to consult with Buyer prior to any such communication with regard to the content and timing of such communication.
5.7.    Expenses.
Except as otherwise provided in this Agreement, each of the Parties shall bear its respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions; provided, however, that (i) the HSR filing fees and any fees associated with filings under any other Antitrust Laws shall be paid 50% by Buyer and 50% by Sellers, and (ii) Buyer shall be fully responsible for the premiums, fees and other costs associated with the RWI Policy.

5.8.    Waiver and Release.
(a)    Each Seller, on behalf of itself and each trustee and beneficiary of such Seller and each Person that is directly or indirectly controlled by any such Persons, and the successors and assigns of each (individually, a “Releasor”) FULLY AND FINALLY RELEASES, ACQUITS AND FOREVER DISCHARGES, AND COVENANTS NOT TO SUE, the Company Group Members, Buyer and their respective Affiliates (and, to the extent they would be liable in respect of their position with the foregoing, each of the present and former officers, directors, stockholders, members, partners, managers, representatives, employees, agents, Affiliates, subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers, personal representatives and attorneys of the foregoing) (the “Released Parties”) from or for any and all Actions, Liens, Contracts, offers, Liabilities and compensation of any kind or nature whatsoever, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, FORESEEN OR UNFORESEEN, KNOWN OR UNKNOWN, DISCLOSED OR UNDISCLOSED, MATURED OR UNMATURED, FIXED OR CONTINGENT, PAST, PRESENT OR FUTURE, IN LAW OR IN EQUITY, which Releasors now have, have ever had or may hereafter have against the Released Parties arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date; provided, however, that the waiver and release contained in this Section 5.8 shall not extend to any rights that may accrue to any such Releasor, or any obligations owed to such Releasor, under the terms of this Agreement, the Ancillary Agreements, or any other certificate or other document delivered pursuant hereto. In compliance with any Law which requires a specific release of unknown claims or benefits, each Seller acknowledges that this release includes a release of unknown claims (except claims of Fraud), and hereby expressly waives and relinquishes any and all such claims, rights or benefits that such may have which are unknown at the effective time of this release. Each Party understands and agrees that if, hereafter, it discovers facts different from or in addition to those that it now knows or believes to be true, that the waivers and releases granted hereby will be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such facts except in the case of claims of Fraud.
(b)    Each Seller further agrees not to institute any Action, and will not cooperate or assist in any such Action, against the Released Parties, or any of them, pursuing any matter released pursuant to Section 5.8(a).
(c)    Each Seller represents that it has not assigned and agrees that it will not assign any matter released pursuant to Section 5.8(a) to any other Person.
(d)    It is understood and agreed that each Company Group Member (on behalf of itself and the other Released Parties) does not admit any Liability regarding the matters released hereby.
5.9.    Sellers’ Representative.
(a)    Upon receipt of the Seller Approval and the execution of a Seller Joinder Agreement by each Seller, Donn S. Lux is hereby appointed and authorized as the Sellers’ Representative, to serve as the representative, agent and attorney in fact of each Seller with respect to the matters expressly set forth in this Agreement and the Ancillary Agreements to be performed by Sellers’ Representative. Sellers’ Representative has full power and authority on behalf of Sellers to do anything necessary or appropriate to carry out, perform or enforce any obligations or rights of Sellers under or in connection with this Agreement and the Ancillary Agreements, including the power and authority to (i) execute, deliver and perform his obligations under the Escrow Agreement, execute any instructions or directions to the Escrow Agent with respect to disbursements or other matters thereunder and take such further actions under the Escrow Agreement as Sellers’ Representative deems to be necessary or desirable in the sole discretion of Sellers’ Representative; (ii) execute, deliver and perform his obligations under the PPP Loan Escrow Agreement, execute any instructions or directions to the PPP Loan Bank with respect to disbursements or other matters thereunder and take such further actions under the PPP Loan Escrow Agreement as Sellers’ Representative deems to be necessary or desirable in the sole discretion of Sellers’ Representative; (iii) execute and deliver any Ancillary Agreements (with such modifications or changes therein as to which Sellers’ Representative, in his sole discretion, has consented) and to agree to such amendments or modifications thereto as Sellers’ Representative, in his sole discretion, determines to be necessary or desirable; (iv) execute and deliver such waivers and consents in connection with this Agreement and the Ancillary Agreements and the consummation of the Transactions as Sellers’ Representative, in his sole discretion, determines to be necessary or desirable; (v) collect and receive all moneys and other proceeds and property payable to Sellers’ Representative from the Adjustment Escrow Amount, the PPP Loan Escrow Amount or otherwise as described herein (including any portion of the Final Adjustment Amount) or in any Ancillary Agreement, (vi) give and receive notices and communications on behalf of Sellers in connection with this Agreement and the Ancillary Agreements and related matters, including in connection with Claims under Article VIII, (vii) agree to, negotiate, and enter into settlements, adjustments and compromises of, and to conduct dispute resolution and comply with Orders of courts arbitrators with respect to, such Claims, and (viii) take all other actions that are either (A) necessary or appropriate in the judgment of Sellers’ Representative for the accomplishment of the foregoing or (B) specifically mandated by the terms of this Agreement or any Ancillary Agreement. Such agency may be changed by Sellers from time to time upon not less than ten (10) days’ prior written notice to Buyer; provided, that Sellers’ Representative may not be removed unless a majority in interest of Sellers agree in writing to such removal and to the identity of the substituted agent. A vacancy in the position of Sellers’ Representative may be filled by a majority in interest of Sellers. No bond will be required of Sellers’ Representative. Notices or communications to or from Sellers’ Representative will constitute notice to or from Sellers. The grant of authority provided for herein is coupled with an interest and is irrevocable and survives the death, incompetency, bankruptcy or liquidation of any Seller. All of the indemnities, immunities and powers granted to Sellers’ Representative under this Agreement will survive the Closing Date and any termination of this Agreement or the Ancillary Agreements.
(b)    Sellers’ Representative will not be liable to any Seller for any act done or omitted hereunder as Sellers’ Representative while acting in good faith. Sellers will indemnify Sellers’ Representative and hold Sellers’ Representative harmless against any Liability incurred without negligence, willful misconduct or bad faith on the part of Sellers’ Representative and arising out of or in connection with the acceptance or administration of Sellers’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by Sellers’ Representative (the “Sellers’ Representative Expenses”). At the Closing, Buyer shall cause the Sellers’ Representative Holdback Amount to be paid by wire transfer of immediately available funds to the account provided by Sellers’ Representative. The Sellers’ Representative Holdback Amount shall constitute a non-exclusive source of reimbursement for any Sellers’ Representative Expenses. If any portion of the Sellers’ Representative Holdback Amount remains unused following the two-year anniversary of the Closing Date, and such amount is not then reasonably expected to be used for Sellers’ Representative Expenses, the remainder of the Sellers’ Representative Holdback Amount shall be disbursed to the Sellers (in accordance with each Seller’s proportionate share of the Merger Consideration). Upon any payment to Sellers of amounts from the Adjustment Escrow Amount, the PPP Loan Escrow Amount and any portion of the Final Adjustment Amount (which, for the avoidance of doubt, would be paid to Sellers’ Representative (for disbursement to Sellers)), Sellers’ Representative will have the right to recover Sellers’ Representative Expenses from each Seller (in accordance with each Seller’s proportionate share of the Merger Consideration).
(c)    Sellers acknowledge and agree that any payments made by Buyer, or any of its Affiliates, to Sellers’ Representative will constitute payment of amounts due (including the Merger Consideration) for such payment obligations of Buyer under the terms of this Agreement as though such payments were made directly to the applicable Seller. Sellers’ Representative will distribute promptly to the applicable Seller (in accordance with the terms of this Agreement) all such amounts received from Buyer under this Agreement. It shall be the sole and exclusive responsibility and obligation of Sellers’ Representative to make appropriate and proportional distribution of such payments to Sellers.
(d)    A decision, act, consent or instruction of Sellers’ Representative, including an amendment, extension or waiver of this Agreement, will constitute a decision of all Sellers and will be final, binding and conclusive. Buyer and its Affiliates are entitled to rely upon any such decision, act, consent or instruction of Sellers’ Representative as being the decision, act, consent or instruction of all Sellers. Buyer and its Affiliates are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Sellers’ Representative.

5.10.    Employee Matters.
(a)    Except for Business Employees that are listed on Schedule E-1 and have received and signed an employment agreement or offer letter from Buyer or are covered by a collective bargaining agreement, (i) for a period of twelve (12) months following the Effective Time, Buyer and its Affiliates shall provide to each Business Employee who is employed by Buyer and its Subsidiaries during such period or relevant portion of such period a base salary or wage rate, as applicable, and an annual cash bonus opportunity that are at least as favorable as the base salary or wage rate, as applicable, and annual cash bonus opportunity provided to such Business Employee immediately prior to the Effective Time and (ii) for the year ended December 31, 2021, Buyer and its Affiliates shall provide to each Business Employee who is employed by Buyer and its Subsidiaries during such period or relevant portion of such period benefits that are at least as favorable as the benefits provided to such Business Employee immediately prior to the Effective Time.
(b)    From and after the Closing, Buyer shall provide, or shall cause its Subsidiaries to provide, each Business Employee with full credit for all service with the Company Group Members prior to the Effective Time for all purposes, including eligibility to participate, vesting and entitlement to benefits where length of service is relevant, under any employee benefit plans, arrangements, and employment-related entitlements (including under any applicable 401(k), savings, medical, dental, life insurance, vacation, long service leave or other leave entitlements, severance or separation pay plans) provided, sponsored, maintained or contributed to by Buyer or any of its Subsidiaries to the same extent recognized by the Company Group Members under the applicable employee benefit plans, arrangements and employment-related entitlements; provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Buyer shall or shall cause its Subsidiaries to take commercially reasonable efforts to: (i) allow each Business Employee to be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Buyer and its Subsidiaries in which the Business Employees participate to the extent coverage under any such plan replaces coverage under a comparable plan in which such Business Employee participates immediately before the Effective Time; and (ii) for purposes of each plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Business Employee, waive all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such plan for such Business Employee and his or her covered dependents, and provide full credit for any eligible expenses incurred by such Business Employee and his or her covered dependents during any unfinished portion of the plan year ending on the date such employee’s participation in the corresponding new plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Business Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.
(c)    Buyer or one of its Subsidiaries, as applicable, will offer and provide COBRA continuation coverage for all “M&A Qualified Beneficiaries” as that term is defined in section 54.4980B-9 of the Treasury Regulations including former employees of Company Group Members or their dependents whose COBRA qualifying events occurred prior to the Closing Date and whose COBRA coverage is in effect as of the Closing Date, or whose election period for choosing such COBRA coverage has not ended as of the Closing Date.
(d)    No provision of this Agreement shall constitute an amendment to any employee benefit or compensation plan, policy agreement or arrangement of Buyer, the Company Group Members, or their respective Affiliates, or obligate Buyer or the Company Group Members to provide any compensation or benefits to any Business Employee for any period of time or in any way limit Buyer’s or the Company Group Members’ ability to change the compensation or benefits it offers to its employees.
5.11.    Company Information.
Prior to Closing, HoldCo and the Companies shall (x) reasonably cooperate promptly with, and to use their commercially reasonable efforts to cause their Affiliates and their Representatives to cooperate promptly with, Buyer and its Representatives in connection with the preparation of the Required Financial Statements and to consider in good faith all of Buyer’s reasonable comments in connection therewith (but shall be under no compulsion to accept the same), (y) reasonably assist promptly, and use their reasonable best efforts to cause their Representatives to assist promptly, Buyer and its Representatives in connection with the preparation of any filings, documents, or other materials, including any pro forma financial statements and the consent of any auditors to the filing of the audited Required Financial Statements, that may be required in connection with the Merger and the other Transactions, or otherwise in connection with Buyer’s reporting obligations or public offerings under applicable federal securities Laws, including all applicable requirements of the Exchange Act and Regulation S-X, and (z) reasonably supply promptly and further furnish promptly, and use their reasonable best efforts to cause their Representatives to supply and furnish promptly, any and all information, documents, and records as Buyer may reasonably request, and provide reasonable access to the Company Group Member’s personnel and facilities, in connection with the matters contemplated by this Section 5.11. Notwithstanding anything to the contrary set forth herein, HoldCo and the Companies shall have no obligation to prepare any pro forma financial information or projections, each of which shall be the sole responsibility of Buyer. Buyer shall pay 100% of the fees and expenses of the Company Group Members for the preparation and auditing of the Required Financial Statements up to $160,000 and any amounts in excess thereof shall be paid 50% by each of Buyer and Sellers.
5.12.    Data Room Copy.
Within two (2) Business Days after the date of this Agreement, the Sellers’ Representative shall provide to Buyer, and Buyer shall provide to the Sellers’ Representative, three non-rewritable compact discs or USB drives containing true and complete copies of every document (and only such documents) accessible to Buyer in the Data Room or Sellers’ Representative in the SecureDoc data room established by Buyer as of 6:00 p.m., Kansas City, Missouri time, on the date immediately preceding the date of this Agreement. The applicable Party shall transmit such compact discs or USB drives with a letter stating that such Party is providing such compact discs or USB drives in accordance with the obligations set forth in this Section 5.12.
5.13.    Governmental Approvals and Consents.
(a)    Each Party hereto shall, (i) within ten (10) Business Days after the date of this Agreement, make, or cause or be made, all filings and submissions, if any, required under the HSR Act, which filings shall request early termination of the waiting period under the HSR Act, (ii) as promptly as possible, make, or cause or be made, all other filings and submissions (including those under Alcohol Laws and Antitrust Laws) required under any Law applicable to such Party or any of its Affiliates; and (iii) as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all Consents from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such Consents. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required Consents.
(b)    Sellers and Buyer shall use commercially reasonable efforts to give all notices to or obtain all Consents from, as applicable, all third parties that are set forth on Schedule 3.3(d) and Schedule 4.4.
(c)    Without limiting the generality of the Parties’ undertakings pursuant to subsections (a) and (b) above, each of the Parties hereto shall use commercially reasonable efforts to:
(i)    respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the Transactions;
(ii)    avoid the imposition of any Order or the taking of any action that would restrain, alter or enjoin the Transactions; and
(iii)    in the event any Order adversely affecting the ability of the Parties to consummate the Transactions has been issued, to have such Order vacated or lifted.

(d)    If any Consent necessary to preserve any right or benefit under any Contract to which any Company Group Member is a party is not obtained prior to the Closing, Sellers’ Representative (on behalf of Sellers) shall, for a maximum of six (6) months subsequent to the Closing, cooperate with Buyer and such Company Group Member in attempting to obtain such Consent as promptly thereafter as practicable. If such Consent cannot be obtained, Sellers’ Representative (on behalf of Sellers) shall use commercially reasonable efforts to provide such Company Group Member with the rights and benefits of the affected Contract for the term thereof, and, if such rights and benefits are provided, such Company Group Member shall assume all obligations and burdens thereunder.
(e)    To the extent permitted under applicable Law, each Party will use commercially reasonable efforts to furnish to outside legal counsel for each other Party all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions; provided that any documents to be exchanged under this provision may be redacted to remove references to deal valuation, as necessary to comply with contractual arrangements, and as necessary to address reasonable privilege or confidentiality concerns. Each Party will promptly inform the other Parties of any substantive oral communication with, and to the extent permitted under the Antitrust Laws, will provide to outside antitrust counsel copies of substantive written communications with, any Governmental Authority regarding the foregoing. No Party will independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other Parties prior reasonable notice of the meeting and, to the extent permitted by such Governmental Authority, outside antitrust counsel for the other Party(ies) the opportunity to attend and participate. Subject to applicable Antitrust Laws, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the HSR Act or other Antitrust Laws.
(f)    Without limiting the Parties’ obligations under Section 5.13(a)(i), each Party will use its reasonable best efforts to take such action as may be required to cause the expiration of the waiting period(s) under the HSR Act or other Antitrust Laws with respect to the Transactions after the execution of this Agreement until the Outside Date.  Buyer will use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Transactions under the Antitrust Laws, including taking or committing to take any and all actions necessary to eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Governmental Authority under the Antitrust Laws. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, each Party will cooperate and use its reasonable best efforts to contest and resist any such Action, which shall include efforts to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Transactions.
(g)    Buyer and its Affiliates shall refrain from acquiring any business or otherwise entering into any transaction, to the extent such acquisition or transaction would be reasonably likely to impair, delay or frustrate any Party’s ability to consummate the Transactions.
(h)    Each Seller and Company Group Member shall cooperate with and provide reasonable assistance to Buyer in connection with the transfer or re-issuance of any Permit, including signing transfer applications, “use up” letters for labels and Permit termination forms. Prior to Closing, the Parties shall take all action required to transfer, assign or provide proper notice in accordance with the rights and obligations held under an alcohol Permit issued by the Alcohol and Tobacco Tax and Trade Bureau of the United States or any other Governmental Authorities regulating Alcohol Laws. All Parties shall cooperate and act in a timely manner to ensure that all requirements are met, including but not limited to, timely filings with the Alcohol and Tobacco Tax and Trade Bureau of the United States and any other Governmental Authorities regulating Alcohol Laws.
5.14.    Directors’ and Officers’ Insurance Policy and Indemnification.
(a)    From and after the Closing through the latest of the sixth (6th) anniversary of the Closing, the pendency of any matter giving rise to indemnification or advancement rights of any D&O Indemnified Party

(including the pendency of any dispute regarding such indemnification or advancement rights), and the statute of limitations applicable to any circumstances potentially giving rise to rights of indemnification or advancement rights of any D&O Indemnified Party, Buyer shall, unless prohibited under applicable Law (and then only to the extent of such prohibition), cause the Company Group Members to fulfill and honor in all respects the obligations of the Company Group Members (or their respective successors or assigns) to the current and former directors, managers and officers of the Company Group Members (collectively, the “D&O Indemnified Parties”) pursuant to any indemnification, advancement of expenses, or exculpation from or limitation of liability provisions under the Charter Documents of the Company Group Members as in effect on the date of this Agreement; provided, that such indemnification and exculpation provisions shall not apply to any claims made by any Seller, the trustees or beneficiaries of such Seller or any Person that is directly or indirectly controlled by any such Persons, or any portion of Losses for which any D&O Indemnified Party, in his or her capacity as a Seller hereunder, is fully and finally determined to be liable to a Buyer Indemnified Party pursuant to Article VIII hereof. From and after the Closing through the latest of the sixth (6th) anniversary of the Closing, the pendency of any matter giving rise to indemnification or advancement rights of any D&O Indemnified Party (including the pendency of any dispute regarding such indemnification or advancement rights), and the statute of limitations applicable to any circumstances potentially giving rise to rights of indemnification or advancement rights of any D&O Indemnified Party, Buyer shall cause the Company Group Members to maintain the provisions with respect to indemnification, advancement of expenses, and exculpation from or limitation of liability as set forth in the respective Charter Documents of the Company Group Members in effect immediately prior to the execution of this Agreement, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party, subject to the limitations in the preceding sentence.
(b)    Buyer and, following the Closing, the Company Group Members, jointly and severally, agree to pay, from time to time as incurred, all expenses, including attorneys’ fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 5.14.
(c)    As to Insurance Policies containing a change of control or other similar provision that may limit or eliminate insurance coverage based on the Transaction or the Closing, the Company Group Members will, with the assistance of Buyer, take commercially reasonable actions to provide for continued access to coverage and claim reporting with respect to the pre-Closing period, to the extent possible. Such actions may include (i) notifying the insurer of the Transactions and the anticipated Closing in compliance with the terms of the relevant insurance policy; (ii) seeking to secure any permissions, consents and/or assignments necessary under the terms of the relevant insurance policy; (iii) causing the Companies to provide the insurer a customary no claims declaration if necessary to secure coverage; and (iv) as to any liability insurance coverage issued on a claims-made basis (including, the management liability insurance policy), securing run-off coverage (sometimes variously referred to as “tail coverage,” an “extended reporting period,” a “discovery period” or other similar terms) for a period of no less than six years after Closing to the extent available (“Run-Off Period”), which applies to claims made against any insured during the Run-Off Period arising from alleged wrongful acts occurring up to and including Closing. The Sellers and Buyer shall each pay 50% of any required additional premium for such coverage
(d)    In the event that Buyer, or, following Closing, the Company Group Members, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer and, from and after Closing, the Company Group Members, or the transferee of such properties and assets, shall expressly assume and be responsible for all of the obligations thereof set forth in this Section 5.14.
(e)    This Section 5.14 shall survive the Closing, is intended to benefit and may be enforced by Sellers, Sellers’ Representative and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Buyer and the Company Group Members.
5.15.    RWI Policy.

Coverage under the RWI Policy shall be bound as of the date hereof and Buyer shall take such actions within its reasonable control to cause the RWI Policy to be issued at or promptly following Closing, including by payment of all premiums and other amounts due and payable, and by timely satisfying all conditions to issuance set forth in the binder agreement associated with the RWI Policy. Buyer shall not terminate, amend or waive any provision of the RWI Policy in any manner that would adversely affect Sellers’ indemnification obligations hereunder or Sellers’ or their related parties’ exposure to any subrogation claims with respect to the RWI Policy without the express written consent of Sellers’ Representative. The Sellers, HoldCo and the Companies shall reasonably cooperate with Buyer’s requests with respect to due diligence and satisfaction of conditions under the RWI Policy.
5.16.    Limitations on Name Changes, etc.
Until the third (3rd) anniversary of the Closing Date, Buyer will not change the entity names of the Company Group Members except in connection with the Subsidiary Mergers, the names of the distilleries owned by the Company Group Members or the headquarters location for the Business without the consent of the Sellers’ Representative.
5.17.    Contribution.
Notwithstanding anything to the contrary in this Agreement, the Sellers and the Company Group Members shall take, and Buyer hereby consents to the taking of, all actions reasonably necessary to effect the Contribution prior to the Closing, and Buyer hereby agrees to reasonably cooperate with the Sellers and the Company Group Members in connection with the consummation of the Contribution. Prior to the Closing, the Sellers’ Representative shall confirm in writing to Buyer that the Contribution has been consummated.
5.18.    Contact with Business Relations.
Buyer is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any officer, director, manager or employee (in each case, other than Donn S. Lux or David Bratcher) of any Company Group Member prior to the Closing without the prior written consent and coordination of Perella Weinberg Partners L.P. (as representative for the Company Group Members) (not to be unreasonably delayed, conditioned or withheld). Buyer is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any customer, supplier, distributor or other business relation of any Company Group Member prior to the Closing for the purpose of discussing the Transaction or such customer’s, supplier’s, distributor’s or other business relation’s relationship with the Company Group Members without the prior written consent and coordination of Perella Weinberg Partners L.P. (as representative for the Company Group Members) (not to be unreasonably delayed, conditioned or withheld). Notwithstanding the foregoing, nothing in this Agreement shall restrict the ability of Buyer Group Members from having discussions in the Ordinary Course of Business with any Person with whom it has a pre-existing business relationship.
5.19.    Continuing Confidentiality.
(a)    Buyer acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby are subject to the terms of the Confidentiality Agreement between Buyer and London dated January 24, 2020 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate.
(b)    Sellers shall hold and shall cause their Affiliates to hold, and shall use commercially reasonable efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, primarily related to the Company Group Members or the Business (“Company Confidential Information”), (i) except to the extent that such information (A) is generally available to or known by the public or within the Companies’ industry through no fault of Sellers, their Affiliates or their respective Representatives or (B) is lawfully acquired by Sellers, their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited, to Sellers’ Knowledge, from disclosing such information by nondisclosure obligations or duties, or (ii) unless disclosure of such information is required by applicable Law or in the event the recipient thereof is subject to appropriate nondisclosure obligations or duties. If Sellers determine that disclosure of such information is required by applicable Law (other than in connection with routine compliance with Law matters, including, without limitation, Tax Returns), Sellers shall, to the extent practicable and not prohibited by Law, use their commercially reasonable efforts consistent with applicable Law to consult with Buyer with respect thereto and to obtain, at Buyer’s sole expense, appropriate confidential treatment, if available, of such information as Buyer may reasonably request. Sellers' obligations under this Section 5.19(b) shall survive for a period of two (2) years after the Closing Date; provided that in the case of any Company Confidential Information that constitutes a "trade secret," such obligations shall continue for the longer of such two (2) year period or for so long as such trade secret constituting Company Confidential Information remains a trade secret.
(c)    For a period of two (2) years after the Closing Date, Buyer shall hold and shall cause its Affiliates to hold, and shall use commercially reasonable efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, related to Sellers and their Affiliates and their respective businesses (other than such information that is primarily related to the Company Group Members and the Business), (i) except to the extent that such information (A) is generally available to or known by the public through no fault of Buyer, its Affiliates or their respective Representatives or (B) is lawfully acquired by Buyer, its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited, to Buyer’s Knowledge, from disclosing such information by nondisclosure obligations or duties, or (ii) unless Buyer determines, after consulting with counsel, that disclosure of such information is required by applicable Law or in the event the recipient thereof is subject to appropriate nondisclosure obligations or duties. If Buyer determines that disclosure of such information is required by applicable Law, Buyer shall use its commercially reasonable efforts consistent with applicable Law to consult with Sellers with respect thereto and to obtain, at Sellers' sole expense, appropriate confidential treatment, if available, of such information as Sellers may reasonably request.
5.20.    PPP Loan Audit.
Buyer shall provide Sellers’ Representative with prompt written notice of any notice received by it from the PPP Loan Bank or any Governmental Authority of any pending or threatened audit, investigation, inquiry, request for information, or other administrative or judicial proceeding relating to the CARES Act, including the PPP Loan (a “PPP Loan Audit”). Buyer shall reasonably cooperate with Sellers’ Representative in any PPP Loan Audit.
5.21.    Affiliate Contracts.
Except as set forth on Schedule 5.21, all Contracts (including any Tax sharing or allocation agreements) between the Company Group Members, on the one hand, and Sellers or any of their Affiliates (other than the Company Group Members), on the other hand, shall be terminated in their entirety upon the Closing, effective as of the Effective Time, by the parties thereto and shall be deemed voided, cancelled and discharged in their entirety. Except as set forth on Schedule 5.21, all intercompany balances between and among the Company Group Members, on the one hand, and Sellers or any of their Affiliates (other than the Company Group Members), on the other hand, shall be eliminated by capital contribution or payment in full in their entirety upon the Closing, effective as of the Effective Time. The calculation of Merger Consideration shall be made after taking into account all such capital contributions and/or payments.
5.22.    Landlord Estoppels.
From the date hereof until the Closing Date, the Companies shall use commercially reasonable efforts to obtain and provide to Buyer an estoppel certificate duly executed by the landlord with respect to each Leased Real Property, each in form as required by each Real Property Lease, as applicable.
5.23.    Whiskey Inventory.

During the period from January 1, 2021 until the Closing Date, LRD and LBD covenant and agree to produce each month, on a combined basis, at least the number of barrels of whiskey set forth on Schedule 5.23, with partial months being pro-rated on a daily basis (the “Committed Barrels”). Within 30 days after the Closing, Buyer shall deliver to Sellers’ Representative a statement showing the cumulative number of barrels of whiskey actually produced by LRD and LBD from January 1, 2021 to and including the Closing Date (the “Actual Barrels”) and the number of Committed Barrels for such period, along with supporting documentation. The time periods and dispute resolution provisions of Section 2.4(c)-(j) shall apply mutatis mutandis to the calculation of the number of Committed Barrels and Actual Barrels. Upon the conclusion of such review, if the Committed Barrels exceed the Actual Barrels by at least 100 barrels, an amount equal to (i) the difference between the number of Committed Barrels and Actual Barrels multiplied by (ii) the per barrel production cost set forth on Schedule 5.23, shall be paid by Sellers to Buyer within five (5) Business Days after such determination by wire transfer of immediately available funds to the bank account for Buyer set forth on the Funds Flow Statement or as otherwise provided to Sellers’ Representative pursuant to Section 11.6, at least 2 Business Days prior to the payment thereof. Any payments made pursuant to this Section 5.23 shall be treated as an adjustment to the Merger Consideration by the Parties for Tax purposes, unless otherwise required by Law.
Article VI
TAX MATTERS

6.1.    Tax Matters.
(a)    Intended Tax Treatment. The Parties intend that the Contribution, the Merger and the Subsidiary Mergers be treated as an overall integrated plan, and, for U.S. federal income Tax purposes:
(i)    that the transitory existence of HoldCo will be disregarded for all U.S. federal income Tax purposes (see e.g., IRS Revenue Ruling 90-95, 1990-2 C.B. 67; IRS Revenue Ruling 73-427, 1973-2 C.B. 301);
(ii)    that the acquisition by Buyer of all of the issued and outstanding equity interests of LDLH pursuant to this Agreement will be treated as an exchange by the Sellers of their equity interests in LDLH for the Class C Cash Consideration in a transaction that is governed by IRS Revenue Ruling 99-6, 1991 C.B. 432 (Situation 2) and that (i) as to the Sellers, as a taxable sale of their equity interests in LDLH; and (ii) as to Buyer, as a purchase of the assets and liabilities of LDLH;
(iii)    that the acquisition by Buyer of all of the issued and outstanding equity interests of KYLH pursuant to this Agreement will be treated as an exchange by the Sellers of their equity interests in KYLH for the Class D Cash Consideration in a transaction that is governed by IRS Revenue Ruling 99-6, 1991 C.B. 432 (Situation 2) and that (i) as to the Sellers, as a taxable sale of their equity interests in KYLH; and (ii) as to Buyer, as a purchase of the assets and liabilities of KYLH;
(iv)    that the Contribution, the Merger and the LGH Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;
(v)    that the Contribution, the Merger and the LRDH Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and
(vi)    with respect to each of clauses (iv) and (v), above, that this Agreement will be, and hereby is adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).
(b)    Tax Reporting of Transactions and Post-Closing Actions.

(i)    Buyer, on the one hand, and Sellers, on the other, agree, for all Tax purposes, to report the Transactions effected pursuant to this Agreement in a manner consistent with Section 6.1(a) and none of them shall take a position on any Tax Return, before any Tax authority or in any judicial proceeding that is, in any manner, inconsistent with such treatment without the written consent of the other parties or unless specifically required pursuant to a Final Determination by an applicable Taxing Authority. The Parties shall promptly advise one another of the existence of any Tax audit, controversy or litigation related to the Tax treatment of the transactions effected pursuant to this Agreement.
(ii)    Buyer shall not, and shall not permit its Affiliates (including, after the Effective Time, the Company Group Members), to take any action or fail to take any action that would be reasonably expected to cause the Merger and the Subsidiary Mergers, taken together, not to qualify as “reorganizations” within the meaning of section 368(a) of the Code. Without limiting the generality of the foregoing, for one (1) year following the Effective Time, Buyer shall not (i) make, or allow to be made, an election for either London Merger Sub 1, LLC or London Merger Sub 2, LLC to be treated as an association taxable as a corporation pursuant to Treasury Regulation Section 301.7701-3, (ii) dispose, or cause to be disposed, of the equity interests or substantially all of the assets of London Merger Sub 1, LLC or London Merger Sub 2, LLC, except in a transaction described in section 368(a)(2)(C) or Treasury Regulation section 1.368-2(k), or (iii) fail to either continue LRDH’s and LGH’s historic business or use a significant portion of LRDH’s and LGH’s historic business assets in a business following the Subsidiary Mergers, within the meaning of Treasury Regulation section 1.368-1(d).
(c)    Transfer Taxes. Sellers, on the one hand, and Buyer, on the other hand, shall each be liable for fifty percent (50%) of any transfer (including securities transfer), excise, franchise, property, documentary, sales, bulk sales, use, stamp, registration, filing, recording, value added, and other such transfer Taxes and recording or filing fees and charges (including any penalties, interest, and additions thereto) imposed in connection with the consummation of the Transactions, (“Transfer Taxes”). Sellers’ Representative and Buyer shall, upon request of the other Party, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax. Unless otherwise required by applicable Law, Sellers shall file or cause to be timely filed all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and to the extent necessary, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns or documentation. Sellers shall provide Buyer with copies of all Tax Returns and other documentation for Transfer Taxes and evidence that all Transfer Taxes have been timely paid.
(d)    Filing of Returns and Payment of Taxes.
(i)    Following the Closing, the Sellers’ Representative shall on a timely basis prepare and file, or cause to be prepared and filed, all Income Tax Returns of the Company Group Members for Tax periods ending on or prior to the Closing Date (including, for the avoidance of doubt, the final IRS Form 1120-S for each of LGH and LRDH for the period ending as of the Closing Date, and the final IRS Form 1065 for each of LDLH and KYLH for the period ending as of the Closing Date) (the “Seller Prepared Returns”). Sellers’ Representative will provide drafts of any such Income Tax Returns to Buyer at least thirty (30) days prior to the due date for the filing thereof (taking into account any applicable extensions) and will consider in good faith any reasonable written comments of Buyer provided at least fifteen (15) days prior to such due date. For the avoidance of doubt, the Parties agree and intend that any deductions or credits arising out of Change of Control Payments, Transaction Expenses, or any other payment borne by the Sellers through an adjustment to the Merger Consideration or otherwise, shall be included on the Seller Prepared Returns, except to the extent otherwise required by applicable Law.
(ii)    Buyer will on a timely basis prepare and file, or cause to be prepared and filed: (A) all Tax Returns of the Company Group Members required to be filed after the Closing Date for Tax periods ending on or prior to the Closing Date (other than Seller Prepared Returns); and (B) all Straddle Tax Returns required to be filed by the Company Group Members (collectively, the “Buyer Prepared Returns”). All such Tax Returns shall be prepared in accordance with the past practices of the Company Group Members, except as otherwise required by Law. Buyer will cause the Company Group Members to timely pay the Taxes shown to be due on the Buyer Prepared Returns; provided, however, that Sellers, on a Joint and Several Basis, will, within five (5)

Business Days after receipt of written notice thereof by Sellers’ Representative, reimburse Buyer for the portion of such Taxes for which Sellers are responsible pursuant to Section 6.1(d)(iv). The Sellers’ Representative will furnish to Buyer on a timely basis all information and records reasonably requested by Buyer for use in preparation of any Buyer Prepared Returns, to the extent such information and records are not in the possession of the Company Group Members, including access to Tax records at the Sellers’ accounting firm. Buyer will allow Sellers’ Representative, to review, comment upon and reasonably approve without undue delay any Buyer Prepared Return and the allocation of Straddle Period Taxes shown to be due between the Pre-Closing Tax Period and Post-Closing Tax Periods during the 30-day period immediately preceding the filing of such Buyer Prepared Return.
(iii)    Sellers' Representative shall cause LBD to make a Section 754 election with its U.S. federal Income Tax Return for the 2020 Tax year.
(iv)    All Taxes payable by the Company Group Members with respect to Pre-Closing Tax Periods (including, for the avoidance of doubt, the portion of any Taxes payable with respect to a Straddle Period that relate to a Pre-Closing Tax Period (as determined in accordance with Section 6.1(e)), shall be borne by Sellers, except to the extent such Taxes (A) arise out of or result from any action taken by Buyer on the Closing Date after the Effective Time or (B) were included in the calculation of the Merger Consideration. Except as otherwise set forth in Section 6.1(c), all other Taxes payable by the Company Group Members shall be borne by Buyer, including, for the avoidance of doubt, all Taxes payable by the Company Group Members with respect to Post-Closing Tax Periods and any Taxes described in clauses (A) and (B) of the foregoing sentence.
(e)    Straddle Periods. In the case of any Straddle Period, (i) for any periodic Taxes such as real, personal and intangible property Taxes, the portion of such Taxes that relates to the Pre-Closing Tax Period will be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period and (ii) for Income Taxes or Taxes based upon or related to employment, sales and use, value added and other non-periodic Taxes, the portion of such Taxes that relates to the Pre-Closing Tax Period will be computed as if such taxable period ended as of the Effective Time (and for such purpose, the taxable period of any subsidiary pass-through entity shall be deemed to terminate at such time), provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each such period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the past practice and policies of the Company Group Members. Notwithstanding anything herein to the contrary, any deductions or credits for any Straddle Period arising out of Change of Control Payments, Transaction Expenses, or any other payment borne by the Sellers through an adjustment to the Merger Consideration or otherwise, shall be allocated to the Pre-Closing Tax Period.
(f)    Cooperation. Each Party agrees to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Company Group Members as is reasonably necessary for the filing of any Tax Return (including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney and other materials reasonably necessary or helpful for the preparation of such Tax Returns), for the preparation for any audit, and for the prosecution or defense of any Action relating to any proposed adjustment. Notwithstanding anything to the contrary in this Agreement and notwithstanding any right to information under Law (to the extent such right under Law can be waived), no Seller nor any of his, her or its Affiliates shall have the right at any time to examine the Tax Returns, Tax work papers, financial statements or books and records of Buyer or any of its Subsidiaries or Affiliates other than the Company Group Members for any purpose. The Party requesting assistance will reimburse the other Party for reasonable out-of-pocket expenses (other than salaries or wages of any employees of the Parties) incurred in providing such assistance. Any information obtained pursuant to this Section 6.1(f) or pursuant to any other provision under this Agreement providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes will be kept confidential by the Parties, except to the extent necessary to meet the Company Group Members’ Tax reporting obligations or to satisfy any other requirements of applicable Law. For the avoidance of doubt, this includes each Seller providing access to its accounting firm with consent to review prior Tax workpapers relating to Tax Returns of the Company Group Members.
(g)    Amendments and other Actions. Notwithstanding anything to the contrary in this Agreement, unless otherwise required by applicable Law, neither Buyer nor its Subsidiaries (including the Company Group Members) shall, without the prior written consent of Sellers’ Representative, take any action that could reasonably be expected to increase the Tax Liability of Sellers pursuant to this Agreement. Without limiting the generality of the foregoing, except as otherwise required by law, without the prior written consent of Sellers’ Representative, Buyer shall not, and shall not cause its Subsidiaries to (i) except as specifically provided in Section 6.1(d)(ii), file or amend any Tax Return of any Company Group Member with respect to any Pre-Closing Tax Period, (ii) make, change or rescind any Tax election with respect to any Company Group Member that relates to or affects any Pre-Closing Tax Period, (iii) adopt or change a method of accounting with respect to any Company Group Member that relates to or affects any Pre-Closing Tax Period, or (iv) enter into or request any voluntary disclosure agreement or similar agreement, arrangement or understanding, request or file any Tax amnesty application or request any managed Tax audit with respect to any Company Group Member which relates to any Pre-Closing Tax Period.
(h)    Maintenance of S Election. Sellers shall not revoke the election of either LRD or LGH to be taxed as an S corporation within the meaning of Code Section 1361 and Code Section 1362 (or under state or local Law), and shall not take or allow any action that would result in the termination of their status as an S corporation (other than any such action that is contemplated by the terms of this Agreement).
(i)    Purchase Price Allocation. Buyer and Sellers agree that (i) the Class C Cash Consideration plus the Class C Net Closing Cash Adjustment and Class D Cash Consideration plus the Class D Net Closing Cash Adjustment (plus liabilities of the relevant entities and other amounts required to be taken into account under Sections 751 and 1060 of the Code) (the “Allocable Amount”) will be allocated among the assets of LDLH and KYLH (and their subsidiaries, as applicable), respectively, in a manner consistent with Sections 751 and 1060 of the Code. On or prior to the date that is sixty (60) days after the Closing Date, Buyer shall provide to the Sellers’ Representative Buyer’s proposed allocations of the Allocable Amount in a manner consistent with Sections 751 and 1060 of the Code and the Treasury Regulations thereunder. Within thirty (30) days after the date of the delivery by Buyer to the Sellers’ Representative of Buyer’s proposed allocation of the Allocable Amount, the Sellers’ Representative shall deliver written notice to Buyer (the “Seller Allocation Notice”) of any proposed changes to such allocations. Should the Sellers’ Representative fail to timely deliver a Seller Allocation Notice to Buyer, Sellers shall be deemed to have agreed with Buyer’s proposed allocation of the Allocable Amount upon the expiration of such 30-day period. Should the Sellers’ Representative timely deliver a Seller Allocation Notice, the Sellers’ Representative and Buyer shall negotiate in good faith to resolve any disputed items set forth therein. Should the parties fail to resolve any disputed items within 30 days of timely delivery of a Seller Allocation Notice, the parties shall submit the disagreement to resolution by the Accounting Expert. Such allocation, as agreed in writing by the parties or as determined by the Accounting Expert, shall be referred to herein as the “Final Allocation.” The costs and expenses of the Accounting Expert in connection with such determination shall be borne by 50% by Buyer and 50% by the Sellers’ Representative. The Final Allocation shall be revised to take into account subsequent adjustments to the Merger Consideration in the manner provided by Sections 751 and 1060 of the Code and the Treasury Regulations thereunder. Buyer and Sellers shall file all Tax Returns and information reports in a manner consistent with the Final Allocation and shall not take any position with respect to Taxes which is inconsistent with such Final Allocation, as finally determined, except in both cases as otherwise required by a Final Determination. For the avoidance of doubt, nothing in this Section 6.1(i) shall be interpreted to impose on Buyer any responsibility for making calculations under Sections 751 of the Code with respect to the deemed sale by Sellers of their equity interests in KYLH and LDLH, and Sellers shall have the sole responsibility for making their own calculations under Section 751 (based on the allocation as determined under this Section 6.1(a)(i)) with respect to the deemed sale by Sellers of their equity interests in KYLH and LDLH.
(j)    Refunds and Deductions. Any Tax refunds and interest thereon that are received by Buyer or the Company Group Members (or the Affiliates of any of them), and any amounts credited against Tax to which Buyer or the Company Group Members (or the Affiliates of any of them) become entitled, that relate to the

Pre-Closing Tax Period shall be for the account of Sellers, and Buyer shall pay over to Sellers’ Representative any such refund and interest or the amount of any such credit within 15 days after receipt or entitlement thereto, except to the extent such refund or credit was included in the calculation of the Merger Consideration. If any deductions or credits arising out of Change of Control Payments, Transaction Expenses, or any other payment borne by Sellers through an adjustment to the Merger Consideration or otherwise, is required under applicable Law to be reported in a Post-Closing Tax Period, Buyer shall pay to Sellers’ Representative, for the account of Sellers, the amount of any Tax benefit realized by Buyer or any of its Affiliates (including the Company Group Members) therefrom, within 15 days after the due date of the Tax Return on which such deduction or credit is required to be reported.
Article VII
CONDITIONS TO CLOSING

7.1.    Conditions to Obligations of All Parties.
The obligations of each Party to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)    Any filings required pursuant to the HSR Act or any other applicable Antitrust Laws shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(b)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of the Transactions or causing any of the Transactions to be rescinded following completion thereof.
(c)    All required notices, transfers, applications, surrenders, terminations or documentation otherwise required under applicable Alcohol Laws set forth on Schedule 1.5(n) shall be filed with the Alcohol and Tobacco Tax and Trade Bureau of the United States and the licensing board of the state of Missouri and, if required, of any other Governmental Authority, such that upon the Closing of the Transactions there is continuity and survival (or replacement) of Permits that are held by the Company Group Members and Joint Ventures for the operation of the Business under the applicable Alcohol Laws set forth on Schedule 1.5(n).
7.2.    Conditions to Obligations of Buyer.
The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    Other than the representations and warranties set forth in the Companies Fundamental Representations, the representations and warranties of the Companies contained in this Agreement and any certificate delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects); provided, however, that the condition in this sentence shall be considered satisfied unless the failure of such representations or warranties to be so true and correct, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The representations and warranties set forth in the Companies Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)    Sellers, HoldCo and the Companies shall have duly performed and complied, in all material respects, with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect.
(d)    The Contribution shall have been implemented and effected in substantially the manner contemplated by this Agreement.
(e)    Buyer shall have received a certificate, dated the Closing Date and signed by Sellers’ Representative, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
(f)    HoldCo shall have delivered, or caused to be delivered, to Buyer each of the documents or instruments required to be delivered to Buyer pursuant to Section 1.5.
7.3.    Conditions to Obligations of HoldCo and the Companies.
The obligations of HoldCo and the Companies to consummate the Transactions shall be subject to the fulfillment or waiver by Sellers’ Representative, at or prior to the Closing, of each of the following conditions:
(a)    Other than the representations and warranties of Buyer set forth in the Buyer Fundamental Representations, the representations and warranties of Buyer contained in this Agreement, and any certificate delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date; provided, however, that the condition in this sentence shall be considered satisfied unless the failure of such representations or warranties to be so true and correct, has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. The representations and warranties of Buyer set forth in the Buyer Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)    Buyer shall have duly performed and complied, in all material respects, with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)    From the date of this Agreement, there shall not have occurred any Buyer Material Adverse Effect.
(d)    Buyer shall have paid or delivered, or caused to be paid or delivered, each of the payments, documents or instruments required to be paid or delivered to Sellers’ Representative pursuant to Section 1.6.
(e)    Sellers’ Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
(f)    Buyer shall have made all filings required by the listing rules of Nasdaq with respect to the Merger and the issuance of the Stock Consideration and obtained notification from Nasdaq that its review process has been completed.
7.4.    Frustration of Closing Conditions.
No Party may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

Article VIII
REMEDIES

8.1.    General Indemnification Obligations.
(a)    Upon execution and delivery of a Seller Joinder Agreement and subject to the conditions and limitations contained in this Article VIII, Sellers, on a Joint and Several Basis, shall indemnify, defend and hold harmless Buyer, its Affiliates and each of their respective stockholders, members, partners, officers, managers, directors, employees and agents (each a “Buyer Indemnified Party”) from and against any and all losses, Liabilities, damages, penalties, judgments, awards, settlements, costs, fees, expenses (including reasonable attorneys’ fees) and disbursements (each, a “Loss” and, collectively, “Losses”) incurred or suffered by any of such Persons based upon, arising out of, or otherwise related to:
(i)    any breach of any Companies Fundamental Representation in this Agreement;
(ii)    any breach of any covenant or agreement of HoldCo or the Companies (in each case prior to the Closing), Sellers or Sellers’ Representative contained in this Agreement, any Ancillary Agreement or any certificate or other document delivered pursuant to this Agreement;
(iii)    any (A) Transaction Expenses not paid on or before the Closing, and (B) any Indebtedness of the Company Group Members as of the Closing, in each case, to the extent not included in the calculation of the Merger Consideration;
(iv)    any Taxes for which Sellers are responsible pursuant to Article VI, as well as any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable Law) of which the Company Group Members (or any predecessor thereof) is or was a member on or prior to the Effective Time, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar state, local or foreign Law);
(v)    if all of the conditions in Section 8.2(h) are satisfied and subject to the other conditions and limitations contained in this Article VIII (including all of the limitations contained in Section 8.2(h)), any breach of any representation or warranty of the Companies in Article III of this Agreement (other than any Companies Fundamental Representation); and
(vi)    any matter specifically excluded from coverage from the RWI Policy to the extent set forth on Schedule 8.1(a)(vi) and any other matter set forth on Schedule 8.1(a)(vi), in accordance with and subject to the limitations set forth on Schedule 8.1(a)(vi).
For the avoidance of doubt, Sellers shall have no obligation to indemnify, defend and hold harmless Buyer or any Buyer Indemnified Party from and against any and all Losses incurred or suffered by any of such Persons based upon, arising out of, or otherwise related to any of the representations and warranties in Article III, other than, (i) pursuant to Section 8.1(a)(i), the Companies Fundamental Representations, (ii) pursuant to Section 8.1(a)(v), or (iii) Fraud or intentional misrepresentation by any of the Companies in connection with the making of the representations and warranties in Article III.
(b)    Subject to the conditions and limitations contained in this Article VIII, Buyer shall indemnify, defend and hold harmless Sellers, their Affiliates and their respective stockholders, members, partners, officers, managers, members, directors, employees and agents (each a “Seller Indemnified Party”) from and against any and all Losses incurred or suffered by any of such Persons based upon, arising out of, or otherwise related to:
(i)    any breach of any representation or warranty of Buyer contained in Article IV of this Agreement;

(ii)    any breach of any covenant or agreement of Buyer (including the Surviving Corporation) and, following Closing, the Companies, contained in this Agreement, any Ancillary Agreement or any certificate or other document delivered pursuant to this Agreement; or
(iii)    any Taxes for which Buyer is responsible pursuant to Article VI.
8.2.    Scope of Indemnification.
(a)    Subject to Section 8.6, the aggregate amount which all of the Buyer Indemnified Parties will be entitled to receive for all Losses under Section 8.1(a) (including, for the avoidance of doubt, any amounts payable pursuant to Section 8.1(a)(vi)) shall not exceed the aggregate amount of the Merger Consideration actually paid to the Sellers. The aggregate amount which all of the Buyer Indemnified Parties will be entitled to receive for all Losses under Section 8.1(a)(v) shall not exceed the Covered Tax Losses.
(b)    Subject to Section 8.6, the aggregate amount which all of the Seller Indemnified Parties will be entitled to receive for all Losses under Section 8.1(b) shall not exceed the aggregate amount of the Merger Consideration. Subject to Section 8.6, the aggregate amount which all of the Seller Indemnified Parties will be entitled to receive for all Losses under Section 8.1(b)(i) (x) with respect to breaches of Buyer Fundamental Representations (excluding Section 4.8) shall not exceed the amount of the Merger Consideration, (y) with respect to breaches of Section 4.8 shall not exceed $237,500,000 and (z) with respect to breaches of any other representations of Buyer contained in this Agreement, 10% of the amount of the Merger Consideration.
(c)    Notwithstanding anything to the contrary herein, all references in Article III to “material,” “material respects,” “material adverse effect” and similar materiality qualifications (other than the term “Material Adverse Effect” as used in Section 3.9) are to be excluded with regard to determining whether a breach of a representation and warranty has occurred, as well as the amount of any Losses, for which a Buyer Indemnified Party or Seller Indemnified Party is entitled to indemnification under this Article VIII.
(d)    Notwithstanding anything to the contrary contained in this Agreement, Sellers shall not have any right of contribution, indemnification, or similar right (whether at common law, by statute, or otherwise) from or against the Company Group Members with respect to any Loss for which such Sellers shall be adjudged liable in their respective capacities as Sellers pursuant to this Agreement.
(e)    No Indemnified Party shall be entitled to recover or make a claim under this Article VIII for any Loss to the extent such Loss (i) is included in the calculation of the Merger Consideration, or (ii) to the extent any Losses are attributable to any Indemnified Party’s bad faith, fraud, gross negligence or willful misconduct. No Buyer Indemnified Party shall be entitled to recover or make a claim under this Article VIII for any Loss to the extent such Loss arises from actions taken or not taken by Buyer or its Affiliates, or on behalf of Buyer or its Affiliates, or any event or occurrence occurring, after Closing.
(f)    In the event of any breach giving rise to an indemnification obligation under this Article VIII, each Indemnified Party shall take, and shall cause each of its Affiliates (including, after the Closing, in the case of Buyer, the Company Group Members) to take, reasonable measures to mitigate the Losses arising from such breach (including taking steps to prevent any contingent liability from becoming an actual liability), and the reasonable cost of such mitigation shall be an indemnifiable Loss hereunder.
(g)    The amount of any and all Losses under this Article VIII shall be determined net of any amounts actually recovered by the Indemnified Party, net of any reasonable out of pocket costs incurred in connection with such recovery, under insurance policies (including, for the avoidance of doubt, the RWI Policy), indemnities or other reimbursement arrangements with respect to such Losses; provided, however, Buyer shall not be required to make a claim under the RWI Policy for any matters for which Sellers are responsible pursuant to the express terms of this Article VIII other than a Claim under Section 8.1(a)(iv) that would also be a breach of Section 3.23 that is covered by the RWI Policy (a “Covered Tax Loss”). Subject to the proviso in the foregoing sentence, the Indemnified Party shall use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. Except for a Covered Tax Loss (which is covered by Section 8.2(h)), in the event that an insurance, indemnification or other recovery is made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of any costs incurred in connection with such recovery) shall be promptly made to the applicable Indemnifying Party. Each party hereto waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. Any indemnity payment under this Agreement shall be treated as an adjustment to the Merger Consideration for Tax purposes.
(h)    Subject to all other applicable provisions of this Agreement, if Buyer or any Buyer Indemnified Party seeks recourse pursuant to Section 8.1(a)(iv), Buyer or such Buyer Indemnified Party shall first seek recourse from the RWI Policy, in accordance with its terms. The obligations of Sellers to indemnify Buyer or any Buyer Indemnified Party with respect of any Covered Tax Loss shall be held in abeyance pending the resolution of any corresponding claim against the RWI Policy until all rights thereunder have been pursued in good faith, provided, however, that notwithstanding the foregoing, Buyer Indemnified Parties shall be entitled to deliver notice under this Article VIII prior to the resolution of any claim under the RWI Policy with respect to any Covered Tax Loss. If prior to the third anniversary of the Closing Date, Buyer and the Buyer Indemnified Parties have exhausted coverage under the RWI Policy and Buyer has received payments under the RWI Policy for any Covered Tax Loss, Sellers shall indemnify Buyer and any Buyer Indemnified Party pursuant to Section 8.1(a)(v) for any breach of any representation or warranty of the Companies in Article III (other than Companies Fundamental Representations) that would have been covered under the RWI Policy but for the fact that coverage had been exhausted under the RWI Policy (but not to exceed the amount of Covered Tax Losses, and subject to all other limitations and conditions set forth in this Article VIII). For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, Sellers shall not have any obligation to indemnify Buyer or any Buyer Indemnified Party pursuant to Section 8.1(a)(v) for any breach of any representation or warranty of the Companies in this Agreement (other than Companies Fundamental Representations), except as expressly provided in this Section 8.2(h).
(i)    In the event the same set of facts qualifies under more than one provision entitling any Indemnified Party to a claim or remedy under this Agreement, there shall be only one claim or remedy.
(j)    With respect to any obligation in this Agreement pursuant to which Sellers are obligated on a “Joint and Several Basis”, “Joint and Several Basis” shall mean only that (i) Buyer shall be entitled, in its sole discretion, to seek full or disproportionate recovery on such claim (subject to the conditions and limitations contained in this Article VIII) from any Seller(s) set forth on Schedule 8.2(j), without the need to first seek recovery on such claim from the other Sellers, and (ii) otherwise, Buyer shall be entitled to seek recovery on such claim (subject to the conditions and limitations contained in this Article VIII) from all Sellers on a several, and not joint, basis. No act of Buyer shall be construed as an election to proceed under either remedy available to Buyer under this Section 8.2(j) to the exclusion of the other remedy, or as an election of remedies to the exclusion of the other remedy.
(k)    Notwithstanding Section 8.2(j) or any other provision of this Agreement to the contrary, no Seller shall have any liability for Losses with respect to claims for indemnification under this Agreement in excess of the portion of the Merger Consideration actually paid to such Seller.
8.3.    Notice and Third-party Claims.
(a)    Notice of Claims. Within twenty (20) days after Sellers’ Representative or Buyer becomes aware of any claim that any Seller Indemnified Party or Buyer Indemnified Party, respectively, has under Section 8.1 that may result in a Loss for which such Seller Indemnified Party or Buyer Indemnified Party, as applicable, is entitled to indemnification hereunder (a “Claim”), such Party (the “Indemnified Party”) shall give notice of such Claim (a “Claims Notice”) to Sellers (by notice to Sellers’ Representative), in the case of a Claim by Buyer, or to Buyer, in the case of a Claim by Sellers (such Party, the “Indemnifying Party”). A Claims Notice shall describe the Claim in reasonable detail and shall indicate, to the extent feasible, the estimated amount of the Loss that has been or may be suffered by the Indemnified Party and any other Buyer Indemnified Party or Seller

Indemnified Party, as applicable. No delay in giving a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 8.3(a) shall adversely affect any of the other rights or remedies that the Indemnified Party or any other Buyer Indemnified Party or Seller Indemnified Party, as applicable, has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party or any other Buyer Indemnified Party or Seller Indemnified Party, as applicable, except to the extent that such delay or failure has increased the Loss or otherwise materially prejudiced the Indemnifying Party.
(b)    Third-party Claims. If any Claims Notice identifies a Claim brought by an unaffiliated third-party (any such Claim, a “Third-party Claim”), then the Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within thirty (30) days thereafter, to assume the defense of such Third-party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of a Third-party Claim (without the written consent of the Indemnified Party) if such Third-party Claim (i) involves an allegation of criminal conduct or (ii) seeks material relief other than monetary damages. Notwithstanding anything to the contrary herein, each of the Indemnified Party and the Indemnifying Party, as applicable, has the right to participate in (but not control, if the other Party has assumed control as provided in this Agreement), at its own expense, the defense of any Third-party Claim which the other is defending as provided in this Agreement, which participation rights shall include, to the extent permitted by Law, the right to notice reasonably in advance of any hearings or proceedings in connection with such Third-party Claim, the right to attend any meetings with a Governmental Authority or hearings or proceedings before any Governmental Authority and the right to receive copies of all pleadings, notices and communications related to such Third-party Claim. The Indemnifying Party, if it has assumed the defense of any Third-party Claim as provided in this Agreement, shall be entitled to consent to the entry of any judgment or enter in any settlement with respect to such Third-party Claim; provided, that the Indemnifying Party may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third-party Claim that (A) does not include a complete release of the Indemnified Party from all Liability in respect of such Third-party Claim, (B) grants any injunctive or equitable relief, or (C) may reasonably be expected to have a material adverse effect on the Indemnified Party or any other Buyer Indemnified Party or Seller Indemnified Party, as applicable. The Indemnified Party, if it has assumed the defense of any Third-party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnifying Party, (1) admit in any settlement or entry of judgment to any civil or criminal wrongdoing on the part of the Indemnifying Party, or (2) agree to the imposition of any direct personal liability (exclusive of any indemnification obligations under this Agreement) on the Indemnifying Party.
(c)    Buyer will promptly notify Sellers’ Representative of the commencement of any Action relating to Taxes, including for purposes of this Section 8.3(c) any notice of assessment or proposed change or adjustment, and any notice and demand for payment, concerning any Taxes for which indemnification would be required by Sellers under Section 8.1. Sellers’ Representative shall have the right to control the strategy, defense and settlement of any such Action relating to Taxes attributable solely to a Pre-Closing Tax Period, provided, however, that Buyer shall have the right to participate, at its expense, in any such Action, and provided further that no settlement of any such Action shall be made without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed. If Sellers’ Representative notifies Buyer that Sellers’ Representative does not desire to control the defense of any such Action, or if Buyer determines in good faith that Sellers’ Representative is not exerting reasonable efforts in defending such Action (and Sellers’ Representative fails to cure such failure after written notice thereof from Buyer), Buyer thereupon shall be permitted (at its own expense but subject to indemnification) to defend such Action, in which event Sellers’ Representative agrees to fully cooperate with Buyer; provided that no settlement of any such Action shall be made without the prior written consent of Sellers’ Representative, which shall not be unreasonably withheld or delayed. Buyer shall have the right to control the strategy, defense and settlement of any Action relating to Taxes attributable to (i) any Straddle Periods and (ii) any Post-Closing Tax Periods, provided, however, that Sellers’ Representative shall have the right to participate, at Sellers’ expense, in any Action relating to a Tax Return filed pursuant to any Straddle Period to the extent such Action could affect Sellers’ Liability under this Agreement, and no settlement of any such Action that could affect Sellers’ Liability under this Agreement shall be made without the prior written consent of Sellers’ Representative, which shall not be unreasonably withheld or delayed.

(d)    Notwithstanding anything herein to the contrary, the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single Third-party Claim unless one of the Indemnified Parties reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnified Party that are not available to the other Indemnified Party or Parties or that such Indemnified Party and the other Indemnified Party or Parties may have different, conflicting, or adverse legal positions or interests with respect to such Third-party Claim.
8.4.    Survival.
(a)    Except as provided below, all representations and warranties contained in this Agreement (including any certificate to be delivered under this Agreement) shall terminate effective as of the Effective Time and shall not survive the Closing for any purpose (the expiration of an applicable survival period, the “Expiration Date”); provided, however, that, solely for purposes of Section 8.1(a)(v), the representations and warranties set forth in Article III shall survive the Effective Date, and the Expiration Date for any Claims relating to any inaccuracy in the representations and warranties set forth in Article III shall be the three (3) year anniversary of the Closing Date. Notwithstanding the foregoing, the Expiration Date for any Claims relating to any inaccuracy in the representations and warranties set forth in the Companies Fundamental Representations or Buyer Fundamental Representations shall be the twenty (20)-year anniversary of the Closing Date. Except as otherwise specified in this Section 8.4, the Expiration Date for the covenants and agreements of Sellers, Sellers’ Representative and Buyer contained in this Agreement shall be the statute of limitations for such covenant or agreement. The Expiration Date with respect to any matter set forth on Schedule 8.1(a)(vi) shall be the date set forth therein. The Expiration Date with respect to any claim with respect to Fraud or intentional misrepresentation by any of the Companies in connection with the making of the representations and warranties in Article III or Buyer in connection with the making of the representations and warranties in Article IV, shall be the expiration of the applicable statute of limitations. Any Claims pending on any applicable Expiration Date for such Claims for which notice has been given in accordance with Section 8.3 on or before the applicable Expiration Date may continue to be asserted and indemnified against until finally resolved.
(b)    Any claims for indemnification under this Agreement must be asserted by Claims Notice within the applicable Expiration Date contemplated by Section 8.4(a), and if such a Claims Notice is timely given (whether or not an Action has then been filed), the Expiration Date for such claim shall continue until such claim is fully resolved. Any such claim for indemnification not so submitted in writing in a Claims Notice prior to the expiration of the applicable Expiration Date provided in Section 8.4(a) will be deemed to have been waived and will be absolutely and forever barred and unenforceable, null and void, and of no force or effect whatsoever, and no Indemnified Party will be entitled to indemnification hereunder with respect hereto.
(c)    It is the express intent of the Parties that, if the applicable Expiration Date for an item as contemplated by Section 8.4(a) is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened Expiration Date survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in Section 8.4(a) for the assertion of claims under this Agreement are the result of arms-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.
8.5.    Tax Treatment.
Amounts paid to or on behalf of Sellers or Buyer following the Closing Date shall be treated as adjustments to the Merger Consideration for Tax purposes, to the extent permitted by applicable Law.
8.6.    Indemnification Exclusive Remedy.
The provisions of this Article VIII, Section 6.1 and Section 11.11 and the RWI Policy set forth the exclusive rights and remedies of (a) the Buyer Indemnified Parties pursuant to this Agreement or any other Ancillary Agreement and (b) the Seller Indemnified Parties pursuant to this Agreement or any other Ancillary Agreement, in each case for breach of any covenant, agreement, representation or warranty set forth herein or therein.

Notwithstanding the foregoing, this Section 8.6 shall not preclude a Party from bringing an action for an equitable remedy to require a Party to perform its obligations under this Agreement. The Parties may not avoid the limitations on liability set forth in this Article VIII by seeking damages for breach of contract, tort or pursuant to any other theory or liability. Notwithstanding any other provision of this Agreement to the contrary, the RWI Policy shall be the sole and exclusive source of funds for Losses incurred or suffered by any Buyer Indemnified Party based upon, arising out of or otherwise related to any of the representations and warranties in Article III, other than, pursuant to Section 8.1(a)(i), the Companies Fundamental Representations, or Fraud or intentional misrepresentation by any of the Companies in connection with the making of the representations and warranties in Article III. Neither HoldCo, the Companies, Sellers or any of their Affiliates, nor any of their respective officers, directors, employees or agents shall have any direct or indirect liability of any kind or nature with respect to the RWI Policy except as set forth therein.
Article IX
TERMINATION

9.1.    Termination.
This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:
(a)    by the mutual written consent of Sellers’ Representative and Buyer;
(b)    by Buyer by written notice to Sellers’ Representative if:
(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a breach of any representation, warranty, covenant or agreement made by Sellers, HoldCo, the Companies or Sellers’ Representative pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII, and such breach has not been cured within thirty (30) days of Sellers’ Representative’s receipt of written notice of such breach from Buyer; or
(ii)    any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the breach of or failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; provided, that if the Closing shall not have occurred by the Outside Date, but on that date, any of the conditions set forth in Section 7.1(a), Section 7.1(b) or Section 7.1(c) shall not be satisfied but all other conditions shall have been satisfied or waived (other than those that by their terms are to be satisfied at the Closing, provided that they would be satisfied if the Closing were to occur on such date), then Buyer may elect (by delivery of written notice to the Sellers’ Representative at or prior to 11:59 p.m. Central time on the Outside Date) to extend the Outside Date to June 21, 2021; and in such case, the Outside Date, as so extended, shall be the “Outside Date” for purposes of this Agreement; unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)    by Sellers’ Representative by written notice to Buyer if:
(i)    Sellers, Sellers’ Representative, HoldCo and the Companies are not then in material breach of any provision of this Agreement and there has been a breach of any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach has not been cured by Buyer within thirty (30) days of Buyer’s receipt of written notice of such breach from Sellers’ Representative; or
(ii)    any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure or breach of Sellers, HoldCo, the Companies or Sellers’ Representative to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; provided that the Closing shall not have occurred by the Outside Date, but on that date, any of the conditions set forth in Section 7.1(a), Section 7.1(b) or Section 7.1(c) shall not be satisfied but all other conditions shall have been satisfied or waived (other than those that by their terms are to be satisfied at the Closing, provided that they would be satisfied if the Closing were to occur on such date), then Sellers’ Representative may elect (by delivery of written notice to the Buyer at or prior to 11:59 p.m. Central time on the Outside Date) to extend the Outside Date to June 21, 2021; and in such case, the Outside Date, as so extended, shall be the “Outside Date” for purposes of this Agreement; unless such failure shall be due to the failure of Sellers, HoldCo, the Companies or Sellers’ Representative to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(d)    By Sellers’ Representative, prior to obtaining the Buyer Shareholder Approval, if the Buyer Shareholder Approval has not been obtained within twenty-four (24) hours after the execution and delivery of the date of this Agreement;
(e)    By Buyer, prior to obtaining the Seller Approval, if the Seller Approval and the execution of a Seller Joinder Agreement by each Seller have not been obtained within twenty-four (24) hours after the execution and delivery of the date of this Agreement; or
(f)    By Buyer or Sellers’ Representative in the event that (i) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an Order restraining or enjoining the Transactions, and such Order shall have become final and non-appealable.
9.2.    Effect of Termination.
If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force and effect (other than Section 5.6, Section 5.7, Section 5.9(b), Section 5.19, this Section 9.2, Article X (as applicable) and Article XI, which shall survive the termination of this Agreement) without any liability or obligation on the part of any party hereto, (a) other than liabilities and obligations under the Confidentiality Agreement and (b) except that no such termination shall relieve any Party hereto of any liability for Losses resulting from any willful breach by such Party of this Agreement. For purposes of clarification, the Parties agree that if (i) Buyer does not close the Transactions in circumstances in which all of the closing conditions set forth in Article VII to have been satisfied by HoldCo, the Companies, Sellers and Sellers’ Representative have been satisfied (other than conditions to be performed by such Parties at the Closing), such failure or refusal to proceed with the Closing shall be deemed to be a willful breach of this Agreement by Buyer and (ii) Sellers and HoldCo do not close the Transactions in circumstances in which all of the closing conditions set forth in Article VII to have been satisfied by Buyer have been satisfied (other than conditions to be performed by Buyer at the Closing), such failure or refusal to proceed with the Closing shall be deemed to be a willful breach of this Agreement by Sellers and HoldCo. Notwithstanding anything to the contrary in this Agreement, if an award of damages is sought against Buyer, on the one hand, or against Sellers, Sellers’ Representative, HoldCo or the Companies, on the other hand, for any alleged breach of this Agreement by Buyer, Sellers, Sellers’ Representative, HoldCo or the Companies, as applicable, occurring prior to the Closing, any such award of damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by Sellers or Buyer, as applicable, which benefit of the bargain (i.e., expectancy damages) shall be recoverable by Sellers or Buyer.
Article X
DEFINITIONS

10.1.    Definitions.
For purposes of this Agreement, the following terms have the meanings specified or referenced in this Section 10.1:
“409A Arrangement” has the meaning set forth in Section 3.18(h).

“Accounting Expert” means the accounting firm of PricewaterhouseCoopers LLP (or if unable or unwilling to accept its mandate, an independent accountant to be mutually agreed upon by Buyer and Sellers’ Representative that has no prior material relationships with the Parties or their Affiliates; provided that if Buyer and Sellers’ Representative are unable to agree upon an Accounting Expert within 15 days, then the Accounting Expert shall be an accounting firm of national standing designated by the American Arbitration Association in New York, New York that has no prior material relationships with the Parties or their Affiliates).
“Acquisition Proposal” has the meaning set forth in Section 5.3(a).
“Action” means any litigation, suit, legal proceeding or hearing, audit, assessment, investigation, citation, inspection, letter of warning, notice of violation, administrative enforcement proceeding or arbitration or mediation proceeding before or under the direction of any Governmental Authority (other than routine audits or examinations).
“Actual Barrels” has the meaning set forth in Section 5.23.
“Adjustment Amount” has the meaning set forth in Section 2.4(b).
“Adjustment Escrow Amount” means $3,000,000.
“Adjustment Review Period” has the meaning set forth in Section 2.4(c).
“Affiliate” means with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” as used in this definition (including the terms “controlled by” or “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, membership interests, by contract or otherwise. When applied to any Person that is (i) an individual, the term “Affiliate” also includes any child, stepchild, parent, and spouse, including adoptive relationships, of such Person and (ii) that is a trust, the term “Affiliate” also includes any beneficiary or trustee of such trust and such beneficiary’s or trustee’s Affiliates.
“Aggregate Adjustment Amount” has the meaning set forth in Section 2.4(f).
“Agreement” has the meaning set forth in the Preamble.
“Alcohol Laws” means all laws and regulations, both foreign and domestic, as applicable related to the taxation, manufacture, import, purchase, distribution, bottling, packaging, labeling, marketing and sale of alcohol and/or alcoholic beverages, including by the Alcohol and Tobacco Tax and Trade Bureau and individual country, state, county, city and other jurisdictional alcohol regulatory bodies and taxing authorities, including 27 C.F.R. Subchapter A.
“ALG” means Agricola LG S. De R. L. De C.V.
“Allocable Amount” has the meaning set forth in Section 6.1(i).
“Allocable Portion” means (i) with respect to the LGH Group, a fraction equal to (x) $427,600,000 divided by $475,000,000; (ii) with respect to the LRDH Group, a fraction equal to $27,000,000 divided by $475,000,000; (iii) with respect to the LDLH Group, a fraction equal to $8,600,000 divided by $475,000,000; and (iv) with respect to the KYLH Group, a fraction equal to $11,800,000 divided by $475,000,000.
“Ancillary Agreements” means the Seller Joinder Agreements, the Escrow Agreement, the PPP Loan Escrow Agreement, the FIRPTA Certificates from each Seller, the Non-Competition Agreement, the Shareholders Agreement, the Registration Rights Agreement, the New Lease and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed or delivered by Buyer, HoldCo, the Companies, Sellers’ Representative or any Seller in connection with the consummation of the Transactions, in each case only as applicable to the relevant party or parties to such Ancillary Agreement (including, for the avoidance of doubt, any Seller for which Sellers’ Representative has executed such Ancillary Agreement on its behalf), as indicated by the context in which such term is used.
“Annual Financial Statements” has the meaning set forth in Section 3.7(a).
“Anti-Corruption Laws” has the meaning set forth in Section 3.28(a).
“Antitrust Laws” has the meaning set forth in Section 4.4.
“Applicable Per Share Amount” means (i) with respect to the Class A Stock a fraction equal to 1 divided by the number of shares of Class A Stock; (ii) with respect to the Class B Stock a fraction equal to 1 divided by the number of shares of Class B Stock; (iii) with respect to the Class C Stock a fraction equal to 1 divided by the number of shares of Class C Stock; and (iv) with respect to the Class D Stock a fraction equal to 1 divided by the number of shares of Class D Stock.
“Assumed Debt Amount” means collectively, the Class A Assumed Debt Amount, the Class B Assumed Debt Amount, the Class C Assumed Debt Amount and the Class D Assumed Debt Amount.
“BDL” means Brady’s Drinks Ltd., a U.K. Company.
“Business” means the business of developing, selling and servicing (a) any products or services offered by any Company Group Member or Joint Venture as conducted by the Company Group Members as of the date hereof; (b) any products or services in development by any Company Group Member or Joint Venture as of the date hereof or after the date hereof and prior to the Closing Date; and (c) any products or services derived or based, in whole or in part, on the products or services referenced in the foregoing clauses (a) and (b), but not including any business or operations of the Excluded Entities or with respect to the Excluded Assets.
“Business Day” means any day except Saturday, Sunday or a day on which banking institutions in the State of Delaware, Kansas or Missouri are required by Law to be closed.
“Business Employee” has the meaning set forth in Section 3.17(a).
“Buyer” has the meaning set forth in the Preamble.
“Buyer Common Stock” means the common stock, no par value per share, of Buyer.
“Buyer Financial Statements” has the meaning set forth in Section 4.9(b)
“Buyer Fundamental Representations” means the representations and warranties contained in Section 4.1 (Existence and Good Standing), Section 4.2 (Authority, Validity and Enforceability), Section 4.5 (Capitalization), Section 4.7 (Securities Matters), Section 4.8 (Issuance of Buyer Common Stock), Section 4.12 (Brokers) and Section 4.16 (Reorganization).
“Buyer Group Member” means Buyer and each of its Subsidiaries.
“Buyer Indemnified Party” has the meaning set forth in Section 8.1(a).
“Buyer Material Adverse Effect” means any event, occurrence, fact, condition or change that has, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Buyer Group Members (taken as a whole), or (b) the ability of Buyer to consummate the Transactions contemplated hereby; provided, however, that “Buyer Material Adverse Effect” shall not include (either alone or in combination with any other events) any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general, regional, global or national economic or political conditions; (ii) operating, business, regulatory or other conditions generally affecting the industries in which the Buyer Group Members operate; (iii) any changes in financial or securities markets in general (including, without limitation, changes or developments in prevailing interest rates, credit markets, securities markets, or currency exchange rates); (iv) any act of God (including hurricanes, earthquakes, floods or other natural or man-made disasters), acts of war (whether or not declared), armed hostilities, terrorism, military or police actions, or the escalation or worsening thereof, including any shutdown of any Governmental Authority; (v) any action required or permitted by this Agreement, or the effect of any such actions; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the negotiation, execution, delivery, performance or public announcement, pendency or completion of this Agreement, the Ancillary Agreements or the Transactions (including the failure to obtain any consent or waiver, or deliver any notice required hereunder), or the identity of the Company Group Members; (viii) fluctuations in sales or earnings or failure of the Buyer Group Members to meet internal or published sales, earnings, budgets, plans, forecasts or other financial or non-financial projections or estimates (provided, any change, event, or development underlying such fluctuation or failure not otherwise excluded in the other exceptions of this definition may be taken into account in determining whether a Material Adverse Effect has occurred); (ix) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any law, regulation, statute, Order, directive, guidelines or recommendations issued by a Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such law, regulation, statute, Order or interpretation thereof following the date of this Agreement, including any COVID-19 Measures; or (x) any actions taken, or failures to take action, in each case, to which Sellers’ Representative has consented or requested in writing; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) or (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a material and disproportionate effect on the Buyer Group Members compared to other participants in the industries in which the Buyer Group Members conduct their businesses.
“Buyer Preferred Stock” means the preferred stock, par value $10.00 per share, of Buyer.
“Buyer Prepared Returns” has the meaning set forth in Section 6.1(d).
“Buyer SEC Documents” has the meaning set forth in Section 4.9(a).
“Buyer Shareholder Approval” has the meaning set forth in Section 4.2.
“Buyer Stock Price” means $47.4257.
“Buyer’s Knowledge” (or comparable terms) means the current actual knowledge of David Colo and Brandon Gall.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Cash Amount” means, with respect to the applicable Company Group Members, as of immediately prior to the Closing, the sum of all of such Company Group Members’ Cash and Cash Equivalents on a consolidated basis. For the avoidance of doubt, “Cash Amount” shall not include any amounts paid by Buyer at Closing.
“Cash and Cash Equivalents” means cash and cash equivalents determined in accordance with GAAP, plus deposits in transit, and less outstanding checks, drafts and wire payments, but excluding Restricted Cash.
“Cash Consideration” means the sum of the Class A Cash Consideration, the Class B Cash Consideration, the Class C Cash Consideration and the Class D Cash Consideration.
“Certificates of Merger” has the meaning set forth in Section 1.3.

“Change of Control Payments” means, with respect to the applicable Company Group Members, all amounts payable (whether now or in the future) to directors, officers, employees, consultants or independent contractors of such Company Group Members, either solely or partially, as a result of the Transactions, including any change of control, stay bonus, severance or similar payments, plus the employer portion of any Payroll Taxes on such payments. For the avoidance of doubt, the tax gross-up for the employee’s share of Payroll Taxes and the employer’s share of Payroll Taxes related to the transfer of the Excluded Assets is a Change of Control Payment.
“Charter Documents” has the meaning set forth in Section 3.1(b).
“Claim” has the meaning set forth in Section 8.3(a).
“Claims Notice” has the meaning set forth in Section 8.3(a).
“Class A Assumed Debt Amount” means the Indebtedness of LGH and its Subsidiaries immediately prior to the Closing.
“Class A Cash Consideration” means an amount equal to $203,600,000 less the Class A Assumed Debt Amount.
“Class A Net Closing Cash Adjustment” means, with respect the LGH Group, an amount equal to (i) their Cash Amount; minus (ii) their Unpaid Transaction Expenses Amount; minus (iii) their Change of Control Payments; minus (iv) their Allocable Portion of the Adjustment Escrow Amount; minus (v) the portion of the PPP Loan Escrow Amount related to the portion of the PPP Loan received by London; minus (vi) their Allocable Portion of the Sellers’ Representative Holdback Amount; minus (vii) the amount, if any, by which, the Class A Working Capital Target exceeds their Closing Working Capital (including if their Closing Working Capital is a negative number); and plus (viii) the amount, if any, by which their Closing Working Capital exceeds the Class A Working Capital Target.
“Class A Per Share Cash Consideration” means the Class A Cash Consideration divided by the number of shares of Class A Stock of HoldCo.
“Class A Per Share Stock Consideration” means the Class A Stock Consideration divided by the number of shares of Class A Stock.
“Class A Stock” means the Class A Common Stock of HoldCo.
“Class A Stock Consideration” means a number of shares of Buyer Common Stock equal to $224,000,000 divided by the Buyer Stock Price.
“Class A Working Capital Target” means $41,250,000.
“Class B Assumed Debt Amount” means the Indebtedness of LRDH and its Subsidiaries immediately prior to the Closing.
“Class B Cash Consideration” means an amount equal to $13,500,000 less the Class B Assumed Debt Amount.
“Class B Net Closing Cash Adjustment” means, with respect to the LRDH Group, an amount equal to (i) their Cash Amount; minus (ii) their Unpaid Transaction Expenses Amount; minus (iii) their Change of Control Payments; minus (iv) their Allocable Portion of the Adjustment Escrow Amount; minus (v) their Allocable Portion of the Sellers’ Representative Holdback Amount; minus (vi) the amount, if any, by which, the Class B Working Capital Target exceeds their Closing Working Capital (including if their Closing Working Capital is a negative number); and plus (vii) the amount, if any, by which their Closing Working Capital exceeds the Class B Working Capital Target.

“Class B Per Share Cash Consideration” means the Class B Cash Consideration divided by the number of shares of Class B Stock.
“Class B Per Share Stock Consideration” means the Class B Stock Consideration divided by the number of shares of Class B Stock.
“Class B Stock” means the Class B Common Stock of HoldCo.
“Class B Stock Consideration” means a number of shares of Buyer Common Stock equal to $13,500,000 divided by the Buyer Stock Price.
“Class B Working Capital Target” means $300,000.
“Class C Assumed Debt Amount” means the Indebtedness of LDLH and its Subsidiaries immediately prior to the Closing.
“Class C Cash Consideration” means an amount equal to $8,600,000 less the Class C Assumed Debt Amount.
“Class C Net Closing Cash Adjustment” means, with respect to the LDLH Group, an amount equal to (i) their Cash Amount; minus (ii) their Unpaid Transaction Expenses Amount; minus (iii) their Change of Control Payments; minus (iv) their Allocable Portion of the Adjustment Escrow Amount; minus (v) their Allocable Portion of the Sellers’ Representative Holdback Amount; minus (vi) the amount, if any, by which, the Class C Working Capital Target exceeds their Closing Working Capital (including if their Closing Working Capital is a negative number); and plus (vii) the amount, if any, by which their Closing Working Capital exceeds the Class C Working Capital Target.
“Class C Per Share Cash Consideration” means the Class C Cash Consideration divided by the number of shares of Class C Stock.
“Class C Stock” means the Class C Common Stock of HoldCo.
“Class C Working Capital Target” means $4,400,000.
“Class D Assumed Debt Amount” means the Indebtedness of KYLH and its Subsidiaries immediately prior to the Closing.
“Class D Cash Consideration” means an amount equal to $11,800,000 less the Class D Assumed Debt Amount.
“Class D Net Closing Cash Adjustment” means, with respect to the KYLH Group, an amount equal to (i) their Cash Amount; minus (ii) their Unpaid Transaction Expenses Amount; minus (iii) their Change of Control Payments; minus (iv) their Allocable Portion of the Adjustment Escrow Amount; minus (v) their Allocable Portion of the Sellers’ Representative Holdback Amount; minus (vi) the amount, if any, by which, the Class D Working Capital Target exceeds their Closing Working Capital (including if their Closing Working Capital is a negative number); and plus (vii) the amount, if any, by which their Closing Working Capital exceeds the Class D Working Capital Target.
“Class D Per Share Cash Consideration” means the Class D Cash Consideration divided by the number of shares of Class D Stock.
“Class D Stock” means the Class D Common Stock of HoldCo.
“Class D Working Capital Target” means $50,000.

“Closing” has the meaning set forth in Section 1.2.
“Closing Date” has the meaning set forth in Section 1.2.
“Closing Statement” has the meaning set forth in Section 2.4(b).
“Closing Working Capital” means, with respect to the applicable Company Group Members, as of immediately prior to the Closing, (a) the aggregate dollar amount of all current assets of such Company Group Members under GAAP (but excluding: the Cash Amount; Restricted Cash; current and deferred income Tax assets, if any; the portion of prepaid expenses of which Buyer will not receive the benefit following Closing; and receivables from any Affiliates of such Company Group Member; and, for the avoidance of doubt, bulk whiskey); less (b) the aggregate dollar amount of all current Liabilities of such Company Group Members under GAAP (including Deferred Payroll Taxes, but excluding: any current liability that is included in the Assumed Debt Amount; Change of Control Payments; Unpaid Transaction Expenses Amount; current and deferred income Tax Liabilities, if any; and the payables owing to one or more Affiliates of such Company Group Members), in the case of each of clause (a) and clause (b), without giving effect to the Transactions (except as otherwise provided in Exhibit B). In calculating Closing Working Capital, (i) all determinations and calculations, including those of each of the balances of assets and Liabilities included in current assets and current liabilities, shall be made on a combined basis in accordance with GAAP, (ii) all normal or recurring monthly and year-end accounting entries shall be taken into account and all errors and omissions shall be corrected, (iii) appropriate reserves for all Liabilities for which reserves are appropriate in accordance with GAAP shall be included, (iv) any acquisition accounting adjustments arising from the Transactions and any prior acquisitions shall be excluded and (v) all intercompany transactions among the Company Group Members shall be eliminated. For illustrative purposes, Exhibit B includes a calculation of Closing Working Capital with respect to all Company Group Members as of the date of the Interim Balance Sheets provided, however, that for the avoidance of doubt, in the event of a contradiction or inconsistency between this definition and the illustrative example, this definition shall control.
“COBRA” has the meaning set forth in Section 3.18(i).
“Code” means the Internal Revenue Code of 1986, as amended.
“Committed Barrels” has the meaning set forth in Section 5.23.
“Companies Fundamental Representations” means the representations and warranties contained in Section 3.1 (Existence and Good Standing; Organization), Section 3.2 (Power), Section 3.3(a)-(c) (Authority, Validity, Effect), Section 3.6 (Capitalization), Section 3.26 (Brokers) and Section 3.27 (Investment Representations).
“Company” and “Companies” have the meaning set forth in the Preamble.
“Company Confidential Information” has the meaning set forth in Section 5.19(b).
“Company Group Members” means HoldCo, LGH, London, BDL, LMX, London Whiskey, KYLH, LBD, LDLH, LDL, NDC, LRDH, LFL and LRD in the aggregate, and references to “Company Group Member” means any of the foregoing entities, provided that references to any Company Group Member or such Company Group Member are not exclusive and may include one or more Company Group Members as the context may require. For the avoidance of doubt, the Company Group Members shall not include the Excluded Entities.
“Confidential Information” means all information, whatever its nature and form and whether obtained orally, by observation, from written materials or otherwise, that relates to any research, technical, manufacturing, business or commercial activities or plans of the Company Group Members (to the extent in existence on or prior to the Closing Date) or Buyer or their Affiliates, including all systems, servicing methods and business techniques, programs, formulas, recipes, processes, compilations of technical and non-technical information, inventions, discoveries and improvements, designs, drawings, blueprints, Software, Software code, databases, product ideas, concepts, prototypes, features, procedures, training, promotional materials, training courses and other training and instructional materials, vendor and product information, sales intermediary lists and other sales intermediary information, and Distributor lists and other Distributor information, whether or not patentable, and all other information (a) that is not otherwise generally available to the public or could constitute a trade secret of such Person or such Affiliate under the Uniform Trade Secrets Act or common law or (b) for which a duty of confidentiality is owed to any third party. The term “Confidential Information” does not include any information that is or becomes generally available to the public through no action of any Company Group Member or any Seller, including its representatives and agents.
“Confidentiality Agreement” has the meaning set forth in Section 5.19(a).
“Consent” means any consent, approval, authorization, Permit, declaration, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Person.
“Contracting Party” has the meaning set forth in Section 11.18.
“Contracts” means all legally binding contracts, agreements (including employment agreements and non-competition agreements), leases (whether real or personal property), Licenses, commitments, instruments, Guarantees, bids, orders and proposals, whether oral or written, statements of work, business associate agreements, and non-disclosure/confidentiality agreements, but not including purchase orders.
“Contribution” has the meaning set forth in the Recitals.
“Covered Tax Loss” has the meaning set forth in Section 8.2(h).
“COVID-19” means the COVID-19 or SARS-CoV-2 virus, or any mutation or variation thereof or related health condition, or any related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” has the meaning set forth in the definition of “Material Adverse Effect”.
“D&O Indemnified Parties” has the meaning set forth in Section 5.14(a).
“Data Room” means the Intralinks virtual data rooms established by the Company Group Members in connection with the Transactions and to which access has been granted to Buyer and its Representatives for whom Buyer requested such access.
“Deferred Payroll Taxes” means any Payroll Taxes that are (1) deferred prior to the Closing under Section 2302 of the CARES Act or any similar Law and payable following the Closing by any Company Group Member or (2) deferred prior to the Closing under the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued August 8, 2020 or any similar Law and payable following the Closing by any Company Group Member.
“Delaware Certificate of Merger” has the meaning set forth in Section 1.3.
“DGCL” has the meaning set forth in the Recitals.
“DGLD” means DGL Destiladores S. De R. L. De C.V.
“Disputed Amounts” has the meaning set forth in Section 2.4(e).
“Distributor” means any Person who or which purchased or agreed to purchase, or otherwise acquire, products of the Business from any Company Group Member prior to the Closing for distribution to resellers, including distributors, wholesalers, representatives, agents and brokers.

“DOL” has the meaning set forth in Section 3.17(e).
“Domain Names and Social Media Accounts” has the meaning set forth in the definition of “Intellectual Property.”
“Effective Time” has the meaning set forth in Section 1.3.
“Employee Pension Plan” has the meaning set forth in Section 3.18(d).
“Employee Plan” and “Employee Plans” has the meaning set forth in Section 3.18(a).
“Environment” means soil, groundwater, navigable waters, surface water, storm water, wetlands, drinking water, land, surface or subsurface strata, ambient air, indoor air, and all other environmental media or natural resources.
“Environmental Claim” means any Action, Order, citation, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, corrective action, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, human health or safety, or the Environment; or (b) concerning the presence of, Release of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state or foreign analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq.;; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, letter of warning, citation or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, variance, determination, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 3.18(a).
“Escrow Agent” means U.S. Bank National Association, or any successor escrow agent appointed pursuant to the provisions of the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, to be dated the Closing Date, among Buyer, Sellers’ Representative and Escrow Agent, in the form of Exhibit C.
“Estimated Cash Consideration” has the meaning set forth in Section 2.3.
“Estimated Change of Control Payments” means the estimated amount of any Change of Control Payments included on the Estimated Closing Statement.
“Estimated Closing Statement” has the meaning set forth in Section 2.3.
“Estimated Net Closing Cash Adjustment” has the meaning set forth in Section 2.3.
“Estimated Unpaid Transaction Expenses Amount” means the estimated amount of any Unpaid Transaction Expenses Amount included on the Estimated Closing Statement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” means the assets set forth on Schedule 10.2.
“Excluded Entities” means APLUX LLC, a Missouri limited liability company, and Atey Club, LLC, a Missouri limited liability company.
“Exhibit” means any exhibit to this Agreement.
“Expiration Date” has the meanings set forth in Section 8.4.
“Final Adjustment Amount” has the meaning set forth in Section 2.4(h).
“Final Allocation” has the meaning set forth in Section 6.1(i).
“Final Determination” means (a) an Order, which Order has become final with respect to Buyer or Sellers (i.e., all allowable appeals have been exhausted by either party to the action) or (b) a closing agreement binding in respect of Buyer or Sellers or (c) other administrative settlement with or final administrative decision by the relevant Governmental Authority.
“Financial Statements” has the meaning set forth in Section 3.7(a).
“Finished Goods Inventory” means all finished case goods of distilled spirits products, ready-to-drink or premix products and related products used or held for use in the Business.
“FIRPTA Certificate” means a certificate, dated as of the Closing Date, prepared in accordance with Treasury Regulation Section 1.1445-2(b)(2) and that is reasonably acceptable to Buyer, in the form of Exhibit D, certifying that such Seller is not a foreign person.
“FLSA” means the Fair Labor Standards Act of 1938, as amended.
“Fraud” means, with respect to any Person, actual and intentional fraud (for purposes of clarity, not including equitable or constructive fraud or any theory of fraud involving reckless indifference or any similar lesser standard of intent) by such Person (as determined under common law), excluding equitable, reckless, negligent or constructive fraud.
“Funds Flow Statement” means the funds flow statement to be delivered by Sellers’ Representative to Buyer at least five (5) Business Days prior to the Closing Date containing the instructions (including bank wiring instructions) for delivering the amounts to be paid at Closing to the Persons set forth thereon, including (a) any creditors owed a portion of the Assumed Debt Amount to the extent requested by Buyer, (b) any Person to whom any Company Group Member or any Seller owes or will owe any portion of the Estimated Unpaid Transaction Expenses Amount or Estimated Change of Control Payments, (c) the Escrow Agent with respect to the Adjustment Escrow Amount, (d) the PPP Loan Bank with respect to the PPP Loan Escrow Amount, (e) the bank account designated by Sellers’ Representative with respect to the Sellers’ Representative Holdback Amount, and (f) each Sellers’ share of the Initial Merger Consideration, in each case, in the amounts shown thereon, dated as of the Closing Date, in form and substance reasonably acceptable to Buyer.
“GAAP” means accounting principles generally accepted in the U.S., as in effect on the date hereof, consistently applied.
“General Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar Laws affecting creditors’ rights and remedies generally and to general principles of equity, whether asserted in an Action at Law or in equity.
“Governing Body” means the board of directors or managers or equivalent governing body of a Person that is not a natural person, including any committees thereof.
“Government Contract” means (a) any Contract between any Company Group Member, on the one hand, and any Governmental Authority, on the other hand, or (b) any Contract between any Company Group Member, on the one hand, and any Person (including any subcontract or at any tier), on the other hand, pursuant to which, under the terms of the Contract, products or services provided by any Company Group Member are to be delivered or provided to or incorporated in items delivered or provided to a Governmental Authority.
“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal, state, local or foreign court or arbitrator or mediator.
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, products, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or performance of such obligations or to protect such obligee against loss in respect of such Indebtedness or obligations (in whole or in part). The term “Guarantee” used as a verb has a correlative meaning.
“Hazardous Material” means any pollutants, contaminants, hazardous substances, hazardous wastes, hazardous materials, toxic substances, radioactive substances or materials, or any terms of similar import or effect under any Environmental Law and any byproducts or derivatives thereto, or substances or materials for which standards of care are imposed by any Environmental Law, including, without limitation, polychlorinated biphenyls, mold or fungus (but excluding baudoinia compniacensis (commonly known as “whiskey mold” or “whiskey fungus”)), lead-based paint or asbestos containing materials or substances, urea formaldehyde, petroleum or petroleum-based or petroleum-derived substances, and per- and polyfluoroalkyl substances.
“HoldCo” has the meaning set forth in the Preamble.
“HoldCo Stock” means Class A Stock, Class B Stock, Class C Stock and Class D Stock.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Tax imposed upon or measured by net income or gross income (but excluding any Tax based solely on gross receipts).
“Income Tax Return” means any Tax Return with respect to Income Taxes.
“Indebtedness” of any Person means: (a) any Liability of such Person (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with GAAP, but for the avoidance of doubt excluding any effects of ASC 842, (v) for all or any part of the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course and included in the calculation of Closing Working Capital), including the maximum amount of any potential “earnout” or similar payments or any non-compete payments, (vi) the net liability, if any, of such Person or any of its Subsidiaries in respect of interest rate and currency obligation swaps, collars, caps, hedges or similar instruments (whether or not such instruments are terminated or remain outstanding as of the Closing), (vii) for deferred compensation; and (b) any Liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal Liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness of the Company Group Members includes (A) any and all accrued interest, success fees, prepayment premiums, breakage costs, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) that would be payable in connection with the repayment, redemption, defeasance, or satisfaction of such obligations on the Closing Date, (B) cash, book or bank account overdrafts of any Company Group Member and (C) any and all amounts owed by any Company Group Member to any of its Affiliates (other than a Company Group Member). Notwithstanding anything herein to the contrary, Indebtedness shall not include (x) any Liability included in the calculation of Closing Working Capital and (y) the PPP Loan (but only if the PPP Loan is not in default). For the avoidance of doubt, items 1-14 on Schedule 3.20(a)(i) are Indebtedness.
“Indemnified Party” has the meaning set forth in Section 8.3(a)
“Indemnifying Party” has the meaning set forth in Section 8.3(a).
“Initial Merger Consideration” has the meaning set forth in Section 1.6(a)(iv).
“Insurance Policies” has the meaning set forth in Section 3.21.
“Intellectual Property” means any and all of the following, and all rights in, arising out of, or associated therewith, in any jurisdiction throughout the world, whether protected, created or arising under any applicable Law, License or other Contract, or otherwise: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), products, processes, prototypes, mask works, articles of manufacture, compositions of matter, know-how and other things and information, all improvements thereto, and all patent disclosures and patents (including patent applications), including all utility models, provisional applications, continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations, inter partes review proceedings, post grant review proceedings, opposition, nullification, supplemental examination proceedings and extensions thereof; (b) all copyrights, copyrightable subject matter and works of authorship (whether or not embodied in any tangible form, including instruction manuals, schematics, diagrams, drawings, product specifications, laboratory notebooks, samples, studies, summaries, website content, and content uploaded to or posted to social media accounts), and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications and registrations in connection therewith, along with all reversions, extensions and renewals thereof; (c) trade or service marks, logos, trade names, corporate names, including the name of the Company, rights in telephone numbers and trade dress rights, together with all translations, adaptations, derivations and combinations thereof and including the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (d) confidential and proprietary information, including trade secrets and know-how (including ideas, research and development, formulae, algorithms, routines, compositions, engineering processes and techniques, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, Distributor and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all internet domain names and registrations and renewals thereof, all social media accounts, blogs, and similar online Company Group Member presence (“Domain Names and Social Media Accounts”); (f) all Software and web site content; (g) registrations and applications for registration of each of the foregoing and all equivalent, similar or corresponding rights throughout the world; (h) all advertising and promotional materials and product labels; (i) all other intellectual property and other proprietary rights including moral rights, rights of paternity, and rights of integrity, and (j) all copies and tangible embodiments thereof (in whatever form or medium), and all improvements thereon.
“Interim Balance Sheets” has the meaning set forth in Section 3.7(a).
“Interim Financial Statements” has the meaning set forth in Section 3.7(a).
“International Trade Laws” means any U.S. or non-U.S. Law, statute, or other decision or requirement of any Governmental Authority, including any amendments, having the force or effect of Law regarding: (i) trade and economic sanctions, including those administered and enforced by OFAC and the U.S. Department of State; (ii) the regulation of exports, imports, re-exports, transfers, and re-transfers, including the Export Administration Regulations, the International Traffic in Arms Regulations, and customs and import Laws of the United States; and (iii) the regulation of activities or conduct in furtherance of a boycott not sanctioned by the United States, including U.S. anti-boycott Laws.
“IRS” means the Internal Revenue Service.
“Joint and Several Basis” has the meaning set forth in Section 8.2(j).
“Joint Ventures” means Dos Primos Tequila Company, LLC, ALG and DGLD in the aggregate, and references to a “Joint Venture” means Dos Primos Tequila Company, LLC, ALG or DGLD, provided that references to any Joint Venture or such Joint Venture are not exclusive and may include one or more Joint Ventures as the context may require.
“Kansas Certificate of Merger” has the meaning set forth in Section 1.3.
“KGCC” has the meaning set forth in the Recitals.
“KYLH” has the meaning set forth in the Preamble.
“KYLH Group” means KYLH and its Subsidiaries that are Company Group Members.
“Law” means any foreign, federal, state or local law, statute, code, ordinance, regulation, judicial decision, rule, Order or executive Order of a Governmental Authority.
“LBD” means Limestone Branch Distillery, LLC, a Kentucky limited liability company.
“LDL” means Luxco Drinks Limited, a U.K. Company.
“LDLH” has the meaning set forth in the Preamble.
“LDLH Group” means LDLH and its Subsidiaries that are Company Group Members.
“Leased Real Property” has the meaning set forth in Section 3.11(b).
“LFL” means LFL LLC, a Delaware limited liability company.
“LGH” has the meaning set forth in the Preamble.

“LGH Group” means LGH and its Subsidiaries that are Company Group Members.
“LGH Merger” has the meaning set forth in the Recitals.
“LGH S Election” has the meaning set forth in Section 3.23(a).
“Liability” or “Liabilities” means any liabilities, Taxes, adverse claims, Indebtedness, fines and penalties or other obligations, whether accrued, fixed, due or to become due, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, unliquidated or otherwise, regardless of when asserted.
“License” means any license, sublicense or Contract providing for a license or sublicense.
“Liens” means any hypothecation, mortgage, lease, license or other right of possession, deed of trust, encumbrance, Real Property title defect, interference, community property interest, easement, right of way, servitude, equitable interest, lien, option, pledge, security interest, purchase rights, right of first offer or first refusal, tag along right or other restriction of any kind of a similar nature.
“LMX” means LMX, LLC, a Nevada limited liability company.
“London” means Luxco, Inc., a Missouri corporation.
“London Whiskey” means Luxco Whiskey, Inc., a Delaware corporation.
“Loss” or “Losses” has the meaning set forth in Section 8.1(a).
“LRD” means LRD Holdings LLC, a Delaware limited liability company.
“LRDH” has the meaning set forth in the Preamble.
“LRDH Group” means LRDH and its Subsidiaries that are Company Group Members.
“LRDH Merger” has the meaning set forth in the Recitals.
“LRDH S Election” has the meaning set forth in Section 3.23(d).
“Material Adverse Effect” means any event, occurrence, fact, condition or change that has, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on (a) the business, results of operations, condition (financial or otherwise) or assets of the Company Group Members (taken as a whole), or (b) the ability of Sellers, HoldCo or the Companies to consummate the Transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include (either alone or in combination with any other events) any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general, regional, global or national economic or political conditions; (ii) operating, business, regulatory or other conditions generally affecting the industries in which the Company Group Members operate; (iii) any changes in financial or securities markets in general (including, without limitation, changes or developments in prevailing interest rates, credit markets, securities markets, or currency exchange rates); (iv) any act of God (including hurricanes, earthquakes, floods or other natural or man-made disasters), acts of war (whether or not declared), armed hostilities, terrorism, military or police actions, or the escalation or worsening thereof, including any shutdown of any Governmental Authority; (v) any action required or permitted by this Agreement, or the effect of any such actions; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the negotiation, execution, delivery, performance or public announcement, pendency or completion of this Agreement, the Ancillary Agreements or the Transactions (including the failure to obtain any consent or waiver, or deliver any notice required hereunder), or the identity of Buyer; (viii) fluctuations in sales or earnings or failure of the Company Group Members to meet internal or published sales, earnings, budgets, plans, forecasts or other financial or non-financial projections or estimates (provided, any change, event, or development underlying such fluctuation or failure not otherwise excluded in the other exceptions of this definition may be taken into account in determining whether a Material Adverse Effect has occurred); (ix) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any law, regulation, statute, Order, directive, guidelines or recommendations issued by a Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such law, regulation, statute, Order or interpretation thereof following the date of this Agreement (any of such matters as relates to the COVID-19 pandemic, “COVID-19 Measures”); or (x) any actions taken, or failures to take action, in each case, to which Buyer has consented or requested in writing; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) or (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a material and disproportionate effect on the Company Group Members compared to other participants in the industries in which the Company Group Members conduct their businesses.
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” means the Stock Consideration plus the Cash Consideration plus or minus the Net Closing Cash Adjustment, subject to adjustment pursuant to Section 2.4.
“Multiemployer Plan” has the meaning set forth in Section 3.18(o).
“Nasdaq” means the Nasdaq Global Select Market.
“NDC” means Niche Drinks Co., Ltd., a U.K. Company.
“Net Final Adjustment Amount” means the sum of the Final Adjustment Amount with respect to each class of HoldCo Stock.
“New Lease” means a new lease, in the form of Exhibit G, to replace the Indenture of Lease dated as of July 5, 2006 between Kemper-Themis, L.L.C., as landlord, and London, as tenant, as amended to the date hereof.
“Non-Competition Agreements” has the meaning set forth in the Recitals.
“Non-Employee Service Provider” has the meaning set forth in Section 3.17(b).
“Non-US Employee Plan” has the meaning set forth in Section 3.18(a).
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Open Source Software” has the meaning set forth in Section 3.10(j).
“Order” means any order, judgment, injunction, award, decree, ruling, charge, writ, assessment, arbitration award or other requirement of any Governmental Authority.
“Ordinary Course” means the ordinary course of business consistent with past custom and practice, provided, however, that violations of Law, torts, infringement or any failure to comply with Contracts will not be deemed to be within the Ordinary Course.
“Outside Date” means April 22, 2021.
“Owned Real Property” has the meaning set forth in Section 3.11(a).
“Party” and “Parties” have the respective meanings set forth in the Preamble.

“Payoff Letters” has the meaning set forth in Section 1.5(d).
“Payroll Taxes” means any U.S. federal payroll Taxes imposed pursuant to the Federal Insurance Contributions Act or the Federal Unemployment Tax Act or any other similar Taxes.
“Permits” means any License, permit, registration, product registration, approval, certificate, authorization, certificate of occupancy, authority, qualification or similar document or authority that has been issued or granted by any Person, or any franchise of or from any Governmental Authority or from an accreditation organization that is required by Law or by Contract for the operation of any, as the context requires, (a) Company Group Member or the Business, or (b) Buyer Group Member or their business.
“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens imposed by applicable Law and incurred in the Ordinary Course for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, repairmen, materialmen and the like (including liens for labor, materials or supplies provided with respect to the Real Property), (c) zoning ordinances, building codes and other land use Laws regulating the use or occupancy of any Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property and which are not violated by the current use or occupancy of any Real Property or the operation of any Company Group Member or Joint Venture or the business thereon, (d) easements, covenants, conditions, restrictions and other similar matters affecting title to any Real Property which (i) do not materially detract from the value of or materially impair the use or occupancy of such Real Property or the operation of the business of any Company Group Member or Joint Venture and (ii) are not violated by the current use or occupancy of any Real Property or the operation of any Company Group Member or Joint Venture or the business thereon, (e) Liens incurred or pledges or deposits made in the Ordinary Course in connection with workers’ compensation, unemployment insurance and other types of social security, retirement or similar Laws, (f) Liens encumbering deposits made to secure obligations arising from statutory or regulatory requirements, (g) Liens arising under conditional sales Contracts and equipment leases with third parties entered into in the Ordinary Course and (h) those Liens set forth on Schedule 10.1.
“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust, Governmental Authority or other entity.
“Post-Closing Tax Period” means a Tax period other than a Pre-Closing Tax Period.
“PPP Loan” means the loan received by London and guaranteed by the SBA under the Paycheck Protection Program pursuant to Section 1102 of the CARES Act and any administrative or other guidance published with respect thereto by any Governmental Authority.
“PPP Loan Audit” has the meaning set forth in Section 5.20.
“PPP Loan Bank” means BMO Harris Bank National Association.
“PPP Loan Escrow Agreement” means the Security Agreement Re: Deposit Account, dated as of the Closing Date, by and among Sellers’ Representative, London and the PPP Loan Bank, in a form of Exhibit H.
“PPP Loan Escrow Amount” $3,422,200, less any principal amount of the PPP Loan that has been forgiven by the SBA or repaid by London, together with accrued interest through the maturity date for the PPP Loan.
“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date, including, for the avoidance of doubt, with respect to any Straddle Period, the portion of such Straddle Period through and including the Closing Date.
“Proceeding” has the meaning set forth in Section 11.8.

“Product” has the meaning set forth in Section 3.16(d).
“Protected Communication” means, at any time prior to the Closing, any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among any of the Company Group Members, the Sellers or any of their respective Affiliates, equity holders, directors, officers, employees, agents or advisors, on the one hand, and any of their attorneys, on the other hand, that relate to or were made in connection with this Agreement, the negotiations leading to this Agreement, or any of the Transactions or any other potential sale or transfer of control transaction involving the Company Group Members and relating to the sale process resulting in this Agreement.
“Raw Materials Inventory” has the meaning set forth in Section 3.16(b).
“Real Property” means any and all real property and Real Property Improvements, and all right, title, and interests in real property, owned, held, used or leased by any Company Group Member, including the Leased Real Property, and any other real property leaseholds and subleaseholds, purchase options, easements, Licenses, rights to access and rights of way and any other real property otherwise owned, occupied or used by any Company Group Member or used in or necessary to the operation or conduct of the Business, as well as all rights, privileges, easements, and rights of way appurtenant to said Real Property, including all mineral, oil and gas, and other subsurface rights, development rights, air rights, and water rights.
“Real Property Improvements” means all improvements and fixtures located on the Real Property, including: (i) all structures affixed to the Real Property; (ii) all apparatus, equipment, and appliances used in connection with the operation or occupancy of the Real Property; and (iii) all facilities used to provide any services to the Real Property and/or the structures affixed thereto.
“Real Property Leases” has the meaning set forth in Section 3.11(b).
“Registration Rights Agreement” means a Registration Rights Agreement reasonably acceptable to Buyer and Sellers, to be dated the Closing Date between Buyer and Sellers and having the terms set forth on Exhibit K.
“Related Party” or “Related Parties” have the meaning set forth in Section 3.25.
“Release” means any spilling, leaking, pumping, pouring, emitting, migrating, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material) or that exposes a Person to a Hazardous Material.
“Released Parties” has the meaning set forth in Section 5.8(a).
“Relevant Assumed Debt Amount” means (i) with respect to Class A Stock, the Class A Assumed Debt Amount, (ii) with respect to Class B Stock, the Class B Assumed Debt Amount, (iii) with respect to Class C Stock, the Class C Assumed Debt Amount, and (iv) with respect to Class D Stock, the Class D Assumed Debt Amount.
“Releasor” has the meanings set forth in Section 5.8(a).
“Relevant Final Adjustment Amount” means (i) with respect to Class A Stock, the Final Adjustment Amount with respect to Class A Stock, (ii) with respect to Class B Stock, the Final Adjustment Amount with respect to Class B Stock, (iii) with respect to Class C Stock, the Final Adjustment Amount with respect to Class C Stock, and (iv) with respect to Class D Stock, the Final Adjustment Amount with respect to Class D Stock.
“Relevant Net Closing Cash Adjustment” means (i) with respect to Class A Stock, the Class A Net Closing Cash Adjustment, (ii) with respect to Class B Stock, the Class B Net Closing Cash Adjustment, (iii) with respect to Class C Stock, the Class C Net Closing Cash Adjustment, and (iv) with respect to Class D Stock, the Class D Net Closing Cash Adjustment.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Required Financial Statements” means (i) the audited combined balance sheets of the Company Group Members as of December 31, 2020 and December 2019 and the related audited combined statements of income, comprehensive income, stockholders’ equity and cash flows for the fiscal years then ended, together with the notes thereto, and the other financial information included therewith and (ii) the unaudited combined balance sheets and the related statements of income, comprehensive income, stockholders’ equity and cash flows of the Company Group Members for the most recently completed subsequent interim period and the corresponding prior year interim period, together with the notes thereto, and the other financial information included therewith. The Required Financial Statements shall be prepared inclusive of intercompany eliminations.
“Resolution Period” has the meaning set forth in Section 2.4(d).
“Restricted Cash” means any Cash and Cash Equivalents that are subject to restrictions or limitations on use or distribution or otherwise restricted for a particular use, purpose, or event and not available for general corporate use.
“Run-Off Period” has the meaning set forth in Section 5.14(c).
“RWI Insurer” means AXA-XL and related excess policy issued by QBE.
“RWI Policy” means that certain buyer-side transaction representation and warranty policy, together with the binder of insurance associated therewith, underwritten by the RWI Insurer, with coverage incepting as of the date of this Agreement, in the form attached hereto as Exhibit A.
“SBA” means the U.S. Small Business Administration.
“Schedule” means any schedule to this Agreement.
“SEC” has the meaning set forth in Section 4.9.
“Securities Act” has the meaning set forth in the Securities Act of 1933, as amended.
“Seller” and “Sellers” have the meanings set forth in the Preamble.
“Seller Allocation Notice” has the meaning set forth in Section 6.1(i).
“Seller Approval” has the meaning set forth in Section 3.3(a).
“Seller Indemnified Party” has the meaning set forth in Section 8.1(b).
“Seller Joinder Agreement” has the meaning set forth in the Preamble.
“Seller Prepared Returns” has the meaning set forth in Section 6.1(d).
“Sellers’ Knowledge” (or comparable terms) means the current actual knowledge of Donn S. Lux and David Bratcher.
“Sellers’ Representative” has the meaning set forth in the Preamble.
“Sellers’ Representative Expenses” has the meaning set forth in Section 5.9(b).
“Sellers’ Representative Holdback Amount” means $500,000.

“Shareholders Agreement” means the Shareholders Agreement to be dated the Closing Date between Buyer, Karen Seaberg, Lori Mingus and Sellers, in the form of Exhibit F.
“Significant Distributors” has the meaning set forth in Section 3.24(a).
“Significant Suppliers” has the meaning set forth in Section 3.24(b).
“Software” means all computer software, programs and code, including assemblers, applets, compilers, source code, object code, executable code, mark up or similar language, net lists, development tools, design tools, user interfaces and data, databases in any form or format, however fixed, and all related documentation and configuration thereof.
“Solvent” means, with respect to any Person, that such Person, and its subsidiaries, collectively are able to pay their debts as such debts become due, have capital sufficient to carry out their business as now contemplated, and own property having a value both at fair market valuation and at fair saleable value in the Ordinary Course greater than the amount required to pay their Indebtedness and other obligations as the same mature and become due.
“Specified Contracts” has the meaning set forth in Section 3.20(a).
“Statement of Objections” has the meaning set forth in Section 2.4(d).
“Stock Consideration” means the Class A Stock Consideration and the Class B Stock Consideration.
“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.
“Straddle Tax Return” means any Tax Return with respect to a Straddle Period.
“Subsidiary” means any Person of which more than 50% of the outstanding shares of capital stock or other equity securities or interests having ordinary voting power for the election of directors or comparable managers of such Person are at the time owned, directly or indirectly, by any Company Group Member, whether or not at the time the shares of any other class or classes or other equity interests of such Person have or might have voting power by reason of the happening of any contingency.
“Subsidiary Mergers” has the meaning set forth in the Recitals.
“Superior Proposal” has the meaning set forth in Section 5.3(b).
“Supplier Product” has the meaning set forth in Section 3.16(d).
“Surviving Corporation” has the meaning set forth in the Recitals.
“Tangible Personal Property” means all fixed assets and other tangible personal property, including all furniture, furnishings, fixtures, machinery, vehicles, equipment (including process equipment and electrical equipment), computer hardware, supplies, construction in progress, spare parts and tools.
“Tax” means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, production (including TTB), transfer, franchise, profits, License, withholding, payroll, employment, unemployment contributions, excise, severance, stamp, occupation, premium, personal property, real property, environmental or windfall profit tax, custom, tariff, duty or other tax, governmental fee or other like governmental charge or assessment, as well as any Liabilities under any state abandonment or unclaimed property, escheat or similar Laws, together with any interest, penalty, or addition to tax, whether disputed or not, (b) any Liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, and (c) any Liability for the payment of any amounts of the foregoing types as a result of being a transferee or successor under applicable Law.
“Tax Return” means any return, declaration, report, information return or other document (including schedules or attachments thereto) filed or required to be filed with any Governmental Authority, including any return, attachment or schedule of an affiliated, consolidated, combined or unitary group, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax, and shall include all information returns (and any related payee statements) required to be provided in connection with any Tax Laws.
“Taxing Authority” means any Governmental Authority responsible for the administration, collection or imposition of any Tax.
“Third-party Claim” has the meaning set forth in Section 8.3(b).
“Transaction Expenses” means, (a) with respect to the applicable Company Group Members, without duplication, all of the fees and expenses incurred by or on behalf of such Company Group Members at or prior to the Closing, and the Allocable Portion of the fees and expenses incurred by or on behalf of Sellers, in connection with the negotiation, documentation and consummation of the Transactions, including any portion of the fees and expenses for obtaining the Required Financial Statements payable by Sellers under Section 5.11, 50% of any filing fees under the HSR Act and any other Antitrust Laws, 50% of the costs of the insurance “tail coverage” required under Section 5.14(c), and all such broker fees and expenses or such legal, accounting, Tax and investment banking fees and expenses, whether such costs, fees and expenses are payable prior to, at or after the Closing (including any amounts payable in connection with any release of funds from escrow to Sellers); and (b) any obligations of the applicable Company Group Members to indemnify, reimburse or advance expenses to outside professionals (including investment bankers, advisors, accountants and consultants) retained by or on behalf of the applicable Company Group Members or Sellers in connection with the negotiation, documentation and consummation of the Transactions.
“Transactions” means the transactions contemplated by this Agreement or by any Ancillary Agreement, including the Contribution, the Merger and the Subsidiary Mergers.
“Transfer Taxes” has the meaning set forth in Section 6.1(c).
“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.
“TTB” means the Alcohol and Tobacco Tax and Trade Bureau, United States Department of Treasury.
“U.S.” means the United States of America.
“Union” has the meaning set forth in Section 3.17(c).
“Unpaid Transaction Expenses Amount” means, with respect to the applicable Company Group Members, without duplication, Transaction Expenses payable by or on behalf of such Company Group Members at the Closing or thereafter.
“Unsellable Inventory” has the meaning set forth in Section 3.16(a).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and mass employment losses.

Article XI
MISCELLANEOUS

11.1.    Assignment.
Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party without the prior written consent of Buyer and Sellers’ Representative.
11.2.    Headings.
The headings contained in this Agreement are included for purposes of convenience only and do not affect the meaning or interpretation of this Agreement.
11.3.    Integration, Modification and Waiver.
This Agreement, together with the Exhibits and Schedules delivered hereunder and (when executed) the Ancillary Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior understandings of the Parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by Buyer and Sellers’ Representative acting on behalf of Sellers. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.
11.4.    Construction.
The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Unless the context clearly indicates otherwise: (a) each definition herein includes the singular and the plural, (b) each reference herein to any gender includes the masculine, feminine and neuter where appropriate, (c) the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (d) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement, (e) each reference in this Agreement to a particular Article, Section, Exhibit or Schedule means an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless another agreement is specified, (f) unless otherwise specified, a reference to a Law includes any regulation or rule promulgated under the Law and any binding interpretation of the Law, regulation, or rule, (g) unless otherwise specified, any definition of or reference to any agreement, instrument, document, Law, rule or regulation herein shall be construed as referring to such agreement, instrument, document, Law, rule or regulation as it may from time to time be amended, supplemented, modified or superseded, provided that to the extent that any such agreement, instrument or other document is an agreement, instrument or other document required to be disclosed by the Company hereunder, any such amendment, supplement or modification must also be disclosed and subject to the terms of this Agreement, (h) the word “or” when used in this Agreement is disjunctive but not necessarily exclusive, (i) any accounting term not defined herein shall have the meaning ascribed to it under GAAP, (j) all references to “$” or “Dollars” shall mean U.S. Dollars, and (k) whenever this Agreement provides that any document or other information has been delivered or made available or provided to Buyer, such statements mean that the relevant document or other information has been included in the Data Room as reflected on the compact discs or USB drives delivered pursuant to Section 5.12.
11.5.    Severability.
If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such Party or circumstance, the application of such provision to other Parties or circumstances, and the application of the remainder of this Agreement shall not be affected thereby.

11.6.    Notices.
All notices and other communications required or permitted under this Agreement must be in writing and shall be deemed to have been duly given and delivered (a) when delivered in person, (b) when sent by facsimile or electronic mail transmission (with confirmation of transmission), (c) one Business Day after having been dispatched by a nationally recognized overnight courier service or (d) upon tender by the U.S. Post Office after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate Party. Such communication must be sent to the respective Parties at the following addresses or facsimile numbers:
If to Sellers’ Representative, Sellers or, prior to the Closing, HoldCo or the Companies:
Prior to Closing:

Luxco
1000 Clark Avenue, 2nd Floor
St. Louis, MO 63102
Attn: Donn S. Lux
Email: **********

Following Closing:

Donn S. Lux
************
*************
Email: *********

with a copy to (which will not constitute notice):
Bryan Cave Leighton Paisner LLP
211 N. Broadway, Suite 3600
St. Louis, MO 63130
Attention: Stephanie M. Hosler
     Michael A. Schwartz
Email: smhosler@bclplaw.com
michael.schwartz@bclplaw.com

If to Buyer:
MGP Ingredients, Inc.
100 Commercial Street, P.O. Box 130
Atchison, KS 66002
Attention: General Counsel
Email: *************

with a copy to (which will not constitute notice):
Stinson LLP
1201 Walnut Street, Suite 2900
Kansas City, MO 64106
Attention: Patrick Respeliers
Facsimile No.: 816.412.8174

Email: patrick.respeliers@stinson.com

Any notice duly given by Buyer to Sellers’ Representative in accordance with this Section 11.6 will be deemed notice duly given and delivered to any and all Sellers. Any Party may change its address, electronic mail address or facsimile number for the purposes of this Section 11.6 by giving notice to the other Parties as provided in this Agreement.
11.7.    Governing Law.
All matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the Ancillary Agreements or the Transactions (including any claim or cause or action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware; provided, however, that with respect to the approval and consummation of the Merger only, such consummation of the Merger shall be governed by and construed in accordance with the domestic Laws of the States of Delaware and Kansas, to the extent applicable, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware, the State of Kansas or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware or the State of Kansas, as applicable.
11.8.    Jurisdiction and Venue.
Any Action relating to, arising out of, or based upon this Agreement, the Ancillary Agreements, or the Transactions contemplated hereby or thereby including, without limitation, any breach hereof or thereof (each, a “Proceeding”), shall be brought or otherwise commenced in the state courts of the State of Kansas located in Johnson County, Kansas (and if jurisdiction in the applicable Kansas court shall be unavailable, the federal courts of the U.S. sitting in Kansas), and each Party irrevocably and unconditionally, for itself and its property, hereby submits to the exclusive jurisdiction of such court in connection with any such Proceeding. Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (a) any objection which it may now or hereafter have to the laying of venue of any such Proceeding in such court and (b) the defense that any Proceeding brought in such court has been brought in an inconvenient forum. Service of process, summons, notice, or other document by mail to such Party’s address set forth herein shall be effective service of process in any such Proceeding brought under this Section 11.8.
11.9.    Waiver of Jury Trial.
EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HEREBY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER.

11.10.    No Third Party Beneficiaries.
Except for the rights and remedies available to any Buyer Indemnified Party or Seller Indemnified Party pursuant to Section 5.14 and Article VIII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties and such respective successors and permitted assigns, any legal or equitable right or remedy of any nature whatsoever hereunder.
11.11.    Specific Performance and Other Equitable Relief.
Each Party acknowledges and agrees that the subject matter of this Agreement, including the assets and properties of the Company Group Members and the Business, is unique, that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise were breached, and that the remedies at Law would not be adequate to compensate such other Parties not in default or in breach. Accordingly, the Parties agree that, in addition to any other remedies to which a Party may be entitled at Law or in equity, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond or other security in connection with such remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.
11.12.    Disclosure Schedules.
The information contained in a Schedule to Article III or Article IV with respect to the representations and warranties in a particular section of Article III or Article IV, as applicable, will be deemed to qualify the corresponding representations and warranties and shall apply to the applicable representations and warranties in other sections contained in Article III or Article IV, as applicable, to the extent that the relation between such scheduled information and a particular representation or warranty is reasonably apparent on its face. The Schedules to Article III or Article IV, as applicable, may include certain information that is not required to be disclosed or does not meet the minimum standards of materiality requiring disclosure, and the inclusion of such information does not constitute an acknowledgment of Sellers or Buyer, as applicable, that such information is required to be disclosed or that it is material. The information contained in this Agreement and in the Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party hereto to any Person who is not a Party hereto or an intended third-party beneficiary hereof of any matter whatsoever (including any violation of Law or breach of Contract). Nothing in the Schedules shall be deemed to broaden the scope of any representation or warranty contained in this Agreement or create any covenant.
11.13.    Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures transmitted by facsimile or electronic mail shall be deemed originals for purposes of this Agreement.
11.14.    Currency and Exchange Rates.
Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars and all payments hereunder shall be made in U.S. dollars. In the event that there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement (including the calculation of the Closing Working Capital, the Cash Amount, the Assumed Debt Amount and Unpaid Transaction Expenses Amount), except as otherwise required by applicable Law (in which case, the exchange rate shall be determined in accordance with such Law), the exchange rate shall be that published on Oanda.com as of 9:00 a.m. Central time on the date (or, if no such exchange rate is published on Oanda.com on such date, the first date thereafter on which such exchange rate is published on Oanda.com) that is: (a) three (3)

Business Days prior to the date on which any obligation is paid; (b) in respect of the Estimated Closing Statement to be delivered pursuant to Section 2.3, 1 Business Day prior to the date that the Estimated Closing Statement is delivered to Buyer; or (c) in respect of the Closing Statement, the Adjustment Amount and the Final Adjustment Amount, the Closing Date.
11.15.    Retention of Advisors.
In any dispute or proceeding arising under or in connection with this Agreement following the Closing, Sellers shall have the right, at their election, to retain Bryan Cave Leighton Paisner LLP to represent them in such matter, even if such representation shall be adverse to Buyer or any of its Affiliates.  Buyer, for itself and its Affiliates, successors and assigns, hereby (a) irrevocably consent to any such representation in any such matter and (b) irrevocably waive any actual or potential conflict arising from any such representation as a result of: (i) any adversity between the interests of Sellers on the one hand, and Buyer and the Company Group Members on the other hand, in any such matter or (ii) any communication between Bryan Cave Leighton Paisner LLP and the Company Group Members, its Affiliates or employees, whether privileged or not, or any other information known to such counsel, by reason of such counsel’s representation of the Company Group Members prior to Closing.
11.16.    Protected Communication.
The Parties agree that, immediately prior to the Closing, without the need for any further action (a) all right, title and interest of the Company Group Members in and to all Protected Communications shall thereupon transfer to and be vested solely in Sellers’ Representative and his successors in interest, and (b) any and all protections from disclosure, including, but not limited to, attorney-client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by the Company Group Members shall thereupon be vested exclusively in Sellers’ Representative and his successors in interest and shall be exercised or waived solely as directed by Sellers’ Representative and his successors in interest.  None of the Company Group Members, Buyer, or any Person acting on any of their behalf shall, without the prior written consent of Sellers’ Representative and his successors in interest, assert or waive or attempt to assert or waive any such protection against disclosure, including, but not limited to, the attorney-client privilege or work product protection, provided, however, the foregoing shall neither prohibit Buyer from seeking proper discovery of such documents nor Sellers’ Representative from asserting that such documents are protected from disclosure and thus not discoverable.
11.17.    No Waiver of Privilege, Protection from Disclosure or Use.
The Parties understand and agree that nothing in this Agreement, including the foregoing provisions regarding the assertions of protection from disclosure and use, privilege and conflicts of interest, shall be deemed to be a waiver of any applicable attorney-client privilege or other protection from disclosure or use.  Each of the Parties understands and agrees that it has undertaken reasonable efforts to prevent the disclosure of Protected Communications.  Notwithstanding those efforts, the Parties understand and agree that the consummation of the Transactions could result in the inadvertent disclosure of information that may be confidential, eligible to be subject to a claim of privilege, or otherwise protected from disclosure.  The Parties further understand and agree that any disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, including, but not limited to, with respect to information involving or concerning the same subject matter as the disclosed information.  The Parties agree to use reasonable efforts to return any inadvertently disclosed information to the disclosing party immediately upon becoming aware of its existence.  The Parties further agree that promptly after the return of any inadvertently disclosed information, the party returning such information shall destroy any and all copies, summaries, descriptions and/or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions or notes.
11.18.    Non-Recourse.

Claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as Parties to this Agreement, but including any grantor or beneficiary of any Seller to the extent that such grantor or beneficiary receives a distribution from such Seller (“Contracting Parties”). No Person who is not a Contracting Party, including without limitation any director, officer, employee, incorporator, member, partner, manager, unitholder, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, man-ager, unitholder, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Buyer has caused its duly authorized representative to execute this Agreement effective as of the day and year first above written.
MGP INGREDIENTS, INC.,
a Kansas corporation

By: /s/ David J. Colo
Name: David J. Colo
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, HoldCo and each of the Companies has caused its duly authorized representative to execute this Agreement effective as of the day and year first above written.
LONDON HOLDCO, INC.,
a Delaware corporation
By: /s/ Donn S. Lux
Name: Donn S. Lux
Title: President

LUXCO GROUP HOLDINGS, INC.,
a Delaware limited liability company
By: /s/ Donn S. Lux
Name: Donn S. Lux
Title: Chief Executive Officer and Chairman of the Board

LRD HOLDINGS LLC,
a Delaware limited liability company
By: /s/ Donn S. Lux
Name: Donn S. Lux
Title: Manager

LDL HOLDINGS DE, LLC,
a Delaware limited liability company
By: /s/ Donn S. Lux
Name: Donn S. Lux
Title: Manager

KY LIMESTONE HOLDINGS LLC
a Delaware limited liability company
By: /s/ David Bratcher
Name: David Bratcher
Title: Manager

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Sellers’ Representative has executed this Agreement effective as of the day and year first above written.

/s/ Donn S. Lux
Donn S. Lux, individually and in his capacity as Sellers’ Representative

EXHIBIT A
RWI Policy
[Intentionally omitted]

EXHIBIT B
Calculation of Closing Working Capital
[Intentionally omitted]

EXHIBIT C
Form of Escrow Agreement
[Intentionally omitted]

EXHIBIT D-1
Form of FIRPTA Certificate (Non-Grantor Trust)
[Intentionally omitted]

EXHIBIT D-2
Form of FIRPTA Certificate (Grantor Trust)
[Intentionally omitted]

EXHIBIT E
Form of Non-Competition Agreement
[Intentionally omitted]

EXHIBIT F
Form of Shareholders Agreement
[Intentionally omitted]

EXHIBIT G
Form of New Lease for Bottling Facility
[Intentionally omitted]

EXHIBIT H
Form of PPP Loan Escrow Agreement
[Intentionally omitted]

EXHIBIT I-1
Form of Kansas Certificate of Merger
[Intentionally omitted]

EXHIBIT I-2
Form of Delaware Certificate of Merger
[Intentionally omitted]

EXHIBIT J
Form of Seller Joinder Agreement
[Intentionally omitted]

EXHIBIT K
Registration Rights Term Sheet
[Intentionally omitted]

EXHIBIT L
Form of Documentation Related to Transfer of Excluded Assets
[Intentionally omitted]